Exhibit 10.1

Execution Version

May 26, 2020

Tuesday Morning, Inc.

6250 LBJ Freeway

Dallas, Texas 75240

Attention: Steven R. Becker

Email: sbecker@tuesdaymorning.com

Re: Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of August 18, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified prior to giving effect to the DIP Facility (as defined below), the “Credit Agreement”), among Tuesday Morning, Inc., a Delaware corporation (the “Borrower” or “you”), Tuesday Morning Corporation, a Delaware corporation (“Parent”), TMI Holdings, Inc., a Delaware corporation (“Intermediate Holdings” and together with Parent, “Holdings”), the other Guarantors, the lenders party thereto (the “Lenders” or “we”) and JPMorgan Chase Bank, N.A. (“JPM”), as administrative agent and collateral agent for itself and the Lenders (in such capacities, the “Agent”). Unless specifically defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in that the Credit Agreement.

You have requested that the Lenders commit to provide the entire principal amount of a superpriority secured debtor-in-possession revolving credit facility in an aggregate amount of up to $100,000,000 (the “DIP Facility”). The Lenders are pleased to advise you of their respective commitments to provide the entire amount of the DIP Facility on a pro rata basis for each Lender equal to their respective percentage of Revolver Commitments under the Credit Agreement as of the date hereof and upon the terms and subject to the conditions set forth or referred to in this commitment letter (the “Commitment Letter”) and in the Interim Order attached hereto as Annex A (the “Interim Order”).

1.	Information

You agree to promptly prepare and provide to the Lenders all information with respect to the Borrower and the transactions contemplated hereby (the “Transactions”), including all financial information and projections (the “Projections”). You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to the Lenders by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to the Lenders by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. If, at any time prior to the termination of this Commitment Letter, any of the representations and warranties in the preceding sentence would not be accurate and complete in any material respect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you agree to promptly supplement the Information and/or Projections so that the representations and warranties contained in this paragraph remain accurate and complete in all material respects under those circumstances. You understand that the Lenders may use and rely on the Information and Projections without independent verification thereof.

2.	Conditions

The Lender’s respective commitments hereunder are subject to:

a.	the Agent’s receipt of counterparts of this Commitment Letter duly executed by the Agent, the Borrower and the Lenders;

b.	the Borrower having made a prepayment of the Revolver Loans in the principal amount equal to $32,225,748.89, such that, on the date hereof, the Borrower shall have cash on its balance sheet of no greater than $5,000,000;

c.	the negotiation, execution and delivery of definitive documentation relating to the DIP Facility consistent with the Interim Order and, with respect to terms not specifically addressed in the Interim Order, otherwise reasonably satisfactory to the Agent and its counsel;

d.	the entry of an interim order approving the DIP Facility by the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) in the form of the Interim Order; and

e.	your compliance with the terms of this Commitment Letter and the Interim Order and the other conditions set forth or referred to in the Interim Order.

The terms and conditions of the Lenders’ commitment hereunder are limited to those set forth herein and in the Interim Order. Those matters that are not covered by the provisions hereof and of the Interim Order are subject to the approval and agreement of the Agent, the Lenders and the Borrower.

3.	Indemnity

You agree (a) to indemnify and hold harmless the Lenders and their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages, liabilities and related expenses to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the DIP Facility, the use of the proceeds thereof, the Interim Order, or any related transaction or any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing (including in relation to enforcing the terms of this paragraph) (each, a “Proceeding”), regardless of whether any indemnified person is a party thereto or whether such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise or result from the willful misconduct or gross negligence of such indemnified person and (b) to reimburse the Lenders and their affiliates on demand for all out-of-pocket expenses (including due diligence expenses, consultant's fees and expenses (if any), travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the DIP Facility and any related documentation (including this Commitment Letter, the Interim Order, and the definitive documentation relating to the DIP Facility) or the administration, amendment, modification or waiver thereof. You also agree that no indemnified person shall have any liability to you for any special, indirect, consequential or punitive damages. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including an electronic platform or otherwise via the internet, or for any special, indirect, consequential or punitive damages in connection with the DIP Facility or in connection with its activities related to the DIP Facility, and you agree, to the extent permitted by applicable law, to not assert any claims against any indemnified person with respect to the foregoing.

You shall not, without the prior written consent of an indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such indemnified person unless (a) such settlement includes an unconditional release of such indemnified person in form and substance reasonably satisfactory to such indemnified person from all liability on claims that are the subject matter of such Proceedings and (b) does not include any statement as to, or any admission of, fault, culpability or a failure to act by or on behalf of any indemnified person or any injunctive relief or other non-monetary remedy. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Lenders and the other indemnified persons.

4.	Affiliate Activities, Sharing of Information, Absence of Fiduciary Relationships

The Lenders may employ the services of their respective affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits, and be subject to the obligations, of the Lenders hereunder. The Lenders shall be responsible for their respective affiliates’ failure to comply with such obligations under this Commitment Letter.

You acknowledge that the Lenders and any of their respective affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the Transactions and otherwise. Neither the Lenders nor any of their respective affiliates will use confidential information obtained from you by virtue of the Transactions or their other relationships with you in connection with the performance by the Lenders or any of their respective affiliates of services for other companies, and neither the Lenders nor any of their respective affiliates will furnish any such information to other companies. You also acknowledge that the Lenders and their respective affiliates have no obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained from other companies.

You agree that the Lenders and their respective affiliates will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and their respective affiliates and you and your respective equity holders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter are arm’s-length commercial transactions between the Lenders and, if applicable, their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction the Lenders and, if applicable, their respective affiliates, are acting solely as a principal and have not been, are not and will not be acting as advisors, agents or fiduciaries of you, your management, equity holders, creditors, affiliates or any other person and (iii) the Lenders and, if applicable, their respective affiliates, have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Lenders or any of their respective affiliates has advised or is currently advising you or your affiliates on other matters) except the obligations expressly set forth in this Commitment Letter. You further acknowledge and agree that (i) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto, (ii) you are capable of evaluating and understand and accept the terms, risks and conditions of the transactions contemplated hereby, and the Lenders shall have no responsibility or liability to you with respect thereto, and (iii) the Lenders are not advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and you shall consult with your own advisors concerning such matters and you shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby. Any review by the Lenders of the Borrower, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Lenders and shall not be on behalf of the Borrower. The Borrower agrees that it will not assert any claim against the Lenders based on an alleged breach of fiduciary duty by the applicable Lender in connection with this Commitment Letter and the transactions contemplated hereby.

You further acknowledge that the Lenders and their respective affiliates are full service securities or banking firms engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, the Lenders and their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and other companies with which you may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Lenders, any of their respective affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

5.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter or the Interim Order nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors (other than commercial lenders) who are directly involved in the consideration of this matter and for whom you shall be responsible for any breach by any one of them of this confidentiality undertaking or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided that, the foregoing restrictions shall cease to apply after this Commitment Letter has been accepted by you. Officers, directors, employees and agents of the Lenders and their respective affiliates shall at all times have the right to share amongst themselves information received from you and your affiliates and your officers, directors, employees and agents.

6.	Miscellaneous

This Commitment Letter shall not be assignable by you without the prior written consent of the Lenders (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Interim Order set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. The Borrower consents to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING BROUGHT BY OR ON BEHALF OF ANY PARTY ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE INTERIM ORDER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND (B) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LEGAL PROCEEDING IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK.

The reimbursement, indemnification and confidentiality provisions contained herein and in the Interim Order shall remain in full force and effect regardless of whether definitive documentation relating to the DIP Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Lender’s respective commitments hereunder; provided that your obligations under this Commitment Letter shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the DIP Facility upon the effectiveness thereof, and thereafter such provisions in this Commitment Letter shall have no further force and effect.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You hereby authorize the Lenders, at their own expense, but without any prior approval by you, to publish such tombstones and give such other publicity to the DIP Facility as it may from time to time determine in their respective discretion. The foregoing authorization shall remain in effect unless the Borrower notifies the Lenders in writing that such authorization is revoked.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Interim Order by returning to us executed counterparts hereof not later than 5:00 p.m., Central time, on Tuesday, May 26, 2020. The Lender’s respective commitments and agreements herein will expire at such time in the event the Agent has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the Interim Order supersede any and all prior versions hereof and thereof.

The Lender’s respective commitments hereunder (a) may be terminated at any time by the Borrower, with or without cause, effective upon receipt by Agent of notice to that effect from the Borrower, and (b) will otherwise terminate on Friday, May 29, 2020, in each case, unless the closing of the DIP Facility and the entry of the Interim Order, in each case, on the terms and subject to the conditions contained herein and in the applicable definitive documentation relating to the DIP Facility and the Interim Order, has been consummated on or before such date.

The Lenders are pleased to have been given the opportunity to assist you in connection with this important financing.

[Signature Pages Follow]

Very truly yours,

JPMORGAN CHASE BANK, N.A., as the Agent and Lender

By:	/s/ Jon Eckhouse
Name: Jon Eckhouse
Title: Authorized Officer

[Signature Page to ABL Commitment Letter – Tuesday Morning]

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Jai Alexander
Name: Jai Alexander
Title: Director

[Signature Page to ABL Commitment Letter – Tuesday Morning]

BANK OF AMERICA, N.A., as Lender

By:	/s/ Andrew Cerussi
Name: Andrew Cerussi
Title: Senior Vice President

[Signature Page to ABL Commitment Letter – Tuesday Morning]

Accepted and agreed to as of

the date first written above by:

BORROWER:

TUESDAY MORNING, INC.

By:	/s/ Steven R. Becker
Name:	Steven R. Becker
Title:	Chief Executive Officer and President

[Signature Page to ABL Commitment Letter – Tuesday Morning]

ANNEX A

INTERIM ORDER

[See Attached]

EXHIBIT 1

FORM OF DIP ABL CREDIT AGREEMENT

Exhibit 1

Senior Secured Super Priority

Debtor-In-Possession Credit Agreement

dated as of [_____], 2020,

among

TUESDAY MORNING CORPORATION,
as Holdings,

TUESDAY MORNING, INC.,
as Borrower,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, [Sole Lead Arranger and Sole Bookrunner]1

and

WELLS FARGO BANK, N.A.,
as Syndication Agent

1 [NTD: Titles TBD.]

i

EXHIBITS; SCHEDULES; ANNEX

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Administrative Questionnaire
Exhibit C-1	Form of CBFR Borrowing Request
Exhibit C-2	Form of Eurodollar Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	Joinder Agreement
Exhibit F	Form of Compliance Certificate
Exhibit G-1	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-2	Form of U.S. Tax Compliance Certificate (Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-3	Form of U.S. Tax Compliance Certificate (Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G-4	Form of U.S. Tax Compliance Certificate (Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H	Form of Borrowing Base Certificate

Schedule 1.01(a)	Bank Product Debt
Schedule 2.01	Revolver Commitments
Schedule 2.04(a)	Existing Letters of Credit
Schedule 3.07	Properties and Intellectual Property
Schedule 3.08	Capitalization and Subsidiaries
Schedule 3.20	Insurance
Schedule 3.26	Material Agreements
Schedule 5.12	Deposit, Securities, Commodities and Excluded Accounts
Schedule 5.15	Case Milestones
Schedule 6.01	Indebtedness
Schedule 6.02	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates

ANNEX A	Approved Budget

v

This Senior Secured Super Priority Debtor-In-Possession Credit Agreement dated as of [____], 2020 (this “Agreement”), among TUESDAY MORNING, INC., a Texas corporation (the “Borrower”), each of the Subsidiary Guarantors (as hereinafter defined), TUESDAY MORNING CORPORATION, a Delaware corporation (“Parent”), TMI HOLDINGS, INC., a Delaware corporation (“Intermediate Holdings”), the LENDERS party hereto from time to time, JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and WELLS FARGO BANK, N.A., as syndication agent (in such capacity, the “Syndication Agent”).

RECITALS

WHEREAS, the Borrower and the Guarantors each commenced a voluntary case (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), and the Chapter 11 Cases are being jointly administered in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Court”, and the date the Chapter 11 Cases are commenced, the “Petition Date”);

WHEREAS, from and after the Petition Date, the Borrower and the Guarantors continue to operate their business and manage their property as debtors and debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, the Lenders provided financing to the Borrower pursuant to that certain Credit Agreement, dated as of August 18, 2015 by and among the Borrower, the other Loan Parties from time to time party thereto, JPMorgan Chase Bank, N.A., as Pre-Petition Agent, the lenders from time to time party thereto (the “Pre-Petition Lenders”), and the other parties from time to time party thereto (as amended, restated, modified, waived or supplemented through the date hereof, the “Pre-Petition Credit Agreement”);

WHEREAS, as of the close of business on May [__], 2020, the Pre-Petition Lenders under the Pre-Petition Credit Agreement were owed not less than: (i) $[_____] in outstanding principal with respect to Revolver Loans (as such term is defined in the Pre-Petition Credit Agreement) and (ii) $[______] in maximum aggregate amounts available to be drawn under outstanding Letters of Credit (as such term is defined in the Pre-Petition Credit Agreement), plus interest, fees, costs and expenses and all other Pre-Petition Obligations under the Pre-Petition Credit Agreement;2

WHEREAS, the Pre-Petition Obligations are secured by a security interest in certain existing and after-acquired assets of the Loan Parties as more fully set forth in the Pre-Petition Loan Documents and such security interest is perfected and, with certain exceptions, as described in the Pre-Petition Loan Documents, has priority over other security interests;

WHEREAS, the Borrower has requested, and, upon the terms and conditions set forth in this Agreement, the Lenders have agreed to make available to the Borrower, a senior secured, super-priority credit facility of up to $100,000,000 in the aggregate to fund the working capital requirements of the Borrower and other transactions as more fully set forth in Section 5.13 herein during the pendency of the Chapter 11 Cases;

2 [NTD: Outstanding amounts to be confirmed.]

1

WHEREAS, each Loan Party has agreed to secure all of the Secured Obligations under the Loan Documents by granting to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, a security interest in and lien upon substantially all of their existing and after-acquired personal and upon the effectiveness of the Qualifying DIP RE Facility, real property (subject to the limitations and priorities contained in the Loan Documents and the Orders);

WHEREAS, each Loan Party’s business is a mutual and collective enterprise and the Loan Parties believe that the loans and other financial accommodations to the Borrower under this Agreement will enhance the aggregate borrowing power of the Borrower and facilitate the administration of the Chapter 11 Cases and their loan relationship with the Administrative Agent and the Lenders, all to the mutual advantage of the Loan Parties;

WHEREAS, each Loan Party acknowledges that it will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrower as provided in this Agreement; and

WHEREAS, the Administrative Agent’s and the Lenders’ willingness to extend financial accommodations to the Borrower as more fully set forth in this Agreement and the other Loan Documents, is done solely as an accommodation to the Loan Parties and at the Loan Parties’ request and in furtherance of the Loan Parties’ mutual and collective enterprise.

NOW THEREFORE, In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01     Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Account” shall have the meaning as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.

“Account Debtor” shall mean a Person who is obligated under an Account, Chattel Paper or General Intangible.

“Acquisition” shall mean, with respect to any Person, (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person (whether by merger or consolidation of such Person with any other Person or otherwise) or (b) a purchase or other acquisition of all or substantially all of the assets or properties of another Person or of any business unit of another Person (whether by merger or consolidation of such Person with any other Person or otherwise).

“Actual Cash Receipts” shall mean the sum of all cash receipts received by the Loan Parties (excluding any Borrowing under this Agreement but including all advances made under the Qualifying DIP RE Facility).

2

“Adequate Protection Liens” has the meaning assigned to the term “Adequate Protection Liens” in the Interim Order (or the Final Order, when applicable).

“Adequate Protection Superpriority Claims” has the meaning assigned to the term “Adequate Protection Superpriority Claims” in the Interim Order (or the Final Order, when applicable).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit B.

“Affected Lender” shall have the meaning assigned to such term in Section 2.17.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, no Agent or Lender shall be deemed to be an Affiliate of the Borrower or its Subsidiaries with respect to transactions evidenced by any Loan Document.

“Agent Indemnitees” shall mean each Agent and its officers, directors, employees, Affiliates, agents and attorneys.

“Agent Professionals” shall mean attorneys, accountants, appraisers, auditors, environmental engineers or consultants, and other professionals and experts retained by the Administrative Agent including, without limitation, Agent’s Advisor.

“Agent’s Advisor” shall mean Berkeley Research Group, LLC.

“Agents” shall mean the Administrative Agent, the Pre-Petition Agent and the Syndication Agent.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Agreement Currency” has the meaning assigned to such term in Section 9.24.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption, money laundering, any predicate crime to money laundering or any financial record keeping an reporting requirements related thereto.

3

“Applicable Law” shall mean all applicable laws, rules, regulations and binding governmental requirements having the force and effect of law applicable to the Person in question or any of its property or assets, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Applicable Margin” shall mean (i) with respect to any CBFR Loan, 2.00% per annum and (ii) with respect to any Eurodollar Loan, 3.00% per annum.

“Appraised Value” shall mean the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of the Eligible Inventory as set forth in the Loan Parties’ inventory stock ledgers, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Administrative Agent.

“Approved Budget” shall mean the budget prepared by the Borrower in the form of Annex A and initially furnished to the Administrative Agent on the Closing Date and which is approved by, and in form and substance satisfactory to, the Administrative Agent in its sole discretion, as the same may be updated, modified or supplemented from time to time as provided in Section 5.14.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Borrower (if the Borrower’s consent is required by this Agreement), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

“Automatic Stay” shall mean the automatic stay provided under Section 362 of the Bankruptcy Code.

“Availability” shall mean as of any applicable date, the amount by which the Line Cap at such time exceeds the sum of (i) the aggregate amount of Loans and LC Obligations on such date and (ii) the outstanding Pre-Petition Aggregate Revolver Exposure, in each case, on such date of determination.

“Availability Reserve” shall mean the sum (without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria (including collection rates or collection percentages)) of (a) the Inventory Reserves; (b) the Rent and Charges Reserve; (c) the Bank Product Reserve; and (d) such additional reserves not otherwise addressed in clauses (a) through (c) above, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to establish or modify from time to time; provided, however, until the date occurring 120 days after the Closing Date, the Administrative Agent shall not establish any new reserves under clauses (a) through (d) above that are not currently in effect under the Pre-Petition Credit Agreement.

4

Notwithstanding anything to the contrary in this Agreement, (i) such Availability Reserve shall not be established, if otherwise permitted hereunder, or changed except upon not less than three (3) Business Days’ (or such shorter period as may be agreed by the Borrower) prior written notice to the Borrower, which notice shall include a reasonably detailed description of such applicable Availability Reserve being established or changed (during which period (a) the Administrative Agent shall, if requested, discuss any such Availability Reserve or change with the Borrower and (b) the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or change thereto no longer exists or exists in a manner that would result in the establishment of a lower Availability Reserve or result in a lesser change thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent), and (ii) the amount of any Availability Reserve established by the Administrative Agent, and any change in the amount of any Availability Reserve, shall have a reasonable relationship to the event, condition or other matter that is the basis for such Availability Reserve or such change. Notwithstanding clause (i) of the preceding sentence, changes to the Availability Reserve solely for purposes of correcting mathematical or clerical errors (and such other changes as are otherwise agreed by the Borrower) shall not be subject to such notice period, it being understood that no Default or Event of Default shall be deemed to result therefrom, if applicable, for a period of three (3) Business Days.

“Avoidance Actions” has the meaning set forth in the Order.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Product” shall mean any of the following products, services or facilities extended to the Borrower or any Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) commercial credit card and merchant card services; and (c) other banking products or services as may be requested by the Borrower or any Subsidiary, other than loans or letters of credit.

“Bank Product Debt” shall mean Indebtedness and other obligations (including Cash Management Obligations) of a Loan Party relating to Bank Products.

“Bank Product Reserve” shall mean the aggregate amount of reserves established by the Administrative Agent from time to time in its Permitted Discretion in respect of Secured Bank Product Obligations.

“Bankruptcy Code” has the meaning set forth in the recitals to this Agreement

“Bankruptcy Rules” shall mean the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Chapter 11 Cases.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

5

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Financial Advisor” shall mean AlixPartners, LLP.

“Borrower Financial Advisor Engagement Letter” shall mean that certain Agreement for Financial Advisory and Consulting Services dated as of March 18, 2020, between Borrower Financial Advisor and Borrower.

“Borrower Sale Advisor” shall mean, collectively, Miller Buckfire & Co., LLC and its Affiliates.

“Borrower Sale Advisor Engagement Letter” shall mean that certain letter agreement dated as of March 30, 2020 by and among Borrower, as merchant, and Borrower Sale Advisor, as consultant.

“Borrowing” shall mean a group of Loans of a single Type and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” shall mean at any time of calculation, the sum of the following as set forth (other than with respect to clause (e)) in the most recently delivered Borrowing Base Certificate:

(a)            the face amount of Eligible Credit Card Receivables, multiplied by ninety percent (90%); plus

(b)            the Cost of Eligible Inventory, multiplied by ninety percent (90%), multiplied by the Appraised Value of such Inventory; plus

(c)            with respect to any Eligible Letter of Credit, the Cost of the Inventory supported by such Eligible Letter of Credit, multiplied by ninety percent (90%), multiplied by the Appraised Value of such Inventory; minus

(d)            the Availability Reserve; minus

(e)            the Carve-Out Reserve.

“Borrowing Base Certificate” shall mean a certificate, signed and certified as accurate and complete by a Financial Officer, in substantially the form of Exhibit H or another form which is acceptable to the Administrative Agent in its sole discretion.

6

“Borrowing Base Collateral” shall mean Collateral consisting of Eligible Credit Card Receivables, Eligible Letter of Credit and Eligible Inventory.

“Borrowing Request” shall mean a written request by the Borrower in accordance with the terms of Section 2.03 and, if written, substantially in the form of (i) Exhibit C-1, with respect to CBFR Borrowings and (ii) Exhibit C-2, with respect to Eurodollar Borrowings.

“Budget Compliance Report” shall have the meaning assigned to such term in Section 5.14(d).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or other governmental action to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in Dollars in the London interbank market.

“Capital Lease Obligations” shall mean the obligations of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Carve-Out” has the meaning assigned to the term “Carve-Out” in paragraph 71 of the Interim Order (or Final Order, when applicable).

“Carve-Out Reserve” shall mean the reserve established by the Administrative Agent in its Permitted Discretion in respect of the Carve-Out, which reserve shall be maintained in an amount not less than $1,000,000, as reduced from time to time to the extent applied to fund the Carve-Out or professional fee payments.

“Case Milestones” shall mean the covenants set forth on Schedule 5.15.

“Cash Collateral” shall mean cash and any interest or other income earned thereon, or deposit account balances, and, with respect to LC Obligations only, any other credit support satisfactory to the applicable Issuing Bank, in each case that are delivered to the Administrative Agent to Cash Collateralize any Obligation.

“Cash Collateralize” shall mean the pledge and deposit with or the delivery of Cash Collateral to the Administrative Agent, as security for the payment of any Obligation, in an amount equal to the percentage of such outstanding Obligations as is required by the context herein. “Cash Collateralization” has a correlative meaning.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Subsidiary in respect of any overdraft and related liabilities arising from treasury and treasury management services, Cash Management Services, credit cards, “p-cards” or any automated clearing house transfer of funds.

7

“Cash Management Order” shall mean the order of the Court entered in the Chapter 11 Cases after the “first day” hearing, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to the Administrative Agent, which among other matters authorizes the Loan Parties to maintain their existing cash management and treasury arrangements (as set forth in the Pre-Petition Credit Agreement) or such other arrangements as shall be acceptable to the Administrative Agent in all material respects.

“Cash Management Services” any services provided from time to time by any Lender or any of its Affiliates (or any Person who at the time such arrangement was entered into was a Lender or an Affiliate thereof) to the Borrower or any Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts or similar cash management arrangements, including automated clearinghouse, e-Payables, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

“Casualty Event” shall mean any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of its Subsidiaries.

“CBFR” shall mean the prime rate of interest announced from time to time by Chase or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes (the “Prime Rate”); provided that the CBFR shall never be less than 2.0%.

“CBFR Borrowing” shall mean a Borrowing comprised of CBFR Loans.

“CBFR Loan” shall mean any Loan bearing interest at a rate determined by reference to the CBFR in accordance with the provisions of Article II.

“Change in Control” shall mean:

(a)            except as otherwise permitted by Section 6.05(b), the acquisition of record ownership or direct beneficial ownership by any Person other than Parent of any Equity Interests in Intermediate Holdings, such that after giving effect thereto Parent shall cease to beneficially own and control 100% of the Equity Interests of Intermediate Holdings, or

(b)            the acquisition of record ownership or direct beneficial ownership by any Person other than Intermediate Holdings of any Equity Interests in the Borrower, such that after giving effect thereto Intermediate Holdings shall cease to beneficially own and control 100% of the Equity Interests of the Borrower, or

(c)            the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof), other than any employee benefit plan and/or Person acting as a trustee, agent or other fiduciary or administrator in respect thereof, of Equity Interests in Parent representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Parent.

8

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any Lending Office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Chapter 11 Cases” shall have the meaning assigned to such term in the recitals to this Agreement.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.

“Claims” shall mean all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interests, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees) at any time (including after Full Payment of the Obligations, resignation or replacement of the Administrative Agent or replacement of any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Loan Party or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by an Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Loan Party to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans or Protective Advances.

“Closing Date” shall mean the date on which the conditions specified in Section 4.01 are satisfied.

“Closing Fee” shall have the meaning assigned to such term in Section 2.09(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall have the meaning assigned to such term in Section 10.01.

9

“Commodity Accounts” shall have the meaning assigned thereto in Article 9 of the UCC.

“Compliance Certificate” shall mean a certificate of a Financial Officer in substantially the form of Exhibit F.

“Conforming Amendment” has the meaning specified in Section 9.27(a).

“Contracts” shall mean all contracts and agreements between any Loan Party and any other person (in each case, whether written or oral, or third party or intercompany) as the same may be amended, assigned, extended, restated, supplemented, replaced or otherwise modified from time to time including (i) all rights of any Loan Party to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of any Loan Party to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of any Loan Party to damages arising thereunder and (iv) all rights of any Loan Party to terminate and to perform and compel performance of, such Contracts and to exercise all remedies thereunder.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall mean an agreement that grants the Administrative Agent “control” as defined in the UCC in effect in the applicable jurisdiction over the applicable Deposit Account, Commodity Account or Securities Account, in form and substance reasonably satisfactory to the Administrative Agent.

“Copyrights” shall mean, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, copyright registrations, and copyright applications; (b) all renewals of any of the foregoing; (c) all income, royalties, damages, and payments now or hereafter due and/or payable under any of the foregoing, including, without limitation, damages or payments for past or future infringements for any of the foregoing; (d) the right to sue for past, present, and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.

“Court” has the meaning set forth in the recitals to this Agreement.

“Cost” shall mean the lower of cost or market value of Inventory, determined in accordance with the accounting policies used in the preparation of the Borrower’s audited financial statements (pursuant to which the retail method of accounting is utilized for substantially all merchandise Inventories), which policies are in effect on the Closing Date. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Borrower’s calculation of cost of goods sold.

“Credit Card Receivables” shall mean each “Account” (as defined in the UCC) and “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a major credit or debit card issuer (including Visa, Mastercard and American Express and such other issuers approved by the Administrative Agent) to the Borrower or a Subsidiary Guarantor resulting from charges by a customer of the Borrower or a Subsidiary Guarantor on credit or debit cards issued by such issuer in connection with the sale of goods by the Borrower or a Subsidiary Guarantor, or services performed by the Borrower or a Subsidiary Guarantor, in each case in the ordinary course of its business.

10

“Cumulative Period” shall mean the period from the Petition Date through the most recent week ended.

“Customs Broker Agreement” shall mean an agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, a customs broker or other carrier, and the Administrative Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Administrative Agent and agrees, upon notice from the Administrative Agent, to hold and dispose of the subject Inventory solely as directed by the Administrative Agent.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.10(c).

“Defaulting Lender” shall mean any Lender that (a) has failed to perform any funding obligations (including its obligation to fund any portion of participations in Letters of Credit) hereunder, and such failure is not cured within two (2) Business Days of the date of the funding obligation; (b) has notified the Administrative Agent or the Borrower that such Lender does not intend to comply with its funding obligations hereunder or generally under other agreements to which it commits to extend credit or has made a public statement to that effect; (c) has failed, within three (3) Business Days following written request by the Administrative Agent or the Borrower, to confirm in a manner reasonably satisfactory to the Administrative Agent and the Borrower that such Lender will comply with its funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent of such confirmation); (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding or taken any action in furtherance thereof, including, in the case of any Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of any equity interest in such Lender or parent company so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of the courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (e) has become the subject of a Bail-in Action.

“Deposit Account” shall have the meaning assigned thereto in Article 9 of the UCC.

“DIP RE Loans” shall have the meaning assigned to such term in the definition of the term “Qualifying DIP RE Facility”.

“Documents” shall have the meaning set forth in Article 9 of the UCC.

11

“Disposition” shall mean any sale, transfer, lease or other disposition (whether effected pursuant to a Division or otherwise) of assets. “Dispose” shall have a meaning correlative thereto.

“Dividing Person” has the meaning assigned to it in the definition of “Division”.

“Division” shall mean the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” shall mean any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dominion Account” shall mean, a collection account maintained by a Loan Party with the Administrative Agent into which all funds deposited into the WF Concentration Account of a Loan Party (except for Excluded Accounts and the Operating Account) will be swept on a daily basis as set forth in this Agreement.

“EEA Financial Institution” shall mean (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans.

12

“Eligible Credit Card Receivables” shall mean, at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a credit card payment processor and/or credit card issuer, and in each case originated in the ordinary course of business of such Loan Party, (ii) unless owed by Visa, Mastercard, American Express Company or Discover, is acceptable to the Administrative Agent in its Permitted Discretion and (iii) in each case, is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (k) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, a Credit Card Receivable shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount or otherwise excluded below, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a credit card payment processor, or credit card issuer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Any Credit Card Receivables meeting the foregoing criteria shall be deemed Eligible Credit Card Receivables but only as long as such Credit Card Receivable is not included within any of the following categories, in which case such Credit Card Receivable shall not constitute an Eligible Credit Card Receivable:

(a)            Credit Card Receivables which do not constitute an Account or “payment intangible” (as defined in the UCC);

(b)            Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)            Credit Card Receivables with respect to which a Loan Party does not have good, valid and marketable title, free and clear of any Lien;

(d)            Credit Card Receivables that are not subject to a first priority security interest in favor of the Administrative Agent (it being the intent that chargebacks in the ordinary course by such processors shall not be deemed violative of this clause);

(e)            Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(f)            Credit Card Receivables as to which the processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such credit card processor;

(g)            Credit Card Receivables due from an issuer or payment processor of the applicable credit card which is the subject of any proceeding under the Bankruptcy Code;

(h)            Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable issuer with respect thereto;

(i)             Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(j)             Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent; or

13

(k)            Credit Card Receivables which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection.

“Eligible In-Transit Inventory” shall mean, as of any date of determination thereof, Inventory:

(a)            for which full payment has been delivered to the seller of such Inventory and evidence of such payment has been received by the Administrative Agent;

(b)            which has been shipped from (i) a foreign location for receipt by the Borrower or a Subsidiary Guarantor within thirty (30) days of the date of shipment or (ii) a domestic location for receipt by the Borrower or a Subsidiary Guarantor within fifteen (15) days of the date of shipment, but, in either case, which has not yet been delivered to the Borrower or a Subsidiary Guarantor;

(c)            for which (i) the purchase order is in the name of the Borrower or a Subsidiary Guarantor and title has passed to the Borrower or a Subsidiary Guarantor or (ii) the document of title reflects the Borrower or a Subsidiary Guarantor as consignee or, if requested by the Administrative Agent after the occurrence and during the continuance of a Default or an Event of Default, names the Administrative Agent as consignee;

(d)            in the case of any Inventory described in clause (b)(i) above, as to which the Administrative Agent has received a Customs Broker Agreement;

(e)            which is insured in compliance with Section 5.02 hereof; and

(f)            which does not qualify as Eligible Inventory solely because it (i) is not located in the United States of America (excluding territories or possessions of the United States) or (ii) is located at a location that is not owned or leased by the Borrower or a Subsidiary Guarantor, but which otherwise constitutes Eligible Inventory.

“Eligible Inventory” shall mean, as of the date of determination thereof, without duplication, (i) Eligible In-Transit Inventory, and (ii) all items of Inventory of the Borrower or a Subsidiary Guarantor that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Administrative Agent, complies with each of the representations and warranties respecting Inventory made by the Borrower or a Subsidiary Guarantor in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the criteria set forth below. The following items of Inventory shall not be included in Eligible Inventory:

(a)            Inventory that is not solely owned by the Borrower or a Subsidiary Guarantor or the Borrower or a Subsidiary Guarantor does not have good and valid title thereto;

14

(b)            Inventory that is leased by, or is on consignment to, the Borrower or a Subsidiary Guarantor, or that is consigned by the Borrower or a Subsidiary Guarantor to a Person which is not a Loan Party;

(c)            Inventory (other than Eligible In-Transit Inventory) that is not located in the United States of America (excluding territories or possessions of the United States);

(d)            Inventory (other than Eligible In-Transit Inventory) that (i) is not located at a location that is owned or leased by the Borrower or a Subsidiary Guarantor or a “pool point” in the Loan Parties’ distribution network or (ii) is located at a distribution center or warehouse leased by the Borrower or a Subsidiary Guarantor with Inventory having a value in excess of $1,000,000 at any such location, except in the case of this clause (ii) to the extent that the Borrower or a Subsidiary Guarantor has furnished the Administrative Agent with (A) any UCC financing statements or other documents that the Administrative Agent may determine to be necessary to perfect its security interest in such Inventory at such location and (B) (x) a Lien Waiver executed by the Person owning any such location on terms reasonably acceptable to the Administrative Agent or (C) if such location is in a landlord lien-priming state, a Rent and Charges Reserve has been imposed;

(e)            Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work-in-process, raw materials, or that constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in the Borrower’s or a Subsidiary Guarantor’s business, (iv) are seasonal in nature and which have been packed away for sale in a subsequent season, (v) are not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(f)            Inventory that is not subject to a perfected first priority security interest in favor of the Administrative Agent (other than landlords’ Liens permitted pursuant to clause (d) of Section 6.02 as to which either a Lien Waiver has been delivered or a Rent and Charges Reserve has been imposed);

(g)            Inventory that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(h)            Inventory that is not insured in compliance with the provisions of Section 5.02 hereof;

(i)            Inventory that has been sold but not yet delivered or as to which the Borrower or a Subsidiary Guarantor has accepted a deposit; or

(j)            Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement unless the Administrative Agent is reasonably satisfied that it may sell or otherwise Dispose of such Inventory without (i) infringing the rights of such third party, (ii) violating any contract with such third party or (iii) incurring any liability with respect to the payment of royalties other than royalties incurred in connection with the sale of such Inventory pursuant to the current licensing agreement relating thereto.

15

“Eligible Letter of Credit” shall mean, as of any date of determination thereof, a Letter of Credit which supports the purchase of Inventory, (i) which Inventory does not constitute Eligible In-Transit Inventory and for which no documents of title have then been issued, (ii) which Inventory, when completed, otherwise would constitute Eligible Inventory, (iii) which Letter of Credit has an expiry within thirty (30) days of the date of initial issuance of such Letter of Credit, and (iv) which Letter of Credit provides that it may be drawn only after the Inventory is completed and after documents of title have been issued for such Inventory reflecting the Borrower, a Subsidiary Guarantor or the Administrative Agent as consignee of such Inventory.

“Enforcement Action” shall mean any action to enforce any Obligations or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in a Loan Party’s Insolvency Proceeding, or otherwise), in each case solely to the extent permitted by the Loan Documents.

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or actual or alleged exposure to, any Hazardous Materials or to occupational health and safety (to the extent relating to the environment or Hazardous Materials).

“Equipment” shall have the meaning set forth in Article 9 of the UCC.

“Equity Interests” of any Person shall mean any and all shares, interests, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest and any and all warrants, rights or options to purchase or other rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing (until so converted or exchanged).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statute and the rules and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 (m) or (o) of the Code.

16

“ERISA Event” shall mean (a) any Reportable Event; (b) the existence with respect to any Loan Party, any ERISA Affiliate or any Plan of a non-exempt Prohibited Transaction; (c) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), applicable to such Plan, whether or not waived; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or terminated (within the meaning of Section 4041A of ERISA); or (g) the failure by any Loan Party or any ERISA Affiliate to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time and any successor statute.

“Excluded Accounts” shall mean any accounts used specifically, solely and exclusively as payroll, trust, tax withholding and employee benefit accounts, or accounts located outside of the U.S., in each case, maintained by Holdings or any of its Subsidiaries in the ordinary course of business.

“Excluded Collateral” shall mean, collectively, (a) Excluded Accounts; (b) any governmental licenses or state or local franchises, charters or authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, after giving effect to the applicable anti-assignment provisions of the UCC or other Applicable Law of any applicable jurisdiction; (c) any intent-to-use United States trademark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the U.S. Patent and Trademark Office; and (d) the Real Property, but only prior to the effectiveness of the Qualifying DIP RE Facility.

17

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income taxes imposed on (or measured by) its net income (or franchise taxes imposed in lieu of net income taxes) by any jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or any other jurisdiction as a result of such recipient engaging in a trade or business in such jurisdiction for tax purposes (other than a trade or business arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender making a Loan to the Borrower, any U.S. federal withholding tax that (x) is in effect under Applicable Law and would apply to amounts payable hereunder to such Lender at the time such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office) except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to any U.S. federal withholding tax pursuant to Section 2.14(a) or Section 2.14(c) or (y) is attributable to such Lender’s failure to comply with Section 2.14(e) with respect to such Loan unless such failure to comply with Section 2.14(e) is a result of a change in law after the date such Lender becomes a party to such Loan to the Borrower (or designates a new Lending Office), (d) any interest, additions to taxes or penalties with respect to the foregoing and (e) any withholding taxes imposed pursuant to FATCA.

“Existing Letters of Credit” shall mean the letters of credit issued under the Pre-Petition Credit Agreement (including any banker’s acceptances or other payment obligations arising therefrom) and outstanding as of the Closing Date and set forth on Schedule 2.04(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” shall mean that certain Fee Letter dated the Closing Date by and among the Borrower and the Administrative Agent.

18

“Fees” shall have the meaning assigned to such term in Section 2.09(c).

“Final Order” shall mean an order of the Court in the Chapter 11 Cases, in form and substance satisfactory to the Administrative Agent in its sole discretion, authorizing and approving on a final basis, among other things, the borrowings by the Borrower under this Agreement.

“Final RE Funding” shall have the meaning assigned to such term on Schedule 5.15.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person.

“Fixtures” shall have the meaning set forth in Article 9 of the UCC.

“Flood Laws” has the meaning given thereto in Section 8.17.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Plan” shall mean each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Loan Party or any ERISA Affiliate.

“Foreign Plan Event” shall mean, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by Applicable Law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of Applicable Law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Fronting Exposure” shall mean a Defaulting Lender’s Pro Rata share of LC Obligations except to the extent allocated to other Lenders or Cash Collateralized under Section 2.18.

“Full-Chain Liquidation” shall have the meaning set forth on Schedule 5.15.

“Full Payment” shall mean with respect to any of the Secured Obligations, (a) the full cash payment thereof (other than obligations for taxes, indemnification, charges and other inchoate or contingent or reimbursable liabilities for which no claim or demand for payment has been made or, in the case of indemnification, no notice has been given (or, in each case, reasonably satisfactory arrangements have otherwise been made)), including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in such proceeding); and (b) if such Secured Obligations are LC Obligations or inchoate or contingent in nature (other than inchoate or contingent or reimbursable obligations for which no claim or demand for payment has been made or, in the case of indemnification, no notice has been given (or reasonably satisfactory arrangements have otherwise been made)), Cash Collateralization at 105% of the Stated Amount thereof. No Loans shall be deemed to have been paid in full until all Revolver Commitments related to such Loans have expired or been terminated.

19

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

“General Intangibles” shall mean all “general intangibles” (as such term is defined in the UCC) of the Loan Parties.

“Going Concern Sale” shall have the meaning set forth on Schedule 5.15.

“Goods” shall have the meaning set forth in Article 9 of the UCC.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 11.01(a).

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Guarantors” shall mean, collectively, Parent, Intermediate Holdings, the Subsidiary Guarantors and any other Loan Party (including the Borrower with respect to any Secured Obligations of another Loan Party).

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents of any nature which are subject to regulation by any Governmental Authority or which would reasonably be likely to give rise to liability under any Environmental Law, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas.

20

“Holdings” shall mean a collective reference to Parent and Intermediate Holdings, or, if Intermediate Holdings ceases to exist, shall mean Parent.

“IBA” shall have the meaning assigned to such term in Section 1.08.

“Impacted Interest Period” shall have the meaning assigned to such term in the definition of “LIBO Rate”.

“Increased Letter of Credit Subline” shall have the meaning assigned to such term in the definition of “Letter of Credit Subline”.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet prepared in accordance with GAAP, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current intercompany liabilities (but not any refinancings, extensions, renewals or replacements thereof) incurred in the ordinary course of business and maturing within three hundred sixty-five (365) days after the incurrence thereof), to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capital Lease Obligations of such Person, (g)  the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and (h) the principal component of all obligations of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. The Indebtedness of the Borrower and the Subsidiaries shall exclude (i) accrued expenses and accounts and trade payables, (ii) liabilities under vendor agreements to the extent such indebtedness may be satisfied through non-cash means such as purchase volume earnings credits and (iii) reserves for deferred income taxes.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Initial RE Funding” shall have the meaning assigned to such term on Schedule 5.15.

“Insolvency Proceeding” shall mean any case or proceeding commenced by or against a Person under any state, federal, provincial, territorial or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, bankruptcy, debtor relief or debt adjustment law; (b) the appointment of a receiver, interim receiver, monitor, trustee, liquidator, administrator, conservator, custodian or other similar Person for such Person or any part of its Property, including, in the case of any Lender, the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; or (c) an assignment for the benefit of creditors.

21

“Insolvent” with respect to any Multiemployer Plan, shall mean the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Administrative Agent is the loss payee thereof).

“Instruments” shall have the meaning set forth in Article 9 of the UCC.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property arising under United States laws, including the Copyrights, the Patents, the Trademarks, and the Licenses.

“Intercreditor Agreement” shall have the meaning assigned to such term in the definition of the term “Qualifying DIP RE Facility”.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” shall mean, (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three (3) months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, (b) with respect to any CBFR Loan, the first calendar day of each calendar month and (c) the Termination Date.

“Interest Period” shall mean, as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, or the date any Eurodollar Borrowing is converted to a CBFR Borrowing in accordance with Section 2.06 or repaid or prepaid in accordance with Section 2.07 or Section 2.9; provided, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interim Order” shall mean, collectively, the order of the Court entered in the Chapter 11 Cases after an interim hearing (assuming satisfaction of the standard prescribed in Section 324 of the Bankruptcy Code and Bankruptcy Rule 4001 and other Applicable Law), together with all extensions, modifications, and amendments thereto, in form and substance satisfactory to the Administrative Agent in its sole discretion, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Loan Parties to execute and perform under the terms of this Agreement and the other Loan Documents.

22

“Intermediate Holdings” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” shall mean, without duplication of any factors considered in the Appraised Value of Inventory and without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as may affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Administrative Agent’s Permitted Discretion, include (but are not limited to) reserves based on: (a) obsolescence; (b) seasonality; (c) Shrink; (d) imbalance; (e) change in Inventory character; (f) change in Inventory composition; (g) change in Inventory mix; (h) mark-downs (both permanent and point of sale); (i) retail mark-ons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and (j) out-of-date and/or expired Inventory.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Investment Property” shall have the meaning set forth in Article 9 of the UCC.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Bank” shall mean J.P. Morgan or any Affiliate of J.P. Morgan, Bank of America, N.A. or any Affiliate thereof, Wells Fargo Bank, N.A. or any Affiliate thereof and any other Lender reasonably acceptable to the Borrower and the Administrative Agent (such consent not to be unreasonably withheld or delayed by either party) who agrees to issue Letters of Credit, or any replacement issuer appointed pursuant to Section 2.16. References herein to the term “Issuing Bank” in singular form shall be deemed to refer to Issuing Banks in plural form, as the context shall require.

23

“Issuing Bank Fee” shall have the meaning assigned to such term in Section 2.09(c).

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit E.

“J.P. Morgan” shall mean JPMorgan Chase Bank, N.A. and its affiliates.

“Judgment Currency” has the meaning assigned to such term in Section 9.24.

“Kick-Out Date” shall mean the date occurring ninety-five (95) days after the Petition Date, if on each of July 11, 2020, July 18, 2020, and July 25, 2020, Availability is greater than $40,000,000 as of such date.

“L/C Disbursements” shall mean payments or disbursements made by an Issuing Bank pursuant to a Letter of Credit.

“LC Application” shall mean an application by the Borrower to the Issuing Bank for issuance of a Letter of Credit, in form reasonably satisfactory to the Issuing Bank.

“LC Conditions” shall mean the following conditions necessary for issuance of a Letter of Credit: (a) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline (and the aggregate amount of LC Obligations of the applicable Issuing Bank shall not exceed the Letter of Credit Subline of such Issuing Bank, unless the applicable Issuing Bank otherwise agrees); (b) each Letter of Credit shall expire not later than the earlier of (i) 365 days from issuance (or such longer period as may be agreed between the Issuing Bank and the Borrower) and (ii) the fifth Business Day prior to the Revolver Termination Date; provided that any Letter of Credit may provide for an automatic renewal thereof for additional periods of up to 365 days (which in no event shall extend beyond the date referred to in clause (b)(ii), except to the extent Cash Collateralized at 105% of the Stated Amount thereof or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank); (c) the Letter of Credit and payments thereunder are denominated in Dollars; and (d) the form of the proposed Letter of Credit is satisfactory to the Administrative Agent and the Issuing Bank in their reasonable discretion.

“LC Documents” shall mean all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the Borrower or any other Person to the Issuing Bank or the Administrative Agent in connection with any Letter of Credit.

“LC Obligations” shall mean the sum (without duplication) of (a) all amounts owing by the Borrower for any drawings under Letters of Credit (including any bankers’ acceptances or other payment obligations arising therefrom); and (b) the stated amount of all outstanding Letters of Credit.

“LC Request” shall mean a request for issuance of a Letter of Credit, to be provided by the Borrower to the Issuing Bank, in form satisfactory to the Issuing Bank.

24

“Lead Arranger” shall mean J.P. Morgan Securities LLC.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any Person that becomes a “Lender” hereunder in accordance with Section 9.04.

“Lender Party” shall mean the Administrative Agent, each Issuing Bank or any other Lender.

“Lending Office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any standby or commercial letter of credit issued by the Issuing Bank for the account of the Borrower or any of the Borrower’s Subsidiaries, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by the Administrative Agent or the Issuing Bank for the benefit of the Borrower or any of the Borrower’s Subsidiaries. Letters of Credit may be issued in Dollars.

“Letter of Credit Subline” shall mean $12,500,000. For the avoidance of doubt, the Letter of Credit Subline is part of, and not in addition to, the Revolver Commitments.

“Letter-of-Credit Rights” shall have the meaning set forth in Article 9 of the UCC.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate) or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that if the LIBO Screen Rate as so determined would be less than 2.00%, it shall be deemed to be 2.00% for the purposes of this Agreement (the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two (2) business days prior to the commencement of such Interest Period; provided that, in the event that the LIBO Screen Rate does not appear on such page (or otherwise on such screen) for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate.

“LIBO Screen Rate” shall have the meaning assigned to such term in the definition of “LIBO Rate.”

“Licenses” shall mean, with respect to any Person, all of such Person’s right, title, and interest in and to (a) any and all licensing agreements or similar arrangements in and to its Patents, Copyrights, or Trademarks, (b) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future breaches thereof, and (c) all rights to sue for past, present, and future breaches thereof.

25

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Lien Waiver” shall mean an agreement, in form reasonably satisfactory to the Administrative Agent, by which (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Administrative Agent to enter upon the premises and remove the Collateral or to use the premises to store the Collateral as permitted hereunder; and (b) for any Collateral held by a warehouseman, processor, shipper, customs broker (including pursuant to a Customs Broker Agreement) or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for the Administrative Agent, and agrees to deliver the Collateral to the Administrative Agent upon request, in accordance with such agreement.

“Line Cap” shall mean equal to an amount that is the lesser of (a) the aggregate amount of all Revolver Commitments and (b) the then applicable Borrowing Base.

“LLC” shall mean any Person that is a limited liability company under the laws of its jurisdiction of formation.

“Loan Documents” shall mean, collectively, this Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit Applications, the Security Documents, the Intercreditor Agreement upon the effectiveness thereof, all Approved Budgets, all Budget Compliance Reports, Borrowing Base Certificates, Compliance Certificates, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby; provided, however, that the Pre-Petition Loan Documents shall not be deemed “Loan Documents” hereunder.

“Loan Parties” shall mean, collectively, the Borrower, the Guarantors, and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loan Guaranty” shall mean Article XI of this Agreement

“Loans” shall mean the loans and advances made by the Lenders pursuant to Section 2.01, including Protective Advances and any Overadvance Loan.

“Local Time” shall mean Dallas time.

“Margin Stock” shall mean margin stock within the meaning of Regulations T, U and X, as applicable.

26

“Material Adverse Effect” shall mean a material adverse change in, or material adverse effect on, (a) the business, operations, Property, or financial condition of the Loan Parties, taken as a whole, other than any change, event, effect, or occurrence, arising individually or in the aggregate, solely from (i) events leading up to the commencement of the Chapter 11 Cases, (ii) events that would reasonably be expected to result from the filing or commencement of the Chapter 11 Cases or the announcement of the filing of the Chapter 11 Cases, or (iii) the commencement of the Chapter 11 Cases, (a) the ability of the Loan Parties to perform their obligations under the Loan Documents, taken as a whole, (b) the validity or enforceability of any Loan Document or (c) the rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders under the Loan Documents.

“Material Agreement” shall mean, any contract or agreement pursuant to which Holdings or its Subsidiaries pays, receives or incurs liabilities (or could reasonably be expected to pay, receive or incur liabilities during the term thereof) in excess of $1,000,000 in any twelve consecutive month period and if breached could reasonably be expected to cause a Material Adverse Effect.

“Material Indebtedness” shall mean, collectively, (i) the Qualifying DIP RE Facility and (ii) any Indebtedness (other than the Loans and Letters of Credit), of any one or more of Holdings and its Subsidiaries in an aggregate principal amount exceeding $15,000,000.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Measurement Period” shall have the meaning assigned to such term in Section 5.14(d).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean any mortgage, deed of trust or other agreement which conveys or evidences a Lien in favor of the Administrative Agent, for the benefit of the Administrative and the other Secured Parties, on the Real Property, including any amendment, restatement, modification or supplement thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six (6) plan years made or accrued an obligation to make contributions.

“Net Proceeds” shall mean, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of Disposition of an asset (including pursuant to a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by any Loan Party and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

27

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.16(c).

“NYFRB” shall mean the Federal Reserve Bank of New York.

“NYFRB Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” shall mean for purposes of the Loan Documents, all obligations of every nature of each Loan Party from time to time owed to the Agents (including former Agents) or the Lenders, under any Loan Document, whether for principal, interest (including interest, fees and other amounts which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any such Obligation, whether or not a claim is allowed against such Loan Party for such interest, fees and other amounts in the related bankruptcy proceeding), LC Obligations, fees, expenses, indemnification or otherwise.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Account” shall have the meaning specified in Section 4.01(e).

“Order” shall mean, as applicable, and as the context may require, the Interim Order or the Final Order, whichever is then applicable, or the Interim Order and the Final Order as the “Orders”.

“Other Facility Change” shall have the meaning specified in Section 9.27(a).

“Other Liabilities” shall mean any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any transaction which arises out of any Bank Product entered into with any Loan Party, as each may be amended from time to time.

“Other Taxes” shall mean any and all present or future stamp, court, intangible, recording, filing, documentary, excise, property or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents, and any and all interest and penalties related thereto.

“Overadvance” shall have the meaning assigned to such term in Section 2.19.

“Overadvance Loan” shall mean a CBFR Loan made when an Overadvance exists or is caused by the funding thereof.

“Overnight Bank Funding Rate” shall mean, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Parent Entity” shall mean any of (i) Holdings and (ii) any other Person of which Holdings is a Subsidiary.

“Participant” shall have the meaning assigned to such term in Section 9.04(g).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(g).

“Patents” shall mean, with respect to any Person, all of such Person’s right, title, and interest in and to: (a) any and all patents and patent applications; (b) all inventions and improvements described and claimed therein; (c) all reissues, divisions, continuations, renewals, extensions, and continuations-in-part thereof; (d) all income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect thereto, including, without limitation, damages and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements thereof; and (f) all rights corresponding to any of the foregoing throughout the world.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” shall mean that certain Perfection Certificate dated as of the Closing Date, executed by each Loan Party and addressed to the Administrative Agent.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset based lender) business judgment and as it relates to the establishment of reserves or the imposition of exclusionary criteria shall require that the amount of any such reserve so established or the effect of any adjustment or imposition of exclusionary criteria be a reasonable quantification (as reasonably determined by the Administrative Agent) of any impact on the incremental net realizable value of the assets included in the Borrowing Base attributable to such contributing factors.

“Permitted Investments” shall mean:

(a)            direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof, in each case with maturities not exceeding two (2) years;

(b)            time deposit accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one (1) nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c)             repurchase obligations with a term of not more than one hundred eighty (180) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d)            commercial paper, maturing not more than one (1) year after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-2 (or higher) according to Moody’s, or A-1 (or higher) according to S&P;

(e)            securities with maturities of two (2) years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;

(f)             shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above; and

(g)            money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5.0 billion.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the Net Proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon, any committed or undrawn amounts and underwriting discounts, fees, commissions and expenses, associated with such Permitted Refinancing Indebtedness), except as otherwise permitted under Section 6.01, (b) other than with respect to Indebtedness permitted pursuant to Section 6.01(g), such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations on terms not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole, (d) no Permitted Refinancing Indebtedness shall have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Indebtedness being Refinanced except to the extent otherwise permitted under Section 6.01 or Section 6.04 and (e) if the Indebtedness being Refinanced is (or would have been required to be) secured with any Collateral, such Permitted Refinancing Indebtedness shall be secured on a junior basis with respect to the Collateral pursuant to an intercreditor arrangement satisfactory to the Administrative Agent.

“Permitted Variance” shall have the meaning assigned to such term in Section 5.14(b).

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, individual or family trust, or other organization (whether or not a legal entity), or any government or any agency or political subdivision thereof.

“Petition Date” shall have the meaning assigned to such term in the recitals to this Agreement.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan/APA Milestone Date” shall mean the later of (a) the date occurring sixty-five (65) days after the Petition Date and (b) the Kick-Out Date; provided, however, if the Plan/APA Milestone Date is the Kick-Out Date and Availability is equal to or less than $40,000,000 on any weekly reporting date thereafter, then the Plan/APA Milestone Date will reset to the earlier to occur of (x) the date occurring ten (10) days after such weekly reporting date on which Availability is equal to or less than $40,000,000 and (y) the Kick-Out Date.

“Plan Asset Regulations” shall mean 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Plan of Reorganization” shall mean a plan of reorganization in form and substance satisfactory to the Administrative Agent in all respects and consented to by the Administrative Agent, confirmed by an order (in form and substance satisfactory to the Administrative Agent in all respects) of the Court under the Chapter 11 Cases (i) containing a provision for Full Payment of all of the Secured Obligations and the Pre-Petition Obligations on or before the effective date of such plan, (ii) containing a release in favor of the Administrative Agent, Pre-Petition Agent, the Lenders, and the Pre-Petition Agents, and each of their respective affiliates, and (iii) containing such other terms as the Administrative Agent may reasonably require, and such Plan of Reorganization shall be in full force and effect and shall not have been modified, altered, amended, or otherwise changed or supplemented without the prior written consent of the Administrative Agent and the Lenders.

“Pledged Collateral” has the meaning given thereto in Section 10.04.

“Pre-Petition Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Pre-Petition Loan Documents.

“Pre-Petition Aggregate Revolver Exposure” shall mean the Indebtedness outstanding under the Pre-Petition Credit Agreement.

“Pre-Petition Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Pre-Petition LC Obligations” shall mean Pre-Petition Obligations in respect of “LC Obligations” under, and as defined in, the Pre-Petition Credit Agreement and all interest, expenses, fees and other amounts payable in respect thereof under the Pre-Petition Credit Agreement.

“Pre-Petition Lenders” has the meaning specified in the recitals to this Agreement.

“Pre-Petition Loan Documents” shall mean the “Loan Documents” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Loans” shall mean the “Revolver Loans” as defined in the Pre-Petition Credit Agreement.

“Pre-Petition Obligations” shall mean “Secured Obligations” as defined in the Pre-Petition Credit Agreement.

“primary obligor” shall have the meaning assigned to such term in the definition of “Guarantee.”

“Prime Rate” shall have the meaning assigned to such term in the definition of “CBFR.”

“Pro Rata” shall mean with respect to any Lender, a percentage (rounded to the ninth decimal place) determined (a) while Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitment by the aggregate amount of all Revolver Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9-102(a)(64) of the UCC.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and/or Section 4975(c) of the Code.

“Projections” shall have the meaning assigned to such term in Section 5.04(i).

“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including cash, securities, accounts, contract rights and Equity Interests or other ownership interests of any Person), whether now in existence or owned or hereafter acquired.

“Protective Advances” shall have the meaning assigned to such term in Section 2.20.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Capital Stock” shall mean any Equity Interest of any Person that does not by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (a) provide for scheduled payments of dividends in cash (other than at the option of the issuer) prior to the date that is, at the time of issuance of such Equity Interest, ninety-one (91) days after the Revolver Termination Date, (b) become mandatorily redeemable at the option of the holder thereof (other than for Qualified Capital Stock or pursuant to customary provisions relating to redemption upon a change of control or sale of assets) pursuant to a sinking fund obligation or otherwise prior to the date that is, at the time of issuance of such Equity Interest, ninety-one (91) days after the Revolver Termination Date or (c) become convertible or exchangeable at the option of the holder thereof for Indebtedness or Equity Interests that are not Qualified Capital Stock; provided further, that if any such Equity Interest is issued pursuant to a plan for the benefit of the employees, directors, officers, managers or consultants of Holdings (or any Parent Entity thereof), the Borrower or its Subsidiaries or by any such plan to such Persons, such Equity Interest shall not be regarded as an Equity Interest not constituting Qualified Capital Stock solely because it may be required to be repurchased by Holdings (any Parent Entity), the Borrower or its Subsidiaries in order to satisfy applicable regulatory obligations.

“Qualifying DIP RE Facility” shall mean a secured debtor-in-possession term loan facility (the loans advanced thereunder, the “DIP RE Loans”) in accordance with the Orders in an aggregate amount up to $25,000,000 on terms and conditions acceptable to the Administrative Agent; provided that (a) such DIP RE Loans are secured on a first lien basis solely with respect to the Loan Parties’ real estate collateral and no other property or assets of the Loan Parties, (b) the Lenders be granted a lien on the real estate collateral subordinate only to the lien securing the DIP RE Loans, and (c) the lien priorities with respect to the real estate collateral shall be set forth in an intercreditor agreement (the “Intercreditor Agreement”) providing for, among other things, customary creditors’ rights and remedies, on terms acceptable to the Administrative Agent.

“Real Property” shall have the meaning assigned to such term in Section 3.07.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” “Refinancing” and “Refinanced” shall have meanings correlative thereto.

“Register” shall have the meaning assigned to such term in Section 9.04(e).

“Regulation D” shall mean Regulation D of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Date” shall have the meaning assigned to such term in Section 2.04(b)(i).

“Remedies Notice Period” has the meaning specified in the Interim Order (or Final Order, when applicable).

“Related Fund” shall mean, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment. “Released” shall have a meaning correlative thereto.

“Rent and Charges Reserve” shall mean the aggregate of (a) all past due rent and other amounts due and owing by a Loan Party to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Eligible Inventory and could legally assert a Lien on any Inventory; and (b) a reserve at least equal to two months’ rent and other periodic charges that would reasonably be expected to be payable to any such Person, unless it has executed a Lien Waiver, in each case, excluding any amounts being disputed in good faith; provided, that clause (b) shall only apply to locations in jurisdictions that are landlord lien priming jurisdictions.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reorganization Plan” shall mean a chapter 11 plan of reorganization of any Loan Party in the Chapter 11 Cases.

“Report” shall have the meaning assigned to such term in Section 8.02(b).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which the thirty (30)-day notice period referred to in Section 4043(c) of ERISA has been waived.

“Required Lenders” shall mean, at any time, the Lenders holding more than 50% of the aggregate amount of Revolver Commitments and Loans outstanding at any time; provided, however, the Revolver Commitments and Loans of any Defaulting Lender shall be excluded from such calculation; provided further, that if the number of Lenders, excluding Defaulting Lenders, is greater than one (1) Lender (including any Lender’s Affiliates as one (1) Person for this purpose), Required Lenders must include at least two (2) unaffiliated Lenders.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.06.

“Retained Pre-Petition Obligations” shall mean Pre-Petition Obligations in an amount equal to $500,000 that will not be repaid or refinanced pursuant to this Agreement.

“Revolver Commitment” shall mean for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 2.01, as hereafter modified pursuant to an Assignment and Acceptance to which it is a party. “Revolver Commitments” shall mean the aggregate amount of such commitments of all Lenders.

“Revolver Termination Date” shall mean [______].3

“Revolving Facility” shall mean the Revolver Commitments and the Loans made hereunder.

“Revolving Facility Percentage” shall mean, with respect to any Lender, the percentage of the total Revolver Commitments represented by such Lender’s Revolver Commitment. If the Revolver Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolver Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“S&P” shall mean Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the or by the United Nations Security Council, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person directly or indirectly owned or controlled (individually or in the aggregate) by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject, or target, of any Sanctions.

3 [NTD: To insert date that is 180 days after the Petition Date.]

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by:  (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other Governmental Authority with jurisdiction over any Loan Party or any of their respective Subsidiaries or Affiliates.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 363 Sale” shall mean a sale of all or substantially all of the assets and business of the Loan Parties conducted pursuant to Section 363 of the Bankruptcy Code.

“Secured Bank Product Obligations” shall mean Bank Product Debt, including, without limitation, the Bank Product Debt set forth in Schedule 1.01(a) as of the date hereof, owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than J.P. Morgan and its Affiliates so long as J.P. Morgan is the Administrative Agent) reasonably specified by such provider in writing to the Administrative Agent, which amount may be established or increased (by further written notice to the Administrative Agent from time to time) as long as no Default or Event of Default exists.

“Secured Bank Product Provider” shall mean (a) J.P. Morgan or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing and any Person that was a Lender or an Affiliate or a Lender at the time it provided a Bank Product (provided such provider delivers written notice to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, which has been countersigned by the Borrower to designate such Bank Product as a Secured Bank Product Obligation, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 8.12).

“Secured Obligations” shall mean the Obligations and the Secured Bank Product Obligations.

“Secured Parties” shall mean (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) each Secured Bank Product Provider, to the extent the Secured Bank Product Obligations in respect thereof constitute Secured Obligations, and (e) the successors and assigns of each of the foregoing.

“Securities” shall have the meaning assigned thereto in Article 8 of the UCC.

“Securities Account” shall have the meaning assigned thereto in Article 8 of the UCC.

“Securities Act” shall mean the Securities Act of 1933.

“Security Documents” shall mean, collectively, the Orders, this Agreement, the Mortgages and any other agreements, instruments and documents executed by any Loan Party in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, debentures, share charges, loan agreements, notes, pledges, powers of attorney, assignments, notices, and any financing statements whether theretofore, now or hereafter executed by any Loan Party and delivered to the Administrative Agent in connection with this Agreement.

“Shrink” shall mean Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Specified Disposition Letter” shall mean that certain Consultant Agreement, dated as of May 6, 2020 by and among the Borrower and the Specified Liquidation Agent, as amended, supplemented, or modified from time to time with the consent of the Administrative Agent.

“Specified Liquidation Agent” shall mean, collectively, Great American Group, LLC and its Affiliates.

“Specified Liquidation Agreement” shall mean the Specified Disposition Letter on terms reasonably satisfactory to the Administrative Agent, and which agreement, together with (x) all material documents relating thereto and (y) all exhibits, annex and schedules thereto, shall be reasonably satisfactory to the Administrative Agent prior to execution, as further amended, supplemented and modified with prior written notice to the Administrative Agent.

“Specified Store Closing Sales” shall mean the closure of certain of the Loan Parties’ stores as referenced in the [Store Closing Order] conducted by the Specified Liquidation Agent pursuant to the Specified Disposition Letter.

“Stated Amount” shall mean at any time the maximum amount for which a Letter of Credit may be honored.

“Status Calls” shall have the meanings assigned to such term in Section 5.17.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Rights” shall mean all dividends, instruments or other distributions and any other right or property which the Loan Parties shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Equity Interest constituting Collateral, any right to receive an Equity Interest and any right to receive earnings, in which the Loan Parties now have or hereafter acquire any right, issued by an issuer of such Equity Interest.

[“Store Closing Order” shall mean [_______].]

“subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” shall mean any direct or indirect subsidiary of the Borrower or a Loan Party, as applicable.

“Subsidiary Guarantor” shall mean each Loan Party other than Holdings.

“Supermajority Lenders” shall mean the Lenders holding more than 66⅔% of the aggregate amount of Revolver Commitments and Loans outstanding at any time; provided, however, that (i) the Revolver Commitments and Loans of any Defaulting Lender shall be excluded from such calculation and (ii) if the number of Lenders, excluding Defaulting Lenders, is greater than or equal to three (3) Lenders (including any Lender’s Affiliates as one (1) Person for this purpose), Supermajority Lenders must include at least three (3) unaffiliated Lenders.

“Supporting Obligations” shall have the meaning set forth in Article 9 of the UCC.

“Syndication Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges), assessments, fees or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Termination Date” shall mean the earliest of (a) Revolver Termination Date, (b) the date of consummation of a sale of all or substantially all of the Loan Parties’ assets under Section 363 or a plan under Section 1129 of the Bankruptcy Code, (c) the effective date of a Plan of Reorganization, (d) the date on which the Obligations become due and payable pursuant to this Agreement, whether by acceleration or otherwise, and (d) the date which the Administrative Agent delivers written notice to the Borrower of its election, on account of the occurrence of an Event of Default, to accelerate all Obligations hereunder.

“Test Period” shall mean, on any date of determination, the period of four (4) consecutive fiscal quarters (taken as one (1) accounting period) of the Borrower then most recently ended for which financial statements have been most recently delivered or were required to be delivered.

“Trademarks” shall mean, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) all trademarks (including service marks), trade names, trade dress, and trade styles and the registrations and applications for registration thereof and the goodwill of the business symbolized by the foregoing; (b) all licenses of the foregoing, whether as licensee or licensor; (c) all renewals of the foregoing; (d) all income, royalties, damages, and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (e) all rights to sue for past, present, and future infringements of the foregoing, including the right to settle suits involving claims and demands for royalties owing; and (f) all rights corresponding to any of the foregoing throughout the world.

“Transaction Costs” shall mean fees and expenses payable or otherwise borne by Holdings, any other Parent Entity, the Borrower and its Subsidiaries in connection with the Transactions occurring on or about the Closing Date.

“Transactions” shall mean, collectively, the transactions to occur pursuant to the Loan Documents, including the execution and delivery of the Loan Documents and the initial borrowings hereunder.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the CBFR.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Uniform Customs” shall have the meaning assigned to such term in Section 9.07.

“Unused Line Fee Rate” shall mean 0.50% per annum on the average daily unused Availability, calculated based upon the actual number of days elapsed over a 360-day year payable monthly in arrears.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Adequate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.14(e)(i)(B)(3).

“U.S. Trustee” shall mean the United States Trustee applicable in the Chapter 11 Cases.

“WF Concentration Account” shall mean the Borrower’s Main Concentration Account No.: [REDACTED] held at Wells Fargo Bank, National Association.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including a payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth that will elapse between such date and the making of such payment); by (b) the outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02           Terms Generally.

(a)            The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, the Loan Documents in which the reference appears unless the context shall otherwise require.

(b)            Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or other document, agreement or instrument (including any by-laws, limited partnership agreement, limited liability company agreement, articles of incorporation, certificate of limited partnership or certificate of formation, as the case may be) shall mean such Loan Document, agreement or instrument as amended, restated, amended and restated, supplemented, otherwise modified, replaced, renewed, extended or refinanced from time to time and any reference in this Agreement to any Person shall include a reference to such Person’s permitted assigns and successors-in-interest.

(c)            Unless otherwise defined herein, the following terms are used herein as defined in the UCC (and if defined in more than one Article of the UCC, such terms shall have the meanings given in Article 9 thereof): Account Debtor, Certificated Security, Chattel Paper, Commodity Account, Documents, Deposit Account, Electronic Chattel Paper, Equipment, Farm Products, General Intangibles, Goods, Instruments, Inventory, Letter of Credit, Letter-of-Credit Rights, Money, Payment Intangibles, Securities Account, Security, Supporting Obligations and Tangible Chattel Paper.

(d)            Unless otherwise defined herein, the following terms are used herein as defined in the Approved Budget: Total Cash Receipts, Total Non-Operating Disbursements, Total Operating Disbursements and Professional Fees.

Section 1.03           Accounting Terms.

(a)            Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that if an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of such affected provisions (without the payment of any amendment or similar fees to the Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided further that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b)            Notwithstanding anything to the contrary contained in paragraph (a) above or the definition of Capital Lease Obligations, in the event of an accounting change requiring all leases to be capitalized, only those leases (assuming for purposes hereof that they were in existence on the date hereof) that would constitute Capital Lease Obligations on the date hereof shall be considered Capital Lease Obligations and all calculations and deliverables under this Agreement or any other Loan Document shall be made in accordance therewith (provided that all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of such accounting change shall contain a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

Section 1.04           Rounding. Except as otherwise expressly provided herein, any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one (1) place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05           Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day (other than as described in the definition of CBFR, NYFRB Rate or Interest Period), the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.06          Classification. For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, contractual restriction or prepayment of Indebtedness meets the criteria of more than one (1) of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.04, 6.05, 6.06, 6.07 and 6.09, the Borrower, in its sole discretion, may classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one (1) category.

Section 1.07          References to Laws. Unless otherwise expressly provided herein, references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Section 1.08          Interest Rates; LIBOR Notification. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.11(b) of this Agreement, such Section 2.11(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 2.11 in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.11(b), will be similar to, or produce the same value or economic equivalence of, the Adjusted LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

Section 1.09            Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolver Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolver Borrowing”).

ARTICLE II

The Credits

Section 2.01            Revolver Commitments; Roll-Up of Pre-Petition Obligations. Each Lender agrees, severally on a Pro Rata basis up to its Revolver Commitment, on the terms set forth herein, to make Loans to the Borrower from time to time on the Closing Date through the Termination Date. The Loans may be repaid and reborrowed as provided herein. In no event shall the Lenders have any obligation to honor a request for a Loan if the unpaid balance of Loans and LC Obligations outstanding at such time (including the requested Loan) would exceed the Line Cap. Notwithstanding anything to the contrary contained herein or in any other Loan Document, on the Closing Date, (i) each Existing Letter of Credit shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Closing Date and all Pre-Petition LC Obligations shall constitute “LC Obligations” for all purposes of this Agreement and (ii) all Pre-Petition Obligations constituting “Secured Bank Product Obligations” (as such term is defined in the Pre-Petition Credit Agreement) shall constitute Secured Obligations under the Loan Documents. The maximum amount of Loans the Lenders are committed to advance to the Borrower at any time shall be subject to and limited by the terms of the Orders and the Approved Budget.

Section 2.02            Loans and Borrowings.

(a)            All Loans shall be made by the Lenders ratably in accordance with their respective Revolver Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder.

(b)            Subject to Section 2.11 each Borrowing shall be (i) comprised entirely of CBFR Loans or Eurodollar Loans as the Borrower may request in accordance herewith and (ii) (x) in the case of Eurodollar Loans, in a minimum amount of $1,000,000, or an increment of $100,000 in excess thereof or (y) in the case of CBFR Loans, no minimum amount or predetermined increment shall apply.

(c)            Borrowings of more than one Type may be outstanding at the same time; provided that, without the consent of the Administrative Agent, there shall not at any time be more than a total of ten (10) Eurodollar Borrowings outstanding.

(d)            Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolver Termination Date.

Section 2.03            Requests for Borrowings and Notices.

(a)            To request a Borrowing of Loans, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., Local Time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of a CBFR Borrowing, not later than 12:00 p.m., Local Time, on the date of the proposed Borrowing. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or other electronic transmission (including by “.pdf” or “.tif”) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)             the aggregate amount of the requested Borrowing;

(ii)            the date of such Borrowing, which shall be a Business Day;

(iii)          whether such Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing; and

(iv)           in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

(b)            If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a CBFR Borrowing. If no Interest Period is specified with respect to a requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected a Eurodollar Borrowing with an Interest Period of one (1) month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04            Letters of Credit.

(a)            Issuance of Letters of Credit. At any time on or after the Closing Date, the Issuing Banks shall issue, subject to Section 2.04(e), Letters of Credit denominated in Dollars totaling up to a maximum amount equal to the Letter of Credit Subline, in aggregate principal amount from time to time until 30 days prior to the Revolver Termination Date (or until the Termination Date, if earlier), on the terms set forth herein, including the following:

(i)            The Borrower acknowledges that the Issuing Bank’s issuance of any Letter of Credit is conditioned upon the Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as the Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. The Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) the Issuing Bank receives a LC Request and LC Application at least 3 Business Days (or shorter period of time as may be agreed by the Administrative Agent and the applicable Issuing Bank in their reasonable discretion) prior to the requested date of issuance; and (ii) each LC Condition is satisfied. If, in sufficient time to act, the Issuing Bank receives written notice from Required Lenders that a LC Condition has not been satisfied, the Issuing Bank shall not issue the requested Letter of Credit. Prior to receipt of any such notice, the Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions. In the event that a reallocation of the Fronting Exposure with respect to LC Obligations of a Defaulting Lender pursuant to Section 2.18(a) does not fully cover the Fronting Exposure with respect to LC Obligations of such Defaulting Lender and such Defaulting Lender has not Cash Collateralized its obligations or otherwise made arrangements reasonably satisfactory to the Issuing Bank, the applicable Issuing Bank may require the Borrower to Cash Collateralize such remaining Fronting Exposure in respect of each outstanding Letter of Credit and will have no obligation to issue new Letters of Credit, or to extend, renew or amend existing Letters of Credit to the extent the Fronting Exposure with respect to LC Obligations would exceed the commitments of the non-Defaulting Lenders, unless such remaining Fronting Exposure with respect to LC Obligations is Cash Collateralized.

(ii)            Letters of Credit may be requested by the Borrower to support obligations incurred in the ordinary course of business, to backstop or replace Existing Letters of Credit through the issuance of new Letters of Credit for the account of the issuers of such Existing Letters of Credit (including, by “grandfathering” such Existing Letters of Credit in this Agreement which shall, for the avoidance of doubt, be deemed issued pursuant to this Agreement), for any purpose permitted under this Agreement and the other Loan Documents or as otherwise approved by the Administrative Agent. The amendment, renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application may be required or waived at the discretion of the Issuing Bank.

(iii)          The Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of the Administrative Agent, the Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any LC Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any LC Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any LC Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or LC Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and the Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of the Issuing Bank, the Administrative Agent or any Lender, including any act or omission of a Governmental Authority. The Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the Borrower is discharged with proceeds of any Letter of Credit.

(iv)           In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, the Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by the Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. The Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. The Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents.

(v)            Notwithstanding anything to the contrary in this Section 2.04(a), the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise reasonable care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, that are the result of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank.

(vi)          For the avoidance of doubt, (a) no LC Documents shall (i) contain any representations and warranties, covenants or events of default not set forth in this Agreement and any representations and warranties, covenants and events of default shall be subject to the same qualifiers, exceptions and exclusions as those set forth in this Agreement or (ii) provide for any collateral security or Liens and (b) to the extent any of the foregoing provisions are contained therein and not contained herein, then such provisions shall be rendered null and void and any such qualifiers, exceptions and exclusions contained herein shall be deemed incorporated therein, mutatis mutandis.

(b)            Reimbursement; Participations.

(i)             If the Issuing Bank honors any request for payment under a Letter of Credit, the Borrower shall pay to the Issuing Bank, by 1:00 p.m. (Local Time) (or such later time as the Administrative Agent may agree) within one Business Day following receipt by the Borrower of notice from the relevant Issuing Bank (“Reimbursement Date”), the amount paid by the Issuing Bank under such Letter of Credit, together with interest at the interest rate for CBFR Loans from the Reimbursement Date until payment by the Borrower. The obligation of the Borrower to reimburse the Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable and, subject to Section 2.04(a)(v), shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that the Borrower may have at any time against the beneficiary. Unless the Borrower notifies the Administrative Agent that it intends to reimburse the Issuing Bank for a drawing under a Letter of Credit, whether or not the Borrower submits a Borrowing Request, the Borrower shall be deemed to have requested a Borrowing of CBFR Loans in an amount necessary to pay all amounts due to the Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Revolver Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Section 4.02 are satisfied. Upon the issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from the Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If the Issuing Bank makes any payment under a Letter of Credit and the Borrower does not reimburse such payment on the Reimbursement Date, the Administrative Agent shall promptly notify the Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to the Administrative Agent, for the benefit of the Issuing Bank, the Lender’s Pro Rata share of such payment.

(ii)           The obligation of each Lender to make payments to the Administrative Agent for the account of the Issuing Bank in connection with the Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of: any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. The Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by the Borrower or other Person of any obligations under any LC Documents. The Issuing Bank does not make to the Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Loan Party. The Issuing Bank shall not be responsible to any Lender for: any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party.

(iii)            No Issuing Bank shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence, bad faith or willful misconduct. The Issuing Bank shall not have any liability to any Lender if the Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.

(c)            Cash Collateral. Except as otherwise provided herein, if any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default has occurred and is continuing, (b) that Availability is less than zero, (c) after the Termination Date, or (d) within 5 Business Days prior to the Revolver Termination Date, then the Borrower shall, at the Issuing Bank’s or the Administrative Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit (at 100% in the case of clause (b), and otherwise at 105%) and pay to the Issuing Bank the amount of all other LC Obligations. If the Borrower fails to provide any Cash Collateral as required hereunder, the Administrative Agent may (and shall upon direction of Required Lenders) advance, as Loans, the amount of the Cash Collateral required (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 4.02 are satisfied).

(d)            Provisions Related to Revolver Commitment Increases with respect to Letters of Credit. If the maturity date in respect of any tranche of Revolver Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolver Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Loans and payments in respect thereof pursuant to Section 2.04(b) under (and ratably participated in by the Lenders pursuant to) the Revolver Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolver Commitments thereunder at such time (it being understood that no partial Stated Amount of any Letter of Credit may be so reallocated)) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.04(c). Commencing with the maturity date of any tranche of Revolver Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

(e)            Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time upon at least 30 days’ prior notice to the Administrative Agent and the Borrower. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. On the effective date of such resignation or replacement, the Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.04, 8.06, and 9.05, relating to any Letter of Credit issued prior to such date. The Administrative Agent shall promptly appoint a replacement Issuing Bank, which, as long as no Event of Default under Sections 7.01(b) and (c) has occurred and is continuing, shall be reasonably acceptable to the Borrower.

Section 2.05          Funding of Borrowings.

(a)            Each Lender shall make a Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make the proceeds of such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Operating Account.

(b)            Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Borrowing Request that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower agrees to pay to the Administrative Agent (provided, that any such payment by the Borrower to the Administrative Agent is without prejudice to any claim the Borrower may have against such applicable Lender) forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to CBFR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06           Interest Elections.

(a)            Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)            To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly (but in any event on the same Business Day) by hand delivery, fax or other electronic transmission (including by “.pdf” or “.tif”) to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by the Borrower.

(c)            Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)            the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)          whether the resulting Borrowing is to be a CBFR Borrowing or a Eurodollar Borrowing;

(iv)           if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)            following any notice from the Administrative Agent contemplated by clause (e) of this Section 2.06, as of the date of such Interest Election Request, no event shall have occurred and be continuing or would result from the consummation of the conversion and/or continuation contemplated thereby that would constitute an Event of Default.

(d)            Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)            If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a CBFR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a CBFR Borrowing at the end of the Interest Period applicable thereto.

Section 2.07           Repayment of Loans; Termination of Revolver Commitments.

(a)            The Borrower shall (i) make, or cause to be made, mandatory payments in respect of the Pre-Petition Obligations and the Obligations, as applicable, on each Business Day in accordance with the cash management and dominion procedures set forth in Section 5.12 and (ii) have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior written notice not later than 2:00 p.m. (Local time) two Business Days before the date of such prepayment, if applicable, payment of any break funding expenses under Section 2.13; provided that, in the case of the foregoing clauses (i) and (ii), any such prepayment shall be applied; first, to the Pre-Petition Obligations then outstanding (other than the Retained Pre-Petition Obligations except to the extent provided in Section 2.07(h)) in the order and manner provided in the Pre-Petition Credit Agreement and second, to the Loans.

(b)            Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Loans may be prepaid from time to time, without penalty or premium.

(c)            In the event and on such occasion that the aggregate outstanding Loans and LC Obligations exceed the Line Cap, the Borrower shall on the next Business Day prepay first, the Pre-Petition Obligations then outstanding (other than the Retained Pre-Petition Obligations except to the extent provided in Section 2.07(h)) in the order and manner provided in the Pre-Petition Credit Agreement and second, the Loans and/or LC Obligations or Cash Collateralize the LC Obligations in an account with the Administrative Agent pursuant to Section 2.04(c), as applicable, in an aggregate amount equal to such excess.

(d)            The Revolver Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement.

(e)            In the event and on such occasion that any advance is made to the Borrower or any other Loan Party under the Qualifying DIP RE Facility, the Borrower shall, on the next Business Day, prepay first, the Pre-Petition Loans then outstanding (other than the Retained Pre-Petition Obligations except to the extent provided in Section 2.07(h)) in the order and manner provided in the Pre-Petition Credit Agreement and second, the Loans and/or LC Obligations in an aggregate principal amount equal to such advance.

(f)            Each prepayment of Borrowings pursuant to this Section 2.07 shall be applied ratably among the parties entitled thereto. Prepayments pursuant to this Section 2.07(f) shall be accompanied by accrued interest to the extent required by Section 2.10(d)(ii).

(g)            Prepayments permitted or required under this Section 2.07 shall be without premium or penalty, except as required under Section 2.13.

(h)            The Administrative Agent may apply any payments made or to be applied hereunder in respect of the Pre-Petition Obligations to the Retained Pre-Petition Obligations in such amount and manner as the Administrative Agent may elect in its sole discretion.

Section 2.08           Evidence of Debt.

(a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)            The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c)            The entries made in the accounts maintained pursuant to paragraph (d) of this Section shall be, absent manifest error, prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement; and, provided, further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(d)            Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

Section 2.09           Fees.

(a)            Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent set forth in the Fee Letter.

(b)            Unused Line Fee. The Borrower shall pay to the Administrative Agent, for the Pro Rata benefit of the Lenders (other than any Defaulting Lender), a fee equal to the Unused Line Fee Rate multiplied by the amount by which the Revolver Commitments (other than Revolver Commitments of a Defaulting Lender) exceed the average daily balance of outstanding Loans and stated amount of outstanding Letters of Credit during any fiscal month. Such fee shall be payable in arrears, on the first calendar day of the immediately following month.

(c)            LC Facility Fees. The Borrower shall pay (a) to the Administrative Agent, for the Pro Rata benefit of the Lenders, a fee equal to (i) the Applicable Margin in effect for Eurodollar Loans times the average daily Stated Amount of outstanding “standby” Letters of Credit and (ii) 50% of such Applicable Margin times the average daily Stated Amount of outstanding “commercial” Letters of Credit, in each case, which fee shall be payable in arrears, on the first Business Day of each fiscal quarter; (b) to the applicable Issuing Bank, for its own account, a fronting fee not in excess of 0.125% per annum of the Stated Amount of each Letter of Credit (“Issuing Bank Fee”), which fee shall be calculated based upon the actual number of days elapsed over a 360-day year and payable in arrears, on the first calendar day of each fiscal quarter (it being understood that any Issuing Bank Fee payable to Wells Fargo Bank, N.A., in its capacity as Issuing Bank, will be payable in arrears, on the first Business Day of each fiscal quarter); and (c) to the applicable Issuing Bank, for its own account, all customary charges associated with the issuance, registration, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred upon demand.

(d)            Closing Fee. The Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as compensation for the making of such Revolver Commitment, a closing fee (the “Closing Fee”) in an amount equal to 2.00% of the stated principal amount of such Lender’s Revolver Commitment on the Closing Date and shall be payable on the initial funding of the Loans under this Agreement.

(e)            Generally. All such fees shall be paid on the dates due, in immediately available Dollars. Once paid, none of these fees shall be refundable under any circumstances.

Section 2.10           Interest.

(a)            The Loans comprising each CBFR Borrowing shall bear interest at the CBFR plus the Applicable Margin.

(b)            The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)            Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise or if any Event of Default has occurred and is continuing, all overdue amounts shall automatically bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of, or interest on, any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to CBFR Loans as provided in paragraph (a) of this Section (in each case, the “Default Rate”).

(d)            Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Revolver Termination Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, and (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the effective date of such conversion.

(e)            All interest hereunder shall be computed on the basis of a year of three hundred sixty (360) days, except that interest computed by reference to the CBFR at times when the CBFR is based on the Prime Rate shall be computed on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable CBFR, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.11           Alternate Rate of Interest. (a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i)            the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the LIBO Screen Rate is not available or published on a current basis), for such Interest Period; or

(ii)            the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto a CBFR Borrowing, and (B) if the Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a CBFR Borrowing.

(b)            If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 9.08, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.11(b), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an CBFR Borrowing.

Section 2.12           Increased Costs.

(a)            If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii)            subject any Lender Party to any Taxes (other than (A) Indemnified Taxes paid or payable under Section 2.14, (B) Other Taxes and (C) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or other Lender Party of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or other Lender Party of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or other Lender Party (whether of principal, interest or otherwise), then within thirty (30) days of receipt of a certificate of the type specified in paragraph (d) below the Borrower will pay to such Lender or other Lender Party, as applicable, such additional amount or amounts as will compensate such Lender or other Lender Party, as applicable, for such additional costs incurred or reduction suffered.

(b)            If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such or Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time within thirty (30) days of receipt of a certificate of the type specified in paragraph (d) below the Borrower shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)            Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.

(d)            A certificate of a Lender or an Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that such certificate from each such Lender or Issuing Bank shall contain a certification to the Borrower that such Lender or Issuing Bank is generally requiring reimbursement for the relevant amounts from similarly situated borrowers under comparable syndicated credit facilities. The Borrower shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(e)            Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.12, such Lender or Issuing Bank shall notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than ninety (90) days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety (90) day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.13           Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of margin). Such loss, cost and expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan but exclusive of the Applicable Margin relating thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for U.S. Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

Section 2.14           Taxes.

(a)            Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if a Loan Party or other applicable withholding agent shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by any Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or any Issuing Bank, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)            In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Each Loan Party shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability, prepared in good faith and delivered to such Loan Party by a Lender or an Issuing Bank or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)            As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two (2) sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)            executed copies of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(4)            to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one (1) or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)            If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.14 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender and in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.14(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(g)            Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)            For purposes of this Section 2.14 the term “Lender” includes any Issuing Bank.

Section 2.15           Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)            Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Section 2.12, 2.13, or 2.14, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)            Any proceeds of Collateral received by the Administrative Agent not constituting either a specific payment of principal, interest, fees or other sum payable under the Loan Documents shall be applied ratably:

(i)            first, to permanently reduce the Pre-Petition Obligations then outstanding (if any and other than the Retained Pre-Petition Obligations except to the extent provided in Section 2.07(h)), in the order and manner provided in the Pre-Petition Credit Agreement;

(ii)            second, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from the Borrower (other than in connection with Bank Product Debt),

(iii)           third, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Bank Product Debt),

(iv)            fourth, to pay interest due in respect of the Overadvances and Protective Advances,

(v)            fifth, to pay the principal of the Overadvances and Protective Advances,

(vi)           sixth, to pay interest then due and payable on the Loans (other than Overadvances and Protective Advances) ratably,

(vii)           seventh, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements,

(viii)          eighth, if an Event of Default has occurred and is continuing, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate LC Obligations, to be held as Cash Collateral for such Obligations,

(ix)            ninth, to pay any amounts owing with respect to Bank Product Debt, and

(x)            tenth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower.

(c)            At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums due and payable under the Loan Documents or in respect of the Pre-Petition Obligations, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower pursuant to Section 2.03 or a deemed request as provided in Section 2.20 or may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents or in respect of the Pre-Petition Obligations and agrees that all such amounts charged shall constitute Loans and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03 or 2.20, as applicable, and (ii) the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents or in respect of the Pre-Petition Obligations.

(d)            If (other than (x) any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans to any assignee or participant, including any assignee or participation that is a Loan Party or any of its Affiliates or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in or contemplated by Section 9.04(f)) any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, participations in L/C Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in L/C Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (d) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)            Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)            If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(b), Section 2.05(b) or Section 2.15(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(g)            Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Revolving Facility Percentages of the relevant Lenders.

Section 2.16           Mitigation Obligations; Replacement of Lenders.

(a)            If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.14, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)            If any Lender requests compensation under Section 2.12, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender or becomes an Affected Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) terminate the Revolver Commitments of such Lender and repay all Obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments, (iv) the Borrower shall be liable to such Lender under Section 2.13 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (v) such assignment shall otherwise comply with Section 9.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) until such time as such Revolver Commitments are terminated, obligations are repaid or such assignment is consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.12 or Section 2.14, as the case may be. Nothing in this Section 2.16 shall be deemed to prejudice any rights that the Borrower, the Administrative Agent or any Lender may have against any replaced Lender. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16(b).

(c)            If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders or all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by (i) terminating the Revolver Commitments of such Lender and repaying all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender as of such termination date or (ii) requiring such Non-Consenting Lender to assign (in accordance with and subject to the restrictions contained in Section 9.04) all or the affected portion of its Loans and its Revolver Commitments hereunder to one (1) or more assignees, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (c) the Borrower shall be liable to such Lender under Section 2.13 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, (d) such assignment shall otherwise comply with Section 9.04 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (e) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver, discharge or termination. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.16(c).

Section 2.17           Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrower through the Administrative Agent (at which time such Lender shall be deemed an “Affected Lender”), any obligations of such Affected Lender to make or continue Eurodollar Loans or to convert CBFR Borrowings to Eurodollar Borrowings shall be suspended until such Affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Affected Lender (with a copy to the Administrative Agent), either convert all Eurodollar Borrowings of such Affected Lender to CBFR Borrowings, either on the last day of the Interest Period therefor, if such Affected Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Affected Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.18           Defaulting Lenders.

(a)            Reallocation of Pro Rata Share; Amendments. For purposes of determining the Lenders’ obligations to fund or acquire participations in Loans or Letters of Credit, the Administrative Agent may exclude the Revolver Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares and any Revolver Commitments or Fronting Exposure of any such Defaulting Lender shall automatically be reallocated among the non-Defaulting Lenders Pro Rata in accordance with their Revolver Commitments up to an amount such that the Revolver Commitment of each non-Defaulting Lender does not exceed its Revolver Commitments, so long as the conditions set forth in Section 4.02 are satisfied at the time of such reallocation. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 9.08.

(b)            Payments; Fees. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a Pro Rata basis of any amounts owing by that Defaulting Lender to any applicable Issuing Banks hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the applicable Issuing Bank to be held as Cash Collateral at a rate of 100% of the Fronting Exposure of such Defaulting Lender; fourth, to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent or the Borrower, to be held in a deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement and to Cash Collateralize any Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Obligations in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Obligations were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Pre-Petition Obligations and the Loans of, and LC Obligations owed to, all non-Defaulting Lenders on a Pro Rata basis prior to being applied to the payment of any Loans of, or LC Obligations owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a Defaulting Lender, and the unfunded portion of its Revolver Commitment shall be disregarded for purposes of calculating the Unused Line Fee Rate under Section 2.09(b). To the extent any LC Obligations owing to a Defaulting Lender are reallocated to other Lenders, Letter of Credit fees attributable to such LC Obligations under Section 2.09(c) shall be paid to such other Lenders. The Administrative Agent shall be paid all Letter of Credit fees attributable to LC Obligations that are not so reallocated.

(c)            Cure. The Borrower, the Administrative Agent and the Issuing Bank may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Revolver Commitments and Loans, and all outstanding Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among the Lenders and settled by the Administrative Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed in writing by the Borrower, the Administrative Agent and the Issuing Bank (each of which shall make such determination, in its sole discretion), no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. No reallocation hereunder shall constitute a wavier or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

Section 2.19           Overadvances. If the aggregate Loans and LC Obligations outstanding exceed the Line Cap (an “Overadvance”) at any time, the excess amount shall be payable by the Borrower on demand by the Administrative Agent, but all such Loans shall nevertheless constitute Secured Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. The Administrative Agent may require the Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrower to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required from the Lenders), and (ii) the aggregate amount of all Overadvances and Protective Advances does not exceed 5% of the Borrowing Base and (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $500,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the aggregate outstanding Loans and LC Obligations to exceed the aggregate Revolver Commitments. The making of any Overadvance shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the then existing Event of Default. In no event shall the Borrower or other Loan Party be permitted to require any Overadvance Loan to be made.

Section 2.20           Protective Advances. The Administrative Agent shall be authorized, in its discretion, following notice to and consultation with the Borrower, at any time, to make CBFR Loans (“Protective Advances”) (a) in an aggregate amount, together with the aggregate amount of all Overadvance Loans, not to exceed 5% of the Borrowing Base, if the Administrative Agent deems such Protective Advances necessary or desirable to preserve and protect the Collateral, or to enhance the collectability or repayment of the Obligations; or (b) to pay any other amounts chargeable to Loan Parties under any Loan Documents, including costs, fees and expenses; provided that, the aggregate amount of outstanding Protective Advances plus the outstanding amount of Loans and LC Obligations shall not exceed the aggregate Revolver Commitments. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances under clause (a) by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. The Administrative Agent may use the proceeds of such Protective Advances to (a) protect, insure, maintain or realize upon any Collateral; or (b) defend or maintain the validity or priority of the Administrative Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien; provided that the Administrative Agent shall use reasonable efforts to notify the Borrower after paying any such amount or taking any such action and shall not make payment of any item that is being properly contested.

ARTICLE III

Representations and Warranties

Each of Holdings (solely to the extent applicable to it) and each other Loan Party represents and warrants to the Administrative Agent and each of the Lenders that:

Section 3.01           Organization; Powers. Subject to any restriction arising on account of each Loan Party’s status as a “debtor” under the Bankruptcy Code and any required approvals of the Court, each of Holdings, the Borrower and each of the Subsidiaries (a) is a limited partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business and in good standing in each jurisdiction where such qualification is required; except in each case referred to in this Section 3.01 (other than in clause (a) and clause (b), respectively, with respect to the Borrower), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 3.02           Authorization. Subject to the entry of the Order, the execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Guarantors of each of the Loan Documents to which it is a party, and the borrowings hereunder, the transactions forming a part of the Transactions and the payment of the Transaction Costs (a) have been duly authorized by all corporate, stockholder, limited partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Guarantors and (b) other than violations arising as a result of the commencement of, or otherwise related to, Chapter 11 Cases or where enforcement is stayed as upon commencement of the Chapter 11 Cases or as otherwise excused by the Court, will not (i) violate (A) any provision of (x) law, statute, rule or regulation applicable to such party, or (y) of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings, the Borrower or any such Subsidiary Guarantor, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Guarantor is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (b)(i)(A)(x), (b)(i)(B), (b)(i)(C) or (b)(ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Guarantor, other than the Liens created by the Loan Documents, Liens permitted by Section 6.02 hereof and Liens in respect of Pre-Petition Obligations granted accordance with the terms of Pre-Petition Credit Agreement, including the Pre-Petition Loan Documents.

Section 3.03           Enforceability. Subject to the entry of the Order, this Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Section 3.04           Governmental Approvals. Other than violations arising as a result of the commencement of, or otherwise related to, the Chapter 11 Cases or where enforcement is stayed as upon commencement of the Chapter 11 Cases or as otherwise excused by the Court, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions and the payment of the Transaction Costs, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect and (e) such actions, consents, approvals, registrations or filings the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect.

Section 3.05           Financial Condition.

(a)            All financial statements of the Loan Parties that have been or may hereafter be delivered by any Loan Party to the Administrative Agent and/or the Lenders present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows of the Borrower and its Subsidiaries as of the date(s) and for the period(s) thereof in accordance with GAAP.

(b)            No Loan Party or any Subsidiary has on the date hereof any material Debt or any material contingent liabilities, off-balance sheet liabilities or liabilities for Taxes, except as referred to or reflected or provided for in the Approved Budget, the “first day” orders or the financial statements of the Loan Parties or their Subsidiaries previously delivered to the Lenders.

Section 3.06           No Material Adverse Effect. Since the Petition Date, no event, development, circumstance or change has occurred that has or would reasonably be expected to have a Material Adverse Effect.

Section 3.07           Properties.

(a)            As of the date of this Agreement, Schedule 3.07 sets forth the address of each parcel of real property that is owned by any Loan Party and each material parcel of real property that is leased by any Loan Party (collectively, the “Real Property”). To the knowledge of the Loan Parties, (i) each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, (ii) each Loan Party has paid all of its material monetary obligations (to the extent arising after the Petition Date) with respect to each of its leases and subleases, and (iii) there are no other material defaults with respect to obligations arising after the Petition Date with respect to any of such leases or subleases, subject to any applicable cure periods, other than defaults arising solely as a result of, or as otherwise related to, the commencement of the Chapter 11 Cases and others disclosed to the Administrative Agent on or prior to the Petition Date, provided that the representation set forth in this sentence shall not apply to where such representation would not be true solely as a result of the commencement of the Chapter 11 Cases. Each of the Loan Parties and each of its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its material real and personal property, free of all Liens other than those permitted by Section 6.02.

(b)            Each Loan Party and each Subsidiary owns, or is licensed to use, all material trademarks, tradenames, copyrights, patents and other Intellectual Property necessary to its business as currently conducted. A correct and complete list of such Trademarks, Copyrights, Patents, Licenses and other Intellectual Property, as of the date of this Agreement, is set forth on Schedule 3.07. To the knowledge of the Loan Parties or any Subsidiary, the use of such Trademarks, Copyrights, Patents, Licenses and other Intellectual Property by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement except as set forth on Schedule 3.07.

Section 3.08           Capitalization and Subsidiaries. Schedule 3.08 sets forth as of the Closing Date (a) a correct and complete list of the name and relationship to Holdings of each and all of Holding’s Subsidiaries, (b) a true and complete listing of each class of the authorized Equity Interests of all Loan Parties, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and, other than with respect to Holdings, owned beneficially and of record by the Persons identified on Schedule 3.08, and (c) the type of entity of each Loan Party. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. There are no outstanding commitments or other obligations of any Loan Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of such Loan Party. Holdings has no Foreign Subsidiaries.

Section 3.09           Litigation; Compliance with Laws.

(a)            Except the Chapter 11 Cases, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending against, or to the knowledge of Holdings or the Borrower threatened in writing against, Holdings or the Borrower or any of the Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document, the Transactions or the payment of the Transaction Costs or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)            None of Holdings, the Borrower, the Subsidiaries or their respective properties or assets is in violation of any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws that are the subject of Section 3.16) or any restriction of record or agreement affecting any owned Real Property or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect unless non-compliance therewith is permitted by any applicable Governmental Authority (including any order of the Court) or as a result of the commencement of the Chapter 11 Cases.

Section 3.10           Investment Company Act. None of Holdings, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.11           Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly, as set forth in Section 5.13.

Section 3.12          Federal Reserve Regulations.

(a)           None of Holdings, the Borrower or any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b)           No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.13          Tax.

(a)           Each of Holdings, the Borrower and its Subsidiaries has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies, taken as a whole, and each such Tax return is true and correct in all material respects;

(b)           Each of Holdings, the Borrower and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other material Taxes or assessments (except Taxes for which payment is stayed or excused under the Bankruptcy Code or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, the Borrower or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves (in accordance with GAAP); and

(c)           With respect to each of Holdings, the Borrower and its Subsidiaries, no tax lien has been filed, and, to the knowledge of the Borrower and its Subsidiaries, no claim is being asserted, with respect to any such Taxes.

Section 3.14          Disclosure.

(a)           The Loan Parties have disclosed to the Lenders all material agreements, instruments and corporate or other restrictions to which any Loan Party or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Perfection Certificate nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.

(b)           As of the Closing Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date to any Lender in connection with this Agreement is true and correct in all material respects.

Section 3.15          Employee Benefit Plans.

(a)           Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Loan Party and each ERISA Affiliate is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder; and (ii) no ERISA Event has occurred or is reasonably expected to occur; the present value of all accumulated benefit obligations under each Plan (based on those assumptions used for purposes of Accounting Standards Codification No. 715: Compensation Retirement Benefits) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan allocable to such accrued benefits and the present value of all accrued benefit obligations of all underfunded Plans did not, as of the date of the most recent financial statements reflecting such amounts, exceed the value of the assets of all such underfunded Plans.

(b)           Except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Foreign Plan Event has occurred.

Section 3.16          Environmental Matters. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice of violation, request for information, order, complaint or assertion of penalty has been received by the Borrower or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened which allege a violation of or liability under any Environmental Laws or concerning Hazardous Materials, in each case relating to the Borrower or any of the Subsidiaries, (ii) the Borrower and the Subsidiaries has all permits necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) no Hazardous Material is located at any property currently or formerly owned, operated or leased by the Borrower or any of the Subsidiaries in quantities or concentrations that would reasonably be expected to give rise to any liability or obligation of the Borrower or any of the Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated by or on behalf of the Borrower or any of the Subsidiaries that has been transported to or Released at or from any location in a manner that would reasonably be expected to give rise to any liability or obligation of the Borrower or any of the Subsidiaries, and (iv) there is no agreement to which the Borrower or any of the Subsidiaries is a party in which the Borrower or any of the Subsidiaries has assumed or undertaken, or retained, responsibility for any known or reasonably likely liability or obligation arising under or relating to Environmental Laws.

Section 3.17          Security Documents. Subject to the entry of the Interim Order, this Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described herein and proceeds thereof.

Section 3.18          Affiliate Transactions. Except as permitted by Section 6.07, there are no existing agreements, arrangements or transactions between any Loan Party and any of its Affiliates (other than the Borrower or any of its Subsidiaries).

Section 3.19          Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or, to the knowledge of Holdings or the Borrower, threatened in writing against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other Applicable Law dealing with such matters; (c) all Persons treated as contractors by the Borrower and the Subsidiaries are properly categorized as such, and not as employees, under Applicable Law; and (d) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect the consummation of the Transactions and the payment of the Transaction Costs will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of its Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of its Subsidiaries (or any predecessor) is bound.

Section 3.20          Insurance. Schedule 3.20 sets forth a true, complete and correct description of all material insurance maintained by or on behalf of Holdings, the Borrower or the Subsidiaries as of the Closing Date. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, as of such date, such insurance is in full force and effect.

Section 3.21          USA PATRIOT Act and OFAC.

(a)           To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) USA PATRIOT Act. To the knowledge of the Borrower, no part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)           At all times following the date of implementation thereof required by Section 5.11, the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees.

(c)           To the knowledge of the Borrower, its directors and agents are in compliance with Anti-Corruption Laws and Sanctions in all material respects.

(d)           None of (i) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(e)           No Borrowing or Letter of Credit, use of proceeds by the Borrower or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or Sanctions.

Section 3.22          EEA Financial Institution. No Loan Party is an EEA Financial Institution.

Section 3.23          Plan Assets. None of the Borrower or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations).

Section 3.24          Accounts. As of the Closing Date, all of each Loan Party’s Deposit Accounts, Securities Accounts and Commodities Accounts (other than Excluded Accounts) are listed on Schedule 5.12, including the name of the institution where such account is maintained, the account number and description of account.

Section 3.25          Approved Budget. The initial Approved Budget, attached hereto as Annex A, which was delivered to the Administrative Agent on or prior to the Closing Date, and the then-applicable Approved Budget, was prepared in good faith upon assumptions the Borrower believed to be reasonable assumptions on the date of delivery of the then-applicable Approved Budget or update thereto. To the knowledge of the Borrower, no facts exist that (individually or in the aggregate) would result in any material change in the then-applicable Approved Budget.

Section 3.26          Material Agreements. All Material Agreements to which any Loan Party or any Subsidiary is a party or is bound as of the date of this Agreement are listed on Schedule 3.26. Except for any defaults or events of default arising solely as a result of the commencement of the Chapter 11 Cases, any defaults or events of default arising under the Pre-Petition Credit Agreement to the extent the Pre-Petition Obligations have not been converted to the Obligations in accordance with this Agreement, no Loan Party nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any Material Agreement to which it is a party or (ii) any agreement or instrument evidencing or governing any Material Indebtedness, in each case, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.27          Chapter 11 Cases.

(a)           The Chapter 11 Cases were commenced on the Petition Date in accordance with Applicable Law and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents and the Interim Order and Final Order, (ii) the hearing for the entry of the Interim Order, and (iii) the hearing for the entry of the Final Order.

(b)           After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Loan Parties now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(l) of the Bankruptcy Code, subject to (i) the Carve-Out and (ii) the priorities set forth in the Interim Order or Final Order, as applicable.

(c)           After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected first priority Lien on all of the Collateral subject, as to priority, only to (i) the Carve-Out, (ii) the Liens permitted pursuant to Section 6.02(q) and (iii) to the extent set forth in the Interim Order or the Final Order.

(d)           The Interim Order (with respect to the period on and after entry of the Interim Order and prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the Administrative Agent’s consent, modified or amended. The Loan Parties are in compliance in all material respects with the applicable Order.

(e)           Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or the Final Order, as the case may be, upon the Termination Date (whether by acceleration or otherwise) of any of the Secured Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Secured Obligations and to enforce the remedies provided for hereunder or under Applicable Law, without further notice, motion or application to, hearing before, or order from, the Court.

ARTICLE IV

Conditions of Lending

The Administrative Agent, the Issuing Bank and the Lenders shall not be required to fund any Loans, or arrange for the issuance of any Letters of Credit on the Closing Date, until the following conditions are satisfied or waived:

Section 4.01          Closing Date. On the Closing Date:

(a)           The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03).

(b)           The representations and warranties set forth in Article III hereof shall be true and correct in all material respects as of such date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c)           At the time of and immediately after giving effect to the Closing Date and upon the making of any Loans, no Event of Default or Default shall have occurred and be continuing.

(d)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(e)           Operating Account. The Administrative Agent shall receive a notice setting forth the Borrower’s deposit account (the “Operating Account”) to which the Lenders are authorized by the Borrower to disburse the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(f)           The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:

(i)            a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official);

(ii)           a certificate of the secretary or assistant secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(A)          that attached thereto is a true and complete copy of the by-laws (or limited partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date,

(B)           that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C)           that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D)           as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party,

(E)           as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party;

(iii)          a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv)          a certificate of a Responsible Officer of Holdings or the Borrower certifying that as of the Closing Date (x) all the representations and warranties described in Section 4.01(b) are true and correct to the extent set forth therein and (y) that as of the Closing Date, no Default or Event of Default has occurred and is continuing or would result from any Borrowing to occur on the date hereof or the application of the proceeds thereof.

(g)           (i) the Administrative Agent shall have received a duly completed and executed Perfection Certificate, together with all attachments contemplated thereby, (ii) the Administrative Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties and copies of the financing statements (or similar documents) disclosed by such search, (iii) the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are either permitted by Section 6.02 or have been released (or authorized for release in a manner reasonably satisfactory to the Administrative Agent); and (iv) each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(h)           Financial Statements and Projections. The Lenders shall have received (i) unaudited interim consolidated financial statements of Holdings and its Subsidiaries for the fiscal quarter ended December 31, 2019, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of Holdings and its Subsidiaries, as reflected in the most recent annual financial statements of Holdings delivered to the Administrative Agent, other than those events or circumstances customarily resulting from the commencement of the Chapter 11 Cases and (ii) satisfactory Projections (including Borrowing Base and Availability forecasts) and Holding’s initial Approved Budget and monthly DIP forecast, in each case of this clause (ii) other than with respect to the 13-week Approved Budget, from the Petition Date through the Termination Date, all in form and substance satisfactory to Administrative Agent.

(i)            Closing Availability. After giving effect to all Borrowings to be made on the Closing Date, the issuance of any Letters of Credit on the Closing Date and the payment of all fees and expenses due hereunder, and except to the extent otherwise contemplated by the Orders, with all of the Loan Parties’ indebtedness, liabilities, and obligations current so long as permitted to be paid in accordance with the Approved Budget, the Availability shall not be less than $[_______].

(j)            The Administrative Agent shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least 3 Business Days prior to the Closing Date, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented (in summary format) out-of-pocket expenses (including reasonable and documented fees, charges and disbursements of Vinson & Elkins L.L.P. and Agent’s Advisor) required to be reimbursed or paid by the Loan Parties hereunder or under any other Loan Document.

(k)           No Material Adverse Effect.

(i)             Since the Petition Date, other than those events or circumstances arising from the commencement of the Chapter 11 Cases, there has been no event or circumstance, either individually or in the aggregate, that has or could reasonably be expected to have a Material Adverse Effect.

(ii)            Except for actions, suits, investigations, proceedings, claims or disputes stayed by Section 362 of the Bankruptcy Code, no orders, injunctions or pending litigation exists which could reasonably be expected to have a Material Adverse Effect or which challenges this Agreement, the Loan Documents or the credit facilities contemplated hereunder.

(iii)           Since the Petition Date, there has been no material increase in the liabilities, liquidated or contingent, of the Borrower and the Subsidiary Guarantors taken as a whole, or material decrease in the assets of the Borrower, the Subsidiary Guarantors taken as a whole.

(iv)           Other than those resulting from the commencement of the Chapter 11 Cases, since the Petition Date there shall have been no adverse change in the ability of the Administrative Agent and the Lenders to enforce the Loan Documents and the Obligations of the Borrower and the Subsidiary Guarantors hereunder.

(l)            To the extent requested by the Administrative Agent not less than ten (10) days prior to the Closing Date, the Administrative Agent shall have received, at least five (5) days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Beneficial Ownership Regulation.

(m)          The Administrative Agent shall have received duly executed originals (or copies thereof, to the reasonable satisfaction of the Administrative Agent) of a letter of direction from the Borrower addressed to the Administrative Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Loans made on such date.

(n)           The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of May 23, 2020 on a pro forma basis and giving effect to the transactions contemplated hereby.

(o)           The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of the Fee Letter signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or other electronic transmission (including a “.pdf” electronic version) of a signed signature page of this Agreement) that such party has signed a counterpart of the Fee Letter.

(p)           The Borrower and its Subsidiaries shall have cash on the Borrower’s consolidated balance sheet as of the Petition Date of no greater than $5,000,000; provided that, as of the Closing Date, such amount shall be subject to the cash management and dominion provisions set forth in Section 5.12 and applied to the Pre-Petition Obligations as provided in Section 2.07(a).

(q)           Security Interest. Subject to the Interim Order, the Administrative Agent shall be satisfied that the Loan Documents and the Interim Order shall be effective to create in favor of the Administrative Agent a legal, valid, first priority, perfected and enforceable security interest and Lien upon the Collateral, with the priority set forth in the Interim Order and the terms thereof.

(r)           Approved Budget. Administrative Agent shall have received the Approved Budget.

(s)           Insolvency Matters – Chapter 11 Cases. (i) The Court shall have entered an Interim Order by no later than three (3) days after the Petition Date; (ii) the Administrative Agent shall have received drafts of the “first day” pleadings for the Chapter 11 Cases, in each case, in form and substance satisfactory to the Administrative Agent not later than a reasonable time in advance of the Petition Date for Administrative Agent’s counsel to review and analyze the same; and (iii) all motions, orders (including the “first day” orders and the Cash Management Order) and other documents to be filed with and submitted to the Court on the Petition Date shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Court shall have approved and entered all “first day” orders, including, without limitation, the Cash Management Order.

(t)           Appointment of Liquidation Agent. The Borrower shall have appointed the Specified Liquidation Agent upon terms and conditions acceptable to the Administrative Agent.

(u)           Other Documents. The Administrative Agent shall have received such other customary documents as the Administrative Agent or its counsel may have reasonably requested prior to the Closing Date.

Each Agent and each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date shall be deemed to have acknowledged receipt of and consented to and approved each Loan Document and each other document required to be approved by any Agent or Lender, as applicable, on the Closing Date.

Section 4.02          Conditions Precedent to All Credit Extensions. On the date of each Borrowing and on the date of each issuance, amendment, extension or renewal of a Letter of Credit:

(a)           the Borrower shall have delivered to the Administrative Agent a customary Borrowing Request, or LC Request as the case may be certifying as to, among other things, that (i) the Loans will be utilized in accordance with the Approved Budget (as updated from time to time pursuant to any Budget Compliance Report), (ii) the principal amount of the requested Loans (together with the outstanding principal amount of all outstanding Loans) does not exceed the Approved Budget (as updated from time to time pursuant to any Budget Compliance Report), (iii) the Borrower shall apply the proceeds of the Loans only to expenses set forth in the Approved Budget, and (iv) after giving effect to the requested Borrowing, the total Loans and LC Obligations shall not exceed the Line Cap;

(b)           Availability on the proposed date of such Borrowing shall be equal to or greater than the amount of such proposed Borrowing or issuance of Letters of Credit;

(c)           At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, and the application of the proceeds thereof, (i) no Default or Event of Default shall have occurred and be continuing (except for (x) any defaults or events of default arising solely as a result of the commencement of the Chapter 11 Cases and (y) to the extent the Pre-Petition Obligations have not been converted to the Obligations in accordance with this Agreement, any defaults or events of default under the Pre-Petition Credit Agreement) and (ii) no Protective Advance shall be outstanding;

(d)           the representations and warranties of each Loan Party set forth in Article III of this Agreement or in any other Loan Document shall be true and correct in all material respects (without duplication of any materiality qualifier contained therein) on the date of, and upon giving effect to, such funding or issuance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as such earlier date);

(e)           with respect to the issuance of any Letter of Credit, the LC Conditions shall be satisfied;

(f)           (i) The Final Order and the Cash Management Order, in each case, shall have been entered in form and substance acceptable to the Administrative Agent following the expiration of the Interim Order; (ii) the Interim Order or the Final Order, as applicable, shall not have been vacated, stayed, reversed, modified, or amended without the Administrative Agent’s consent and shall otherwise be in full force and effect; and (iii) no motion for reconsideration of the Interim Order or the Final Order, as applicable, shall have been timely filed by a Loan Party of any of their Subsidiaries; and

(g)           The Borrower shall have paid the balance of all fees and expenses then due and payable under this Agreement.

Each request by the Borrower for funding of a Loan, or issuance of a Letter of Credit (other than the Existing Letters of Credit) shall constitute a representation by the Borrower that the conditions in clauses (b) through (g) above are satisfied on the date of such request and on the date of such funding or issuance.

ARTICLE V

Affirmative Covenants

Each of Parent (solely as to Sections 5.01, 5.05 and 5.09 as applicable to it) and the Borrower covenants and agrees with each Lender that so long as any Revolver Commitments or Obligations (other than (i) contingent obligations as to which no claim or demand for payment has been made, or in the case of indemnification obligations, no notice has been given, and (ii) Obligations that have been Cash Collateralized, as applicable) are outstanding, the Borrower (and Holdings solely to the extent applicable to it) will, and the Borrower will cause each of the Subsidiaries to:

Section 5.01          Existence; Conduct of Business.

(a)           Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) except to the extent the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the rights, qualifications, permits, franchises, governmental authorizations, Intellectual Property rights, Licenses and permits with respect to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing provisions shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.05.

(b)           Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto reasonably necessary to the normal conduct of the business of the Borrower and the Subsidiaries and (ii) at all times maintain and preserve all property reasonably necessary to the normal conduct of the business of the Borrower and the Subsidiaries and keep such property in satisfactory repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto in accordance with prudent industry practice (in each case except as expressly permitted by this Agreement).

Section 5.02          Insurance. Maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company insurance in such amounts (with no greater risk retention) and against such risks (including, without limitation: loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations. Upon the effectiveness of the Qualifying DIP RE Facility, in the event any Real Property constituting Collateral hereunder is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, such Loan Party shall purchase and maintain flood insurance on such Real Property constituting Collateral hereunder (including any personal property which is located on such Real Property). The minimum amount of flood insurance required by this Section shall be in an amount equal to the total replacement cost value of the improvements. All insurance policies required hereunder shall name the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) as an additional insured or as lender loss payee, as applicable, and shall contain lender loss payable clauses or mortgagee clauses, through endorsements in form and substance satisfactory to the Administrative Agent, which provide that: (a) all proceeds thereunder with respect to any Collateral shall be payable to the Administrative Agent (provided that the Administrative Agent’s application of such proceeds shall be subject to the Intercreditor Agreement upon the effectiveness thereof and the applicable Orders); (b) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy; and (c) such policy and lender loss payable or mortgagee clauses may be canceled, amended, or terminated only upon at least thirty (30) days (ten (10) days in the case of failure to pay premiums) prior written notice given to the Administrative Agent. All premiums on any such insurance shall be paid when due by such Loan Party, and copies of the policies delivered to the Administrative Agent upon Administrative Agent’s request therefor. If such Loan Party fails to obtain any insurance as required by this Section, the Administrative Agent may obtain such insurance at the Borrower’s expense. By purchasing such insurance, the Administrative Agent shall not be deemed to have waived any Default arising from the Loan Party’s failure to maintain such insurance or pay any premiums therefor. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

Section 5.03          Taxes. Pay and discharge promptly when due all material Taxes, imposed upon it or upon its income or profits or in respect of its property, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Lien permitted under Section 6.02) upon such properties or any part thereof except to the extent not overdue by more than thirty (30) days or, if more than thirty (30) days overdue (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto and (b) in the case of a Tax or claim which has or may become a Lien on any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

Section 5.04          Financial Statements, Reports and Other Information Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a)           as soon as available, but in any event in accordance with Applicable Law and not later than ninety (90) days after the end of each fiscal year (commencing with fiscal year 2019), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without a “going concern” or like qualification, other than solely with respect to an upcoming maturity date of Indebtedness or a potential inability to satisfy a financial covenant, or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present, in all material respects, the financial condition and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP, supporting schedules reconciling such consolidated balance sheet and related statements of operations and cash flows with the consolidated financial condition and results of operations of Holdings or the Borrower, as applicable, for the relevant period (it being understood that the delivery by the Borrower of annual reports on Form 10-K of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b)           as soon as available, but in any event in accordance with Applicable Law and not later than forty-five (45) days after the end of each fiscal quarter (commencing with the fiscal quarter ending [____], 2020), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be accompanied by customary management’s discussion and analysis and certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes), supporting schedules reconciling such consolidated balance sheet and related statements of operations and cash flows with the consolidated financial position and results of operations of Holdings or the Borrower, as applicable, for the relevant period (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of Holdings and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c)           within thirty (30) days after the end of each month (for each of the first two (2) months of each fiscal quarter), a balance sheet and related statements of operations and cash flows showing the financial position of Holdings and its Subsidiaries as of the close of such month and the consolidated results of its operations during such month, all of which shall be in reasonable detail;

(d)          concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a Compliance Certificate certifying that no Default or Event of Default has occurred or, if such a Default or an Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(e)           by Wednesday of every calendar week prepared as of the close of business on Saturday of the previous week, the following all delivered electronically in a text formatted file acceptable to the Administrative Agent:

(i)             schedules detailing the Borrower’s Inventory, in form satisfactory to the Administrative Agent in its Permitted Discretion, by location (showing Inventory in transit, any Inventory located with a third party under any consignment, bailee arrangement, or warehouse agreement), by class (raw material, work-in-process and finished goods), by product type, and by quantity on hand, which Inventory shall be valued in a manner consistent with the audited financial statements of Holdings delivered prior to the date hereof or market and adjusted for any Reserves as the Administrative Agent has previously indicated in writing to the Borrower are deemed by the Administrative Agent in its Permitted Discretion to be appropriate,

(ii)            a worksheet of weekly calculations prepared by the Borrower to determine its Credit Card Receivables net of estimated credit card fees and Eligible Inventory, as represented by week ending stock ledger and arrived domestic in-transit inventory, reduced by applicable estimated reserves based on the previous month’s ending reserves, each such worksheet detailing the Accounts and Inventory excluded from Credit Card Receivables and Eligible Inventory and the reason for such exclusion together with a listing by credit card provider of all outstanding Credit Card Receivables,

(iii)           a reconciliation of the Borrower’s Inventory between (A) the amounts shown in the Borrower’s general ledger and financial statements and the reports delivered pursuant to clause (ii) above and (B) the amounts and dates shown in the reports delivered pursuant to clause (ii) above and the Borrowing Base Certificate delivered pursuant to Section 5.12(a) as of such date,

(iv)           a list of all material amendments to any agreement constituting Material Indebtedness, together with a copy of each such amendment;

(v)            a reconciliation of the loan balance per the Borrower’s general ledger to the loan balance under this Agreement, and

(vi)           a schedule and aging of the Borrower’s accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(f)           no later than three (3) days prior to the entry of the Final Order and three (3) days prior to confirmation of a Plan of Reorganization, budget of Holdings and its Subsidiaries for the remaining months of the then current fiscal year, containing, among other things, a pro forma balance sheet, statement of income and projected borrowing base and statement of cash flows for each such remaining month of such fiscal year, which budget shall be based on reasonable estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing, with detail and calculations supporting such assumptions, in form and substance acceptable to the Administrative Agent;

(g)           promptly upon the Administrative Agent’s reasonable request:

(i)             copies of invoices issued by the Borrower in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii)            copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory or Equipment purchased by any Loan Party;

(iii)           a schedule detailing the balance of all intercompany accounts of the Loan Parties;

(iv)           copies of all income tax returns filed by any Loan Party with the U.S. Internal Revenue Service or with any foreign equivalent after the Closing Date; and

(v)            additional information relating to the Collateral to the extent available using commercially reasonable efforts, including for the purposes of updating Collateral valuations and collateral audits and reviews of inventory levels and mix (it being agreed that the Borrower shall cooperate (and shall cause the Borrower Sale Advisor to cooperate) with Administrative Agent and Agent’s Advisors in connection with the foregoing, including granting access to information and records);

(h)           promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of its Subsidiaries with the SEC or any securities exchange, or distributed to its stockholders generally, as applicable and all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

(i)            together with each delivery under Section 5.04(a), a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and cash flow statement) of Holdings and its Subsidiaries for each month of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(j)            promptly following a request therefor, (x) such other information regarding the operations, changes in ownership of Equity Interests, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request, and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(k)           together with the delivery of the annual compliance certificate required by Section 5.04(d), deliver an updated copy of the Perfection Certificate reflecting all changes since the date of the information most recently received pursuant to this paragraph (k) or Section 5.09(d);

(l)            promptly following reasonable request therefore from the Administrative Agent, copies of (i) any documents described in Sections 101(f) and/or (j) of ERISA with respect to any Plan, and/or (ii) any notices or documents described in Sections 101(f), (k) and/or (l) of ERISA requested with respect to any Multiemployer Plan; provided, that if any Loan Party or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Party(ies) and/or the ERISA Affiliate(s) shall promptly make a request for such documents or notices from such administer or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof;

(m)          promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and

(n)           documents required to be delivered pursuant to this Section 5.04 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower (or a representative thereof) posts such documents (or provides a link thereto) at www.tuesdaymorning.com; provided that, other than with respect to items required to be delivered pursuant to Section 5.04(e) above, Holdings or the Borrower shall promptly notify (which notice may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents at www.tuesdaymorning.com and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents; (ii) on which such documents are delivered by Holdings or the Borrower to the Administrative Agent for posting on behalf of Holdings and the Borrower on IntraLinks, SyndTrak or another relevant secure website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); (iii) on which such documents are faxed to the Administrative Agent (or electronically mailed to an address provided by the Administrative Agent); or (iv) with respect to any item required to be delivered pursuant to Section 5.04(e) above in respect of information filed by Holdings or its applicable Parent Entity with any securities exchange or with the SEC or any analogous Governmental Authority or private regulatory authority with jurisdiction over matters relating to securities (other than Form 10-Q reports and Form 10-K reports), on which such items have been made available on the SEC website or the website of the relevant analogous governmental or private regulatory authority.

Section 5.05          Notices of Material Events. Furnish to the Administrative Agent (and the Administrative Agent shall make available to each Lender) promptly after any a Responsible Officer obtains knowledge (but in any event within any time period that may be specified below) written notice of the following:

(a)           the occurrence of any Default, Event of Default, or any “Default” or “Event of Default” as defined in the Pre-Petition Credit Agreement;

(b)           any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of their Subsidiaries would reasonably be expected to have a Material Adverse Effect;

(c)           the occurrence of any ERISA Event or Foreign Plan Event that, individually or together with all other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(d)           the filing of any Lien for unpaid taxes in excess of $1,000,000;

(e)            any change in the Borrower’s chief executive officer or chief financial officer;

(f)            any discharge, resignation or withdrawal of the registered public accounting firm (provided that filing an applicable 8-K with the SEC shall satisfy any notice requirements under clause (e) above or this clause (f));

(g)           any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event,

(h)           any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification;

(i)            (i) as soon as practicable in advance of filing with the Court or delivering to the Committee appointed in a Chapter 11 Case, if any, or to the U.S. Trustee, as the case may be, the Final Order, all other material proposed orders and pleadings related to (x) the Chapter 11 Cases (all of which must be in form and substance satisfactory to the Administrative Agent) and (y) the Pre-Petition Credit Agreement, this Agreement and the credit facilities contemplated thereby, and/or any sale contemplated in accordance with the Case Milestones and any Plan of Reorganization and/or any disclosure statement related thereto (all of which must be in form and substance reasonably satisfactory to the Administrative Agent), (ii) substantially simultaneously with the filing with the Court or delivering to the Committee appointed in any Chapter 11 Case, if any, or to the U.S. Trustee, as the case may be, monthly operating reports and all other notices, filings, motions, pleadings or other information concerning the financial condition of the Loan Parties or their Subsidiaries or the Chapter 11 Cases that may be filed with the Court or delivered to the Committee appointed in any Chapter 11 Case, if any, or to the U.S. Trustee, and (iii) promptly upon its receipt thereof, each Weekly Statement (as defined in the Order) and Final Statement (as defined in the Order); and

(j)            any other development specific to Holdings, the Borrower or any of their Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth the material details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.06          Compliance with Laws. (a) Comply with (x) each Applicable Law applicable to it or its property (including without limitation Environmental Laws), except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or such compliance is stayed by the Chapter 11 Cases and (y) the Bankruptcy Code, the Bankruptcy Rules, the Orders, and any other order of the Court in all material respects, and (z) subject to the foregoing clause (a)(y), perform in all material respects its obligations under Material Agreements to which it is a party; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.08, or to laws related to Taxes, which are the subject of Section 5.03 and (b) following the implementation thereof as required by Section 5.11, maintain in effect and enforce such policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions as have been approved by the Administrative Agent pursuant to Section 5.11.

Section 5.07          Maintaining Records; Access to Properties and Inspections.

(a)           Maintain all financial records in a manner sufficient to permit the preparation of consolidated financial statements in accordance with GAAP.

(b)           Permit the Administrative Agent, subject (except when an Event of Default exists) to reasonable advance notice to, and reasonable coordination with, the Borrower and normal business hours, to visit and inspect the properties of the Borrower, at the Borrower’s expense as provided in clause (c) below, inspect, audit and make extracts from the Borrower’s corporate, financial or operating records, and discuss with its officers, employees, agents, advisors and independent accountants (subject to such accountants’ customary policies and procedures) the Borrower business, financial condition, assets and results of operations (it being understood that a representative of the Borrower is allowed to be present in any discussions with officers, employees, agent, advisors and independent accountants); provided that the Administrative Agent shall only be permitted to conduct one field examination and one inventory appraisal with respect to any Collateral comprising the Borrowing Base from and after the Closing Date; provided further, that if at any time Availability is less than 25% of the Line Cap, one additional field examination and one additional inventory appraisal will be permitted, except that if an Event of Default has occurred and is continuing, there shall be no limit on the number of additional field examinations or inventory appraisals. No such inspection or visit shall unduly interfere with the business or operations of the Borrower, nor result in any damage to the Property or other Collateral. Neither the Administrative Agent nor any Lender shall have any duty to the Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with the Borrower. The Borrower acknowledges that all inspections, appraisals and reports are prepared by the Administrative Agent and Lenders for their purposes, and the Borrower shall not be entitled to rely upon them.

(c)           Reimburse the Administrative Agent for all reasonable and documented out-of-pocket (in summary format) costs and expenses (other than legal fees or costs and expenses which are covered under Section 9.05) of the Administrative Agent in connection with (i) examinations of the Borrower’s books and records or any other financial or Collateral matters as the Administrative Agent deems appropriate; and (ii) field examinations and inventory appraisals of Collateral comprising the Borrowing Base; in each case subject to the limitations on such examinations, audits and appraisals permitted under the preceding paragraph. Subject to and without limiting the foregoing, the Borrower specifically agrees to pay the Administrative Agent’s then standard charges for examination activities, including the standard charges of the Administrative Agent’s internal appraisal group. This Section shall not be construed to limit the Administrative Agent’s right to use third parties for such purposes.

Section 5.08          Compliance with Environmental Laws.

(a)           Comply, and make reasonable efforts to cause all lessees and other Persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws. This clause (a) shall be deemed not breached by a noncompliance with the foregoing if, upon learning of such noncompliance, the Borrower and any of its affected Subsidiaries promptly undertake reasonable efforts to eliminate such noncompliance, and such noncompliance and the elimination thereof, in the aggregate with any other noncompliance with any of the foregoing and the elimination thereof, could not reasonably be expected to have a Material Adverse Effect.

(b)           Except as could not reasonably be expected to have a Material Adverse Effect, generate, use, treat, store, release, dispose of, and otherwise manage Hazardous Materials in a manner that would not reasonably be expected to result in a material liability to the Borrower or any of the Subsidiaries or to materially affect any Real Property; and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a material liability to, or materially affect any Real Property.

Section 5.09          Further Assurances; Mortgages.

(a)           Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any Applicable Law, or that the Administrative Agent may reasonably request, which may be required by any Applicable Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(b)           If any asset that has an individual fair market value in an amount greater than $[____] (as reasonably estimated by the Borrower) is acquired by Holdings, the Borrower or any Subsidiary Guarantor after the Closing Date or owned by an entity at the time it becomes a Subsidiary Guarantor (including, without limitation, as the result of a Division) (in each case other than Excluded Collateral), cause such asset to be subjected to a Lien securing the Obligations and take, and cause the Subsidiary Guarantors to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

(c)           Subject to Applicable Law, cause each of its Subsidiaries formed or acquired after the date of this Agreement, provided that prior to any such formation or acquisition, such Loan Party shall have received the written consent of the Administrative Agent to such formation or acquisition, to become a Loan Party, in each case, by executing a Joinder Agreement. Upon execution and delivery thereof, each such Person (A) shall automatically become a Guarantor as provided in Article XI hereunder, and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (B) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral (in each case to the extent required of any Loan Party pursuant to the Loan Documents to which such Loan Party is a party).

(d)           (i) Furnish to the Administrative Agent promptly (and in any event within five (5) days) written notice of any change in (A) any Loan Party’s corporate or organization name, (B) any Loan Party’s organizational form or (C) any Loan Party’s organizational identification number; provided that neither Holdings nor the Borrower shall effect or permit any such change unless all filings have been made, or will have been made within any applicable statutory period, under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral to for the benefit of the Secured Parties and (ii) promptly notify (and in any event within five (5) days) the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

Section 5.10          Fiscal Year; Accounting. In the case of Holdings and the Borrower, (i) cause its fiscal year to end on June 30 and (ii) prohibit any change to the accounting policies or reporting practices of the Loan Parties, except in accordance with GAAP.

Section 5.11          Qualifying DIP RE Facility.

(a)           Upon and at all times after the closing date of the Qualifying DIP RE Facility, the proceeds of the DIP RE Loans shall be advanced in accordance with, and in amounts not less than those provided in, the Approved Budget, and the Loan Parties shall keep and maintain the Qualifying DIP RE Facility in full force and effect and use the proceeds of advances thereunder solely to pay the Pre-Petition Obligations and the Obligations in accordance with Section 2.07 and otherwise for purposes and in amounts set forth in the Approved Budget and as permitted by the Qualifying DIP RE Facility, the definitive documentation governing the Qualifying DIP RE Facility, the Orders and this Section 5.11.

(b)           So long as any portion of the Qualifying DIP RE Facility remains unfunded, immediately upon Availability being $25,000,000 or less, on the next Business Day, the Borrower shall request a funding of any and all such unfunded amounts and upon receipt of the proceeds of the DIP RE Loans advanced in accordance therewith, immediately prepay the Pre-Petition Obligations and the Obligations in accordance with Section 2.07.

Section 5.12          Collateral Monitoring and Reporting.

(a)           Borrowing Base Certificates. The Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall promptly deliver same to the Lenders) (i) weekly Borrowing Base Certificates by Wednesday of every calendar week prepared as of the close of business on Saturday of the previous week and (ii) monthly Borrowing Certificates by the 15th Business Day of each month prepared as of the close of business on the last Business Day of the previous month which Borrowing Base Certificates, in each case, shall be in the form attached hereto as Exhibit H. All calculations of Availability in any Borrowing Base Certificate shall be made by the Borrower and certified by a Financial Officer, provided that the Administrative Agent may from time to time review and adjust any such calculation to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.

(b)           Records and Schedules of Accounts. The Borrower shall keep accurate and complete records of its Accounts and Credit Card Receivables, including all payments and collections thereon, and shall submit to the Administrative Agent sales, collection, reconciliation and other reports in form satisfactory to the Administrative Agent on a periodic basis (but not more frequently than at the time of delivery of each Borrowing Base Certificate pursuant to paragraph (a) of this Section 5.12). The Borrower shall also provide to the Administrative Agent, by Wednesday of every calendar week prepared as of the close of business on Saturday of the previous week, listing by credit card provider of all outstanding Credit Card Receivables.

(c)           Application of Proceeds; Deficiency. All amounts deposited in the Dominion Account shall be deemed received by the Administrative Agent in accordance with Section 2.15 and shall, after having been credited to the appropriate Dominion Account, be applied (and allocated) by Administrative Agent in accordance with Section 2.15. The Administrative Agent shall require all other cash proceeds of the Collateral, which are not required to be applied to the Pre-Petition Obligations and the Obligations pursuant to Section 2.07 of this Agreement, to be deposited in the Dominion Account. No Loan Party shall have any control whatsoever over the Dominion Account. Any such proceeds of the Collateral shall be applied in the order set forth in Section 2.15 of this Agreement unless a court of competent jurisdiction shall otherwise direct. The balance, if any, after all of the Secured Obligations have been satisfied, shall be deposited by the Administrative Agent into such Loan Party’s general operating account with the Administrative Agent. The Loan Parties shall remain liable, jointly and severally, for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by Administrative Agent or any other Secured Party to collect such deficiency.

(d)           Administration of Accounts; Control Agreements.

(i)             Schedule 5.12 sets forth all Deposit Accounts, Securities Accounts and Commodities Accounts (including any Excluded Accounts) maintained by the Loan Parties, including all Dominion Accounts, as of the Closing Date. Each Loan Party will provide (or will have provided) to the Administrative Agent a Control Agreement (in each case in form and substance reasonably acceptable to the Administrative Agent), duly executed on behalf of each financial institution or securities intermediary holding a Deposit Account, Securities Account or Commodities Account, as applicable, of such Loan Party, in each case, other than Excluded Accounts.

(ii)            Each Loan Party shall cause each bank or other depository institution at which any Deposit Account (excluding for the avoidance of doubt, the Operating Account) is maintained for the collection of Accounts, sales revenue, payments by any Account Debtor and other cash receipts, to transfer to the WF Concentration Account by standing wire (or alternative funds transfer method), on a daily basis, the full amount of the collected and available balance in each such Deposit Account maintained by any Loan Party at the beginning of each Business Day (other than an amount up to $5,000 that can be kept in each account for overdraft protection). Only the proceeds of Loans advanced hereunder may be deposited into the Operating Account, and to the extent there are such other funds on deposit therein, the Borrower shall cause such funds to be transferred immediately to the WF Concentration Account.

(iii)           Each Loan Party shall direct all of its Account Debtors to forward payments directly to the WF Concentration Account. At no time shall any Loan Party remove any item from the WF Concentration Account without the Administrative Agent’s prior consent. If any Loan Party should refuse or neglect to notify any Account Debtor to forward payments directly to WF Concentration Account, the Administrative Agent shall, be entitled to make such notification directly to such Account Debtor. If notwithstanding the foregoing instructions, any Loan Party receives any proceeds of any Accounts, such Loan Party shall receive such payments as the Administrative Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Accounts received by it to the WF Concentration Account. All funds deposited into the WF Concentration Account owned by any Loan Party will be swept on a daily basis into the Dominion Account. The Administrative Agent shall hold and apply funds received into the Dominion Account as provided by the terms of Section 2.15.

(iv)            Neither the Borrower nor any Loan Party shall make any material modifications to the cash management procedures and controls set forth in this Agreement and otherwise in effect as of the Closing Date without the prior written consent of the Administrative Agent. Without limiting the foregoing, neither the Borrower nor any Loan Party shall open any Deposit Account, Commodities Account or Securities Account unless prior written notice has been provided to the Administrative Agent and, if the Administrative Agent so requires, such account is subject to a Control Agreement in form and substance acceptable to the Administrative Agent prior to the utilization of such account.

Section 5.13          Use of Proceeds. The proceeds of the Loans and the Letters of Credit will only be used by the Borrower, in each case, strictly in accordance with the Approved Budget, subject to Permitted Variances, actual, reasonable and necessary: (a) ordinary course general corporate and working capital purposes; (b) to fund the costs of administrative of the Chapter 11 Cases, (c) certain fees and expenses of professionals, retained by the Loan Parties, subject to the Carve-Out, and (d) payment of all reasonably documented (in summary format) accrued and unpaid transaction costs, fees and expenses with respect to this Agreement, including fees and expenses of professional advisors to the Lenders and the Administrative Agent.

Section 5.14         Approved Budget.

(a)          The use of Loans and other extensions of credit by the Loan Parties under this Agreement and the other Loan Documents shall be limited in accordance with the Approved Budget (subject to variances permitted under this Section 5.14) and the terms hereof. The initial Approved Budget shall depict, on a weekly basis, cash receipts, expenses, and disbursements, net cash flows, inventory receipts, sales and costs of sales at stores being closed and proposed to be closed, Total Cash Receipts, Total Operating Disbursements, Total Non-Operating Disbursements, Professional Fees, the projected Borrowing Base, Availability and the other items set forth therein, for the first thirteen (13) week period from the Closing Date and such initial Approved Budget shall be approved by, and in form and substance satisfactory to, the Administrative Agent in its Permitted Discretion (it being acknowledged and agreed that the initial Approved Budget attached hereto as Annex A is approved by and satisfactory to the Administrative Agent). The Approved Budget shall be updated, modified or supplemented by the Borrower with the written consent of the Administrative Agent, and upon the request of the Administrative Agent from time to time, but in any event the Approved Budget shall be updated by the Borrower not less than one time in each three (3) consecutive week period, and each such updated, modified or supplemented budget shall be approved in writing (including by email) by, and shall be in form and substance satisfactory to, the Administrative Agent in its sole discretion and no such updated, modified or supplemented budget shall be effective until so approved and once so approved shall be deemed an Approved Budget; provided, however, that in the event the Administrative Agent, on the one hand, and the Borrower, on the other hand, cannot agree as to an updated, modified or supplemented budget, such disagreement shall give rise to an Event of Default once the period covered by the prior Approved Budget has terminated. Each Approved Budget delivered to the Administrative Agent shall be accompanied by such supporting documentation as reasonably requested by the Administrative Agent. Each Approved Budget shall be prepared in good faith based upon assumptions which the Borrower believe to be reasonable.

91

(b)          The Loan Parties covenant and agree that (i) the actual amount of Actual Cash Receipts for the period commencing on the Petition Date and ending on the applicable date of determination (but in no case shall such period be less than four (4) weeks), shall not be less than eighty-five percent (85%) of the amount projected in the “Total Cash Receipts” line item of the Approved Budget for such period; (ii) the actual amount of “Total Operating Disbursements” for any Measurement Period, shall not be more than one hundred and fifteen percent (115%) of the amount projected in the “Total Operating Disbursements” line item of the Approved Budget for such Measurement Period; (iii) the actual amount of “Total Non-Operating Disbursements” for any Measurement Period, shall not be more than one hundred and ten percent (110%) of the amount projected in the “Total Non-Operating Disbursements” line item of the Approved Budget for such Measurement Period; and (iv) the actual amount of “Professional Fees” for any Measurement Period, shall not be more than one hundred and ten percent (110%) of the amount projected in the “Professional Fees” line item of the Approved Budget for such Measurement Period (provided that nothing herein shall operate as a limitation on the amount of professional fees that may be incurred by the Loan Parties); provided, that in all circumstances, savings in any one Measurement Period may be carried over for use in the subsequent Measurement Periods but such carry-over amount shall be reduced to $0 upon the approval of a new Approved Budget (each, a “Permitted Variance”).

(c)          Administrative Agent and the Lenders (i) may assume that the Loan Parties will comply with the Approved Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to the Administrative Agent and the Lenders are estimates only, and the Loan Parties remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents and the applicable Order regardless of whether such amounts exceed such estimates. Nothing in any Approved Budget (including any estimates of a loan balance in excess of borrowing base restrictions) shall constitute an amendment or other modification of any Loan Document or any of the borrowing base restrictions or other lending limits set forth therein.

(d)         Not later than 3:00 p.m. (Central time) on the Tuesday of each week commencing on June 16, 2020, the Loan Parties shall furnish to the Administrative Agent a weekly report (the “Budget Compliance Report”) that sets forth as of the preceding Saturday of each such week, for the prior week and on a cumulative basis from the Petition Date through the fourth (4th) full week after the Petition Date and then on a rolling four (4) week basis at all times thereafter (each such period referred to herein as a “Measurement Period”), the actual results for the following line items set forth in the Approved Budget: (i) “Total Cash Receipts”; (ii) “Total Operating Disbursements”; (iii) “Total Non-Operating Disbursements”; and (iv) “Professional Fees”, all in a form, and shall contain supporting information, reasonably satisfactory to the Administrative Agent in its sole discretion.

(e)          For all purposes of this Section 5.14, for any periods after those reflected in the Approved Budged, all amounts shall be based on the monthly DIP forecast delivered pursuant to Section 4.01(h), modified in a manner reasonably satisfactory to Administrative Agent to be on a weekly basis.

92

Section 5.15         Case Milestones. The Loan Parties shall comply with each of the covenants contained on Schedule 5.15 upon the terms and at the times provided for therein.

Section 5.16         Material Agreements. The Borrower shall, and shall cause its Subsidiaries, subject to the Bankruptcy Code and applicable orders of the Court, (a) to, perform and observe in all material respects all the terms and provisions of each Material Agreement to be performed or observed by it; and (b) to use commercially reasonable efforts to maintain each such Material Agreement in full force and effect, enforce each such Material Agreement in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon reasonable request of the Administrative Agent, make to each other party to each such Material Agreement such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Agreement, and cause each of its Subsidiaries to do so.

Section 5.17         Loan Parties’ Advisors. The Loan Parties shall continue to retain (a) the Borrower Financial Advisor, (b) the Borrower Sale Advisor (to the extent the applicable liquidation is not complete), and (c) the Specified Liquidation Agent and shall retain such additional advisors as may be reasonably requested by the Administrative Agent and on terms and conditions reasonably satisfactory to Administrative Agent. The Loan Parties and their representatives will fully cooperate with any such advisors and consultants (including the Borrower Financial Advisor, the Borrower Sale Advisor and the Specified Liquidation Agent) and grant them full and complete access to the books and records of the Loan Parties. The Loan Parties hereby (i) authorize the Administrative Agent (or their respective agents or advisors) to communicate directly with the Borrower Sale Advisor regarding any and all matters related to the Loan Parties and their Affiliates, including, without limitation, all financial reports and projections developed, reviewed or verified by the Borrower Sale Advisor and all additional information, reports and statements reasonably requested by the Administrative Agent, and (ii) authorize and direct each the Borrower Sale Advisor and the Specified Liquidation Agent, in each case, to provide the Administrative Agent (or their respective agents or advisors) with copies of reports and other information or materials prepared or reviewed by the Borrower Sale Advisor or the Specified Liquidation Agent, as applicable, as the Administrative Agent may reasonably request (in each case, subject to protection as necessary in respect of bona fide attorney-client privilege). On [_____], 2020 and on each Friday thereafter, cause the Borrower Sale Advisor, the Borrower Financial Advisor and each of their respective representatives to be available for conference calls during normal business hours (“Status Calls”) for the purpose of providing the Administrative Agent and the advisors assisting the Administrative Agent with an update on the status and progress of any restructuring and/or sale diligence, negotiations and documentation, accompanied, in each case, by a written summary of such update which may, in the Administrative Agent’s sole discretion, be provided to the Lenders. In addition to the foregoing, the Loan Parties agree that Status Calls shall be conducted (i) promptly following a request by the Administrative Agent and (ii) at least once per week. Notwithstanding anything to the contrary contained in this Section 5.17, none of the Loan Parties will be required to disclose or permit access to any document, information or other matter (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or any binding agreement or (ii) that is subject to attorney client or similar privilege or constitutes attorney work product.

93

Section 5.18         Administrative Agent’s Advisors. The Administrative Agent, on behalf of itself and the Lenders, shall be entitled to retain or to continue to retain (either directly or through counsel) any Agent’s Advisors to provide advice, analysis and reporting for the benefit of the Administrative Agent and the Lenders. The Loan Parties shall pay all documented fees and expenses of each Agent’s Advisor and all such fees and expenses shall constitute Obligations and be secured by the Collateral. The Loan Parties and their advisors (including the Borrower Financial Advisor and the Borrower Sale Advisor) shall grant access to, and make commercially reasonable efforts to cooperate in all respects with, the Administrative Agent, the Lenders, the Agent’s Advisors, and any other representatives of the foregoing and provide all information that such parties may request in a timely manner.

Section 5.19         Orders. Notwithstanding anything herein to the contrary, no portion or proceeds of the Loans or Letters of Credit or the Collateral, and no disbursements set forth in the Approved Budget, shall be used for the payments or purposes which would violate the terms of paragraph [__] (Limitations on Use of DIP Proceeds, Cash Collateral, and Carve-Out) of the Order.

Section 5.20         Debtor-In-Possession Obligations. Comply in a timely manner with its obligations and responsibilities as a debtor-in-possession under the Bankruptcy Code, the Bankruptcy Rules, and any other order of the Court.

Section 5.21         Payment of Obligations. Subject to the Orders and the terms thereof, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, incurred after the Petition Date (but for the avoidance of doubt, Taxes incurred before the Petition Date which are required to be paid in accordance with the Orders or any other order of the Court shall be permitted to be paid), before the same shall become delinquent or in default (after giving effect to any applicable cure periods), but subject to the Approved Budget (and the Permitted Variances provided for therein with respect to amounts included in the Total Operating Disbursements for any period), except where either (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) such liabilities would not result in aggregate liabilities in excess of $1,000,000 and none of the Collateral would become subject to forfeiture or loss as a result of the contest; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

Section 5.22         Compliance with Terms of Leaseholds. Except for (a) leases with respect to the Specified Store Closing Sales, (b) as otherwise expressly permitted hereunder or under any applicable order of the Court, (c) where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or (d) with respect to obligations arising prior to the Closing Date under Leases of real property to which any Loan Party or any of its Subsidiaries is a party, make, all payments and otherwise perform all material obligations in respect of all such Leases, keep such Leases in full force and effect and not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled, notify the Administrative Agent of any material default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so.

94

ARTICLE VI

Negative Covenants

Each of Holdings (solely as to Section 6.08(a)) and the other Loan Parties covenants and agrees with each Lender that, so long as any Revolver Commitments or Obligations (other than (i) contingent obligations as to which no claim or demand for payment has been made, or, in the case of indemnification obligations, no notice has been given, and (ii) Obligations that have been Cash Collateralized, as applicable) are outstanding, the Loan Parties will not and will not permit any of its Subsidiaries to (and Holdings as to Section 6.08(a), will not):

Section 6.01         Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a)          Indebtedness of any Loan Party under the Loan Documents;

(b)          the Secured Obligations and the Pre-Petition Obligations;

(c)          Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, securing unemployment insurance and other social security laws or regulation, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other similar obligations to the Borrower or any Subsidiary Guarantor;

(d)         Indebtedness of the Borrower to any Subsidiary Guarantor and of any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor;

(e)          Indebtedness in respect of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business (including Indebtedness in respect of letters of credit, bank guarantees or similar instruments in lieu of such items to support the issuance thereof);

(f)          Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protection and similar arrangements, in each case, in connection with cash management and deposit accounts;

(g)          Capital Lease Obligations, mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond and similar financings) incurred by the Borrower or any Subsidiary Guarantor prior to or within two hundred seventy (270) days after the acquisition, lease, repair or improvement of the respective asset in order to finance such acquisition, lease, repair or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount that at the time of, and after giving effect to, the incurrence thereof would not exceed $15 million for the Test Period most recently ended on or prior to the date of determination for which financial statements are available;

95

(h)          Indebtedness in respect of the Qualifying DIP RE Facility in accordance with the Orders; provided that Indebtedness under the Qualifying DIP RE Facility is pursuant to documentation, and subject to the Intercreditor Agreement, in each case, approved by Administrative Agent in its reasonable discretion and in accordance with the Approved Budget;

(i)           Guarantees (i) by the Loan Parties of the Indebtedness described in Section 6.01(h), or (ii) by the Borrower or any Loan Party of any Indebtedness of any other Loan Party permitted to be incurred under this Agreement; provided that no Guarantee by Holdings or any of its Subsidiaries of Indebtedness described in Section 6.01(h) shall be permitted unless Holdings or the applicable Subsidiaries, as the case may be, shall have also provided a Guarantee of the Obligations under the Loan Documents on substantially the terms set forth in the applicable Guarantee of such Indebtedness or on terms acceptable to the Administrative Agent;

(j)           Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business, in each case, in accordance with the Approved Budget;

(k)          Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(l)           Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(m)         Indebtedness incurred by the Borrower and any Subsidiary Guarantor representing deferred compensation to directors, officers, employees, members of management and consultants of Holdings, any Parent Entity, the Borrower or any Subsidiary Guarantor in the ordinary course of business, in each case, in accordance with the Approved Budget;

(n)          Indebtedness in respect of (x) letters of credit, bankers’ acceptances supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business or (y) any Letter of Credit issued in favor of any Issuing Bank to support any Defaulting Lender’s participation in Letters of Credit issued hereunder;

(o)          Indebtedness arising out of the creation of any Lien (other than for Liens securing debt for borrowed money) permitted under Section 6.02;

(p)          Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary Guarantor to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(q)          unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that they are permitted to remain unfunded under Applicable Law;

(r)          all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness described in paragraphs (a) through (q) above.

96

Notwithstanding any of the foregoing, no Indebtedness permitted under this Section 6.01 shall be permitted to have an administrative expense claim status under the Bankruptcy Code senior to or pari passu with the superpriority administrative expense claims of the Administrative Agent and the Lenders.

Section 6.02          Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests, evidences of Indebtedness or other securities of any Person) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a)           Liens on property or assets of the Borrower and any Subsidiary Guarantor existing on the Closing Date and set forth on Schedule 6.02 and any refinancing, modification, replacement, renewal or extension thereof; provided, that the Lien does not extend to any additional property other than after-acquired property that is affixed to or incorporated in the property covered by such Lien and the proceeds and products thereof;

(b)          any Lien (i) created under the Loan Documents and (ii) on cash or deposits granted in favor of any Issuing Bank hereunder to cash collateralize any Defaulting Lender’s participation in Letters of Credit issued under this Agreement, as applicable;

(c)          Liens for Taxes, assessments or other governmental charges or levies which are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, which are being contested in accordance with Section 5.03;

(d)          landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or, if more than thirty (30) days overdue, (i) which are being contested in accordance with Section 5.03 or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e)          (i) subject to the Order, pledges and deposits made (including to support obligations in respect of letters of credit, bank guarantees or similar instruments to secure) in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing premiums or liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations or otherwise as permitted in Section 6.01(c) and (ii) pledges and deposits securing liability for reimbursement or indemnification obligations of (including to support obligations in respect of letters of credit, bank guarantees or similar instruments for the benefit of) insurance carriers in respect of property, casualty or liability insurance to the Borrower or any Subsidiary provided by such insurance carriers;

(f)           (i) deposits to secure the performance of bids, trade contracts (other than for debt for borrowed money), leases (other than Capital Lease Obligations), statutory obligations, surety, stay, customs and appeal bonds, performance, performance and completion and return of money bonds, government contracts, financial assurances and completion and similar obligations and similar obligations, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 6.02(f);

97

(g)          zoning restrictions, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, restrictions on use of Real Property and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;

(h)          Liens securing Capital Lease Obligations, mortgage financings, and purchase money Indebtedness or improvements thereto hereafter acquired, leased, repaired or improved by the Borrower or any Subsidiary Guarantor (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(g) (including any Permitted Refinancing Indebtedness in respect thereof), (ii) such security interests are created, and the Indebtedness secured thereby is incurred, within two hundred seventy (270) days after such acquisition, lease, completion of construction or repair or improvement (except in the case of any Permitted Refinancing Indebtedness), (iii) the Indebtedness secured thereby does not exceed the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs (including any fees, costs or expenses or prepaid interest or similar items) incurred by the Borrower or any Subsidiary Guarantor in connection with such acquisition or construction or material repair or improvement or financing thereof and (iv) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary Guarantor (other than to the proceeds and products of and the accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided, that individual financings otherwise permitted to be secured hereunder provided by one Person (or its affiliates) may be cross collateralized to other such financings provided by such Person (or its affiliates);

(i)           Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(j)           any interest or title of a lessor, sublessor, licensor or sublicensee under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Subsidiary in the ordinary course of business;

(k)          Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary Guarantor to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary Guarantor, (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary Guarantor in the ordinary course of business, (iv) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business and (v) encumbering reasonable customary initial deposits and margin deposits;

98

(l)           Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights as to Deposit Accounts, Securities Accounts, or Commodities Accounts or other funds or investments maintained with depository institutions or securities intermediaries arising in the ordinary course of business;

(m)         (i) leases, subleases, licenses or sublicenses of property in the ordinary course of business or (ii) rights reserved to or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any Subsidiary Guarantor or by a statutory provision to terminate any such lease, license, franchise, grant or permit or to require periodic payments as a condition to the continuance thereof;

(n)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o)          Liens consisting of an agreement to dispose of any property in a transaction permitted under Section 6.05;

(p)          Liens arising from precautionary UCC financing statements (or similar filings under other Applicable Law) regarding operating leases or consignment or bailee arrangements;

(q)          Liens, solely with respect to the Loan Parties’ real estate, securing Indebtedness permitted under Section 6.01(h); provided that any such Liens are granted pursuant to documentation, and subject to the Intercreditor Agreement, in each case, approved by Administrative Agent and in accordance with the Approved Budget;

(r)           Liens of the Administrative Agent and the Pre-Petition Agent granted by the Orders or created pursuant to any Loan Document or Pre-Petition Loan Document;

(s)          Liens (i) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary Guarantor in the ordinary course of business and (ii) arising by operation of law under Article 2 of the UCC;

(t)           Liens securing the Pre-Petition Obligations;

(u)          Liens on insurance policies and the proceeds thereof securing the financing of Indebtedness permitted pursuant to Section 6.01(j)(i);

(v)          the Adequate Protection Liens and Adequate Protection Superpriority Claims;

(w)         (i) Liens in favor of the Administrative Agent for the benefit of the Secured Parties securing Cash Management Obligations permitted by Section 6.01 and (ii) Liens in favor of the Administrative Agent for the benefit of the Secured Parties securing Secured Bank Product Obligations permitted by Section 6.01;

(x)           Liens, encumbrances and other matters disclosed as exceptions in Schedule B, or insured over by, title insurance policies; and

99

(y)          Other title and survey exceptions as Administrative Agent has approved or may approve in writing in Administrative Agent’s reasonable discretion which Permitted Encumbrances in the aggregate to done materially and adversely affect the value or use of the property.

Notwithstanding the foregoing, (i) none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s Borrowing Base Collateral, other than those permitted under clauses (d), (q) and (v) above, and (ii) Liens permitted under this Section 6.02 other than the Liens permitted under clause (q) above (solely to the extent set forth in the Orders) shall at all times be junior and subordinate to the Liens under the Loan Documents and the applicable Order securing the Obligations. The prohibition provided for in this Section 6.02 specifically includes any effort by any Loan Party, any official committee in any Chapter 11 Case or any other party in interest in the Chapter 11 Cases, as applicable, to prime or create pari passu to any claims, Liens or interests of (x) the Administrative Agent and the Lenders or (y) for so long as the Pre-Petition Obligations have not been paid in full, the Pre-Petition Agent and the Pre-Petition Lenders, any Lien, in each case, other than as set forth in the applicable Orders and irrespective of whether such claims, Liens or interests may be “adequately protected.”

Section 6.03         [Reserved].

Section 6.04         Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, another Person or make any Acquisition (each, an “Investment”), except:

(a)          the Transactions;

(b)          Investments among the Borrower and Subsidiary Guarantors in accordance with the Approved Budget; provided, that, in each case, if any such Investment is in the form of Indebtedness of a Loan Party, such Investment shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(c)          Permitted Investments;

(d)          Investments arising out of the receipt by the Borrower or any Subsidiary of promissory notes and other non-cash consideration for Dispositions permitted under Section 6.05;

(e)          accounts receivable, notes receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers made in the ordinary course of business;

(f)           Investments in existence on the date hereof and described in Schedule 6.04;

(g)          Investments resulting from pledges and deposits permitted by Section 6.02(b)(ii), (e) and (f);

(h)          Guarantees (i) permitted by Sections 6.01(i) and (ii) of leases (other than Capital Lease Obligations) or of other obligations not constituting Indebtedness, in each case in the ordinary course of business;

100

(i)           Investments received in connection with the bankruptcy or reorganization of any Person, or settlement of obligations of, or other disputes with or judgments against, or foreclosure or deed in lieu of foreclosure with respect to any Lien held as security for an obligation, in each case in the ordinary course of business;

(j)           Investments consisting of Liens permitted under Section 6.02;

(k)          Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers, in accordance with the Approved Budget; or

(l)           Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, licensors and licensees in the ordinary course of business, in each case, in accordance with the Approved Budget.

Section 6.05         Mergers, Consolidations and Dispositions. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or Dispose of (in one (1) transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired), or Dispose of any Equity Interests of any Subsidiary of the Borrower (including pursuant to any Division), except that this Section 6.05 shall not prohibit:

(a)          (i) the Disposition of inventory and equipment in the ordinary course of business by the Borrower or any Subsidiary, (ii) the Disposition of surplus, obsolete, used or worn out property, whether now owned or hereafter acquired, in the ordinary course of business by the Borrower or any Subsidiary, (iii) the leasing or subleasing of real property in the ordinary course of business by the Borrower or any Subsidiary or (iv) Dispositions of cash and Permitted Investments, in each case in the ordinary course of business and in accordance with the Approved Budget;

(b)          if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) the merger of any Subsidiary of Holdings (which shall either be (A) newly formed expressly for the purpose of such transaction and which owns no assets, (B) Intermediate Holdings or (C) a Subsidiary of the Borrower) into the Borrower in a transaction in which the Borrower is the surviving or resulting entity or the surviving or resulting Person expressly assumes the obligations of the Borrower in a manner reasonably satisfactory to the Administrative Agent (for the avoidance of doubt, the Borrower shall not be permitted to consummate a Division), (ii) the merger or consolidation of any Subsidiary with or into any other Subsidiary; provided that in any such merger or consolidation involving any Subsidiary Guarantor, a Subsidiary Guarantor shall be the surviving or resulting Person or such transaction shall be an Investment permitted by Section 6.04, (iii) the liquidation or dissolution of any Subsidiary (other than the Borrower) or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not disadvantageous to the Lenders, or (iv) the merger of Parent and Intermediate Holdings (or the dissolution or consolidation of Intermediate Holdings) or;

101

(c)          the Specified Store Closing Sales;

(d)          Dispositions of receivables in the ordinary course of business (i) not as part of an accounts receivables financing transaction or (ii) in connection with the collection, settlement or compromise thereof in a bankruptcy or similar proceeding;

(e)          licensing and cross-licensing arrangements involving any technology or other Intellectual Property of the Borrower or any Subsidiary Guarantor in the ordinary course of business;

(f)           the issuance of Qualified Capital Stock by the Borrower to Intermediate Holdings;

(g)          sales of Equity Interests of any Subsidiary of the Borrower; provided that the purchaser shall be the Borrower or another Subsidiary Guarantor;

(h)          Dispositions of property subject to casualty or condemnation proceeding (including in lieu thereof) upon receipt of the Net Proceeds therefor;

(i)           Dispositions of property in the ordinary course of business consisting of the abandonment of Intellectual Property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and the Subsidiaries;

(j)           Dispositions of the Real Property and related assets in the ordinary course of business in connection with relocation activities for directors, officers, employees, members of management, or consultants of the Borrower and the Subsidiaries;

(k)          the expiration of any option agreement in respect of real or personal property;

(l)           any Subsidiary of the Borrower may consummate a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition otherwise permitted under this Section 6.05; or

(m)         Dispositions in connection with the outsourcing of services in the ordinary course of business.

Section 6.06          Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any Equity Interests of the Borrower (other than dividends and distributions on such Equity Interests payable solely by the issuance of additional Equity Interests of the Borrower) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any Equity Interests of the Borrower or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests of the Person redeeming, purchasing, retiring or acquiring such shares) (a “Restricted Payment”); provided, however, that the Borrower may make Restricted Payments as shall be necessary to allow Holdings (or any Parent Entity) (i) to pay operating expenses in the ordinary course of business and other corporate overhead, legal, accounting and other professional fees and expenses (including, without limitation, those owing to third parties plus any customary indemnification claims made by directors, officers, employees, members of management and consultants of Holdings (or any Parent Entity) attributable to the ownership or operations of Holdings, the Borrower and the Subsidiaries), and (ii) to pay franchise or similar taxes and other fees and expenses required in connection with the maintenance of its existence and its ownership of the Borrower and in order to permit Holdings to make payments (other than cash interest payments) which would otherwise be permitted to be paid by the Borrower under Section 6.07(b), in each case, in accordance with the Approved Budget.

102

Section 6.07         Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among any Loan Parties, (b) a transaction between or among any Subsidiaries that are not Loan Parties, (c) Investments permitted under Section 6.04, (d) transactions, arrangements, reimbursements and indemnities permitted between or among such parties under this Agreement, (e) the payment of reasonable fees and costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers and employees of the Loan Parties or any of their Subsidiaries in accordance with the Approved Budget, (f) the Borrower and its Subsidiaries may provide cash management and corporate overhead services to the Subsidiaries of the Borrower, or (g) those transactions existing as of the date hereof and set forth on Schedule 6.07.

Section 6.08          Business of Holdings, the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than:

(a)           in the case of Holdings, (i) ownership and acquisition of Equity Interests in Intermediate Holdings or the Borrower, as applicable, together with activities directly related thereto, (ii) performance of its obligations under and in connection with the Loan Documents and the other agreements contemplated hereby and thereby, (iii) actions incidental to the consummation of the Transactions (including the payment of Transaction Costs), (iv) the incurrence of and performance of its obligations related to Indebtedness and Guarantees incurred by Holdings after the Closing Date and that are related to the other activities referred to in, or otherwise permitted by, this Section 6.08(a), (v) actions required by law to maintain its existence, (vi) the payment of taxes and other customary obligations, (vii) the issuance of Equity Interests, (viii) any transaction permitted in this Article VI (including guaranteeing Indebtedness or obligations of the Borrower and its Subsidiaries) and (I) activities incidental to its maintenance and continuance and to the foregoing activities, or

(b)          in the case of the Borrower and any Subsidiary, any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

103

Notwithstanding anything to the contrary contained in herein, Holdings shall not sell, dispose of, grant a Lien on or otherwise transfer its Equity Interests in Intermediate Holdings or the Borrower, as applicable (other than (i) Liens created by the Security Documents, or (ii) Liens arising by operation of law that would be permitted under Section 6.02).

Section 6.09         Limitation on Modification of Indebtedness; Modification of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.

(a)          Amend or modify in any manner materially adverse to the Lenders, or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders), (i) the articles or certificate of incorporation or by-laws or limited liability company operating agreement of Holdings, the Borrower or any of the Subsidiary Guarantors or (ii) any documents relating to any Material Indebtedness (provided that immaterial amendments of an administrative, mechanical, ministerial or technical nature may be made so long as contemporaneous notice thereof is given to the Administrative Agent), other than with the prior written consent of the Administrative Agent; or

(b)          Permit the Borrower or any Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to (or the repayment of cash advances from) the Borrower or any Subsidiary or (ii) the granting of Liens on Collateral pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i)             restrictions imposed by Applicable Law;

(ii)            contractual encumbrances or restrictions relating to the Qualifying DIP RE Facility subject to the Intercreditor Agreement upon the effectiveness thereof;

(iii)           customary provisions contained in leases, subleases, licenses or sublicenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(iv)           customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(v)            customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(vi)           customary restrictions and conditions contained in any agreement relating to any Disposition permitted under Section 6.05 pending the consummation of such Disposition;

(vii)          customary restrictions and conditions contained in the document relating to any Lien, so long as (A) such Lien is permitted under Section 6.02 and such restrictions or conditions relate only to the specific asset subject to such Lien and the proceeds and products thereof, and (B) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

104

(viii)         customary net worth provisions contained in the Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations.

Section 6.10          Financial Performance Covenants. The Loan Parties shall maintain at all times Availability in an amount not less than $20,000,000.

Section 6.11          Use of Proceeds. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that Holdings, its Subsidiaries and its or their respective directors, officers, employees and agents shall not use directly or indirectly, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or any Sanctions, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.12         Orders. Notwithstanding anything to the contrary herein, no Loan Party shall use any portion or proceeds of the Loans or the Collateral, or disbursements set forth in the Approved Budget, for payments or purposes that would violate the terms of paragraph [__] (Limitations on Use of DIP Proceeds, Cash Collateral and Carve-Out) of the Interim Order, and the corresponding paragraph of the Final Order.

Section 6.13          Prepayments of Other Debt. Other than pursuant to an order of the Court and in accordance with the Approved Budget, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, the Pre-Petition Obligations and the Qualifying DIP RE Facility or (ii) any payments in respect of accrued payroll and related expenses as of the commencement of the Chapter 11 Cases in accordance with the Approved Budget.

Section 6.14          Reclamation of Claims. No Loan Party shall enter into any agreement to return any of its Inventory to any of its creditors for application against any pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims under Section 546(c) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to pre-petition Indebtedness, pre-petition trade payables and other pre-petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $1,000,000.

Section 6.15          Insolvency Proceeding Claims. No Loan Party shall incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claim of the Administrative Agent or the Lenders against the Loan Parties, except Liens permitted hereunder securing the Qualifying DIP RE Facility as set forth in the applicable Order.

105

Section 6.16          Bankruptcy Actions. No Loan Party shall seek, consent to, or permit to exist, without the prior written consent of the Administrative Agent, any order granting authority to take any action that is prohibited by the terms of this Agreement, the Orders or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement, the Orders or any of the other Loan Documents.

Section 6.17          Subrogation. No Loan Party shall assert any right of subrogation or contribution against any other Loan Party.

Section 6.18          Modification of Engagement Letters. The Loan Parties shall not amend, supplement or modify, or permit the amendment, the supplementing or modification of, any provision of the Borrower Sale Advisor Engagement Letter or the Borrower Financial Advisor Engagement Letter, in each case, in any manner that is adverse in any material respect to the interest of the Administrative Agent or the Lenders without the consent of the Administrative Agent.

ARTICLE VII

Events of Default

Section 7.01          Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a)           any representation, warranty or certification made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder (including, without limitation, any Budget Compliance Report, Borrowing Base Certificate or Compliance Certificate), shall prove to have been false or misleading in any material respect when made or deemed made;

(b)          default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)          default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable;

(d)          default shall be made in the due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in Sections 5.01, 5.04, 5.05, 5.06, 5.07, 5.13, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.21 or in Article VI;

106

(e)          default shall be made in the (i) failure to deliver a Borrowing Base Certificate required to be delivered pursuant to Section 5.12(a) or (ii) due observance or performance by Holdings, the Borrower or any of the Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such failure shall continue unremedied for a period of 10 days after the earlier of a Responsible Officer’s knowledge of such breach or notice thereof from the Administrative Agent if such breach relates to terms or provisions of any other Section of this Agreement;

(f)           except for defaults occasioned by the filing of the Chapter 11 Cases or entry into this Agreement or resulting from obligations with respect to which the Bankruptcy Code prohibits any Loan Party or any Subsidiary from complying or permits any Loan Party or Subsidiary not to comply (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, (ii) Holdings, the Borrower or any Loan Party fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such payment is not made within any applicable grace period in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement);

(g)          there shall have occurred a Change in Control;

(h)          [reserved];

(i)            if the Loan Parties fail to comply in any material respect with the terms of the Store Closing Order or the Specified Liquidation Agreement for the Specified Store Closing Sales shall be amended or modified in a manner which is materially adverse to the Lenders without the Administrative Agent’s consent;

(j)            there is entered against Holdings, the Borrower or any Subsidiary one (1) or more final judgments or orders for the payment of money aggregating in excess of $1.0 million (to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), which judgments are not subject to the Automatic Stay for a period of twenty (20) consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k)           (i) an ERISA Event and/or a Foreign Plan Event shall have occurred, (ii) a trustee shall be appointed by a United States district court to administer any Plan(s) or (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

107

(l)            (i) any Loan Document or any material provision of any Loan Document shall for any reason cease to be, or shall be asserted in writing by Holdings, the Borrower or any Subsidiary not to be, a legal, valid and binding obligation of any party thereto, (ii) except as permitted by the terms of any Security Document or any Security Document (as defined in the Pre-Petition Credit Agreement), (A) any Security Document or any Security Document (as defined in the Pre-Petition Credit Agreement) shall for any reason fail to create a valid security interest in any Collateral (as defined herein and in the Pre-Petition Credit Agreement) purported to be covered thereby, or (B) the Orders, any Security Document or any Security Document (as defined in the Pre-Petition Credit Agreement) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected or recorded Lien on and security interest in any portion of the Collateral (as defined herein and in the Pre-Petition Credit Agreement) purported to be covered thereby, or such Lien or other security interest shall cease to have the status and priority provided in the Orders or (iii) the Loan Guaranty or the Loan Guaranty (as defined in the Pre-Petition Credit Agreement) shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty or the Loan Guaranty (as defined in the Pre-Petition Credit Agreement), or any Subsidiary Guarantor shall deny that it has any further liability under the Loan Guaranty or the Loan Guaranty (as defined in the Pre-Petition Credit Agreement) to which it is a party, or shall give notice to such effect;

(m)          upon the effectiveness thereof, the provisions of the Intercreditor Agreement shall for any reason be revoked or invalidated, in whole or in part, or otherwise cease to be in full force and effect, or any Loan Party, any agent with respect to the Qualifying DIP RE Facility, or any lender thereunder, or any Affiliate of any of the foregoing shall have commenced a suit or an action, including any motion or adversary proceeding in the Chapter 11 Cases, contesting in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement, the Pre-Petition Credit Agreement or the Intercreditor Agreement;

(n)           if there occurs any uninsured loss of any portion of the Collateral with a market or book value in excess of $2,000,000;

(o)           the failure of the Loan Parties to obtain the Final Order from the Court not later than thirty (30) days after the date of entry of the Interim Order;

(p)          the Loan Parties shall fail to meet timely any Case Milestone, deliver timely any report or information, or meet timely any other deadline under the Interim Order or the Final Order;

(q)          the occurrence of any of the following in the Chapter 11 Cases:

(i)             the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by any of the Loan Parties or any Subsidiary, or any Person claiming by or through any Loan Party or any Subsidiary, in the Chapter 11 Cases: (A) to obtain additional financing under Section 364(c) or Section 364(d) of the Bankruptcy Code not otherwise permitted pursuant to this Agreement; (B) to grant any Lien other than Liens permitted pursuant to Section 6.02 upon or affecting any Collateral; (C) except as provided in the Interim Order or Final Order, as the case may be, to use Cash Collateral of the Administrative Agent and the other Secured Parties or Pre-Petition Agent and Pre-Petition Lenders under Section 363(c) of the Bankruptcy Code without the prior written consent of the Administrative Agent; or (D) any other action or actions materially adverse to (x) the Administrative Agent and Lenders, as a whole, or Pre-Petition Agent and Pre-Petition Lenders, as a whole, or their rights and remedies hereunder, under any other Loan Documents, or their interest in the Collateral or (y) Pre-Petition Agent and Pre-Petition Lenders, as a whole, or their rights under the Pre-Petition Credit Agreement or the other Pre-Petition Loan Documents or their interest in the Collateral (as defined in the Pre-Petition Credit Agreement);

108

(ii)            (A) the filing of any plan of reorganization, sale order or disclosure statement attendant thereto, or any direct or indirect amendment to such plan, sale order or disclosure statement, by a Loan Party that does not propose to indefeasibly repay in full in cash the Secured Obligations or by any other Person to which the Administrative Agent and the Required Lenders do not consent, or any of the Loan Parties or their Subsidiaries shall seek, support or fail to contest in good faith the filing or confirmation of any such plan or entry of any such order, (B) the entry of any order terminating any Loan Party’s exclusive right to file a plan of reorganization, or (C) the expiration of any Loan Party’s exclusive right to file a plan of reorganization;

(iii)           the entry of an order in any of the Chapter 11 Cases confirming a plan of reorganization that (A) is not reasonably acceptable to the Administrative Agent, or (B) does not contain a provision for termination of the Commitments and indefeasible repayment in full in cash of all of the Secured Obligations and the Pre-Petition Obligations on or before the effective date of such plan or plans;

(iv)           (A) the entry of an order amending, supplementing, staying, vacating or otherwise modifying the Loan Documents or the Interim Order or the Final Order without the written consent of the Administrative Agent or the filing of a motion by the Loan Parties or its Affiliates for reconsideration with respect to the Interim Order or the Final Order, or the Interim Order or the Final Order shall otherwise not be in full force and effect without the prior written consent of the Administrative Agent and the Required Lenders in their sole discretion, or (B) any Loan Party or any Subsidiary shall fail to comply with the Orders in any material respect; or

(v)            the payment of, or application for authority to pay, any pre-petition claim without Required Lenders’ prior written consent unless in accordance with the Approved Budget or pursuant to an Order of the Court; or

(vi)           the allowance of any claim or claims under Section 506(c) of the Bankruptcy Code or otherwise against the Administrative Agent, any Lender or any of the Collateral or against the Pre-Petition Agent, any Pre-Petition Lender or any Collateral (as defined in the Pre-Petition Credit Agreement); or

(vii)          (A) the appointment of an interim or permanent trustee in the Chapter 11 Cases or the appointment of a trustee receiver or an examiner in the Chapter 11 Cases with expanded powers to operate or manage the financial affairs, the business, or reorganization of the Loan Parties; or (B) the sale without the Required Lender’s consent of all or substantially all of the Loan Parties’ assets either through a sale under Section 363, through a confirmed plan of reorganization in the Chapter 11 Cases or otherwise that does not result in payment in full in cash of all of the Secured Obligations and all Pre-Petition Obligations at the closing of such sale or initial payment of the purchase price or effectiveness of such plan, as applicable; or

109

(viii)         entry of an order for the dismissal or conversion to Chapter 7 of any Loan Party’s bankruptcy case; the appointment of a bankruptcy trustee, examiner or other fiduciary with decision making authority except with the express written consent of the Administrative Agent; the granting of any other superpriority administrative expense claim (other than Liens permitted hereunder securing the Qualifying DIP RE Facility) or the entry of an order granting relief from the Automatic Stay (if not in favor of the Administrative Agent) except with the express written consent of the Administrative Agent; any Loan Party shall attempt to vacate or modify the Interim Order or the Final Order over the objection of the Administrative Agent; or any Loan Party shall institute any proceeding or investigation or support same by any other person who seeks to challenge the status and/or validity of the liens of the Administrative Agent (as security for the Lenders; or

(ix)            any Loan Party shall file a motion seeking, or the Court shall enter an order granting, relief from or modifying the Automatic Stay involving assets with an aggregate value in excess of $75,000 (A) to allow any creditor (other than the Administrative Agent) to execute upon or enforce a Lien on any Collateral not approved by the Administrative Agent, (B) approving any settlement or other stipulation not approved by the Administrative Agent with any secured creditor of any Loan Party providing for payments as adequate protection or otherwise to such secured creditor, (C) with respect to any Lien on or the granting of any Lien on any Collateral not approved by the Administrative Agent to any federal, state or local environmental or regulatory agency or authority, which in either case involves a claim that would have a Material Adverse Effect on the Loan Parties or their estates (taken as a whole) or more or (D) to permit other actions that would have a Material Adverse Effect on the Loan Parties or their estates (taken as a whole); or

(x)             the commencement of a suit or an action (but not including a motion for standing to commence a suit or an action) against either the Administrative Agent or any Lender or Pre-Petition Agent or any Pre-Petition Lender and, as to any suit or action brought by any Person other than a Loan Party or a Subsidiary, officer or employee of a Loan Party, the continuation thereof without dismissal for thirty (30) days after service thereof on either the Administrative Agent or such Lender or Pre-Petition Agent or any Pre-Petition Lender, that asserts or seeks by or on behalf of a Loan Party, any state or federal environmental protection or health and safety agency, any official committee in any Chapter 11 Case or any other party in interest in any of the Chapter 11 Cases, a claim or any legal or equitable remedy that would (x) have the effect of invalidating, subordinating or challenging any or all of the Secured Obligations or Liens of the Administrative Agent or any Lender under the Loan Documents or the Pre-Petition Obligations or Liens of the Pre-Petition Agent or Pre-Petition Lenders under the Pre-Petition Loan Documents to any other claim, or (y) have a Material Adverse Effect on the rights and remedies of the Administrative Agent or any Lender or Pre-Petition Agent or any Pre-Petition Lender under any Loan Document or the Pre-Petition Agent or Pre-Petition Lenders under the Pre-Petition Loan Documents or the collectability of all or any portion of the Secured Obligations or the Pre-Petition Obligations; or

110

(xi)            the entry of an order in the Chapter 11 Cases avoiding or permitting recovery of any portion of the payments made on account of the Secured Obligations or the Pre-Petition Obligations owing under the Pre-Petition Loan Documents; or

(xii)           the failure of any Loan Party to perform any of its material obligations under, or the occurrence of an event of default under or as defined in, the Interim Order, the Final Order or any order of the Court approving any Plan of Reorganization, a Section 363 Sale, or to perform in any material respect its material obligations under any order of the Court approving bidding procedures; or

(xiii)          other than Liens permitted hereunder securing the Qualifying DIP RE Facility, the existence of any claims or charges, or the entry of any order of the Court authorizing any claims or charges, other than in respect of this Agreement and the other Loan Documents, or as otherwise permitted under the applicable Loan Documents or permitted under the Orders, entitled to superpriority administrative expense claim status in any Chapter 11 Case pursuant to Section 364(c)(1) of the Bankruptcy Code pari passu with or senior to the claims of the Administrative Agent and the Secured Parties under this Agreement and the other Loan Documents, or there shall arise or be granted by the Court (A) any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code or (B) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests granted herein, except, in each case, as expressly provided in the Loan Documents or in the Orders then in effect (but only in the event specifically consented to by the Administrative Agent), whichever is in effect; or

(xiv)          the Orders shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without prior written consent of Administrative Agent; or

(xv)           an order in the Chapter 11 Cases shall be entered (A) charging any of the Collateral under Section 506(c) of the Bankruptcy Code against the Administrative Agent and the Secured Parties or (B) limiting the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date, or the commencement of other actions that is materially adverse to Administrative Agent, the Secured Parties or their respective rights and remedies under the Loan Documents in any of the Chapter 11 Cases or inconsistent with any of the Loan Documents; or

(xvi)          if the Final Order does not include a waiver, in form and substance satisfactory to the Administrative Agent, of (A) the right to surcharge the Collateral under Section 506(c) of the Bankruptcy Code and (B) any ability to limit the extension under Section 552(b) of the Bankruptcy Code of the Liens of the Pre-Petition Agent on the Collateral to any proceeds, products, offspring, or profits of the Collateral acquired by any Loan Party after the Petition Date; or

(xvii)          an order of the Court shall be entered denying or terminating use of Cash Collateral by the Loan Parties; or

(xviii)         an order materially adversely impacting the rights and interests of the Administrative Agent and the Lenders, as determined by the Administrative Agent in its Permitted Discretion, shall have been entered by the Court; or

(xix)            any Loan Party shall challenge, support or encourage a challenge of any payments made to the Administrative Agent or any Lender with respect to the Secured Obligations or the Pre-Petition Agent or the Pre-Petition Lenders with respect to the Pre-Petition Obligations, or without the consent of the Administrative Agent, the filing of any motion by the Loan Parties seeking approval of (or the entry of an order by the Court approving) adequate protection to any Pre-Petition Agent or the Pre-Petition Lenders that is inconsistent with the Order; or

(xx)             other than the Specified Store Closing Sales, any Loan Party or any person on behalf of any Loan Party shall file any motion seeking authority to consummate a sale of assets of the Loan Parties or the Collateral to the extent having a value in excess of $2,000,000 outside the ordinary course of business and not otherwise permitted hereunder and without the Administrative Agent’s consent; or

(xxi)            any Loan Party shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Indebtedness or payables other than payments (A) in respect of accrued payroll and related expenses as of the commencement of the Chapter 11 Cases, (B) in respect of certain creditors as may be reasonably acceptable to the Administrative Agent and (C) permitted under this Agreement, in each case, to the extent authorized or required by one or more “first day” or “second day” orders or any of the Orders (or other orders with the consent of the Administrative Agent) and consistent with the Approved Budget; or

(xxii)            if, unless otherwise approved by the Administrative Agent, an order of the Court shall be entered providing for a change of venue with respect to any of the Chapter 11 Cases and such order shall not be reversed or vacated within ten (10) days; or

(xxiii)           any Loan Party or any Subsidiary thereof shall file any motion or other request with the Court seeking (A) to grant or impose, under Section 364 of the Bankruptcy Code or otherwise, liens or security interests in any DIP Collateral (as defined in the Orders), whether senior, equal or subordinate to the Administrative Agent’s liens and security interests (other than Liens permitted hereunder securing the Qualifying DIP RE Facility); or (B) to modify or affect any of the rights of the Administrative Agent or the Lenders under the Orders or the Loan Documents and related documents by any plan of reorganization confirmed in the Chapter 11 Cases or subsequent order entered in the Chapter 11 Cases; or

(xxiv)            [reserved]; or

(xxv)            any Loan Party or any Subsidiary thereof shall take any action in support of any matter set forth in this clause (q) or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal;

then, and in every such event, and at any time thereafter during the continuance of such event, subject to the Orders and upon the effectiveness thereof, the Intercreditor Agreement and the terms thereof and notwithstanding the provisions of Section 362 of the Bankruptcy Code and without notice, application or motion, hearing before, or order of the Court, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Revolver Commitments, whereupon the Revolver Commitments shall terminate immediately, but without affecting the Administrative Agent’s Liens or the Secured Obligations, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding, (iii) require the Loan Parties to Cash Collateralize LC Obligations at 105% of the Stated Amount thereof, and, if the Loan Parties fail promptly to deposit such Cash Collateral, the Administrative Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 4.02 are satisfied), (iv) declare that the application of the Carve-Out has occurred through the delivery of a Carve-Out Trigger Notice (as defined in the Orders) to the Borrower, (v) subject to the Remedies Notice Period, direct any or all of the Loan Parties to sell or otherwise dispose of any or all of the Collateral (subject to the Intercreditor Agreement upon the effectiveness thereof) on terms and conditions acceptable to the Administrative Agent pursuant to Section 363, Section 365 and other applicable provisions of the Bankruptcy Code (and, without limiting the foregoing, direct any Loan Party to assume and assign any lease or executory contract included in the Collateral (subject to the Intercreditor Agreement upon the effectiveness thereof) to the Administrative Agent’s designees in accordance with and subject to Section 365 of the Bankruptcy Code); and/or (vi) subject to the Remedies Notice Period, (A) exercise on behalf of itself and the Secured Parties all rights and remedies available to it and the Secured Parties under the Loan Documents or Applicable Law or (B) take any and all actions described in the Orders, including, without limitation, those actions specified in the Orders after the occurrence of any Event of Default.

At any hearing during the Remedies Notice Period to contest the enforcement of remedies, the only issue that may be raised by any party in opposition thereto shall be whether, in fact, an Event of Default has occurred, and the Loan Parties hereby waive their right to and shall not be entitled to seek relief, including, without limitation, under Section 105 of the Bankruptcy Code, to the extent that such relief would in way impair or restrict the rights and remedies of the Administrative Agent or the Secured Parties, as set forth in this Agreement, the applicable Order or other Loan Documents. It is agreed and understood that the Administrative Agent may not charge default interest pursuant to this Agreement during such time as the occurrence of such Event of Default is being contested during the Remedies Notice Period but once determined that such Event of Default exists, the Administrative Agent may charge default interest pursuant to this Agreement retroactively to cover the period from which the Event of Default exists through the date of determination.

The Automatic Stay shall terminate, and the Administrative Agent may exercise rights and remedies in accordance with the Loan Documents and Applicable Law, including a Full-Chain Liquidation. Notwithstanding the foregoing, the Lenders shall not be obligated to provide any Loans at any time a default or an Event of Default has occurred.

The Administrative Agent (together with its agents, representatives and designees) is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Person) any or all Intellectual Property of the Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral, in each case, after the occurrence and during the continuance of an Event of Default, subject to the rights, remedies and priorities under the Orders and upon the effectiveness thereof, the Intercreditor Agreement. The Administrative Agent (together with its agents, representatives and designees) is hereby granted a non-exclusive right to have access to, and a rent-free right to use, any and all owned or leased locations (including, without limitation, warehouse locations, distribution centers and Store locations) for the purpose of arranging for and effecting the sale or disposition of Collateral, subject to the Intercreditor Agreement upon the effectiveness thereof, including the production, completion, packaging and other preparation of such Collateral for sale or disposition, and to engage in bulk sales of Collateral, which rights shall be subject to the Orders and the Intercreditor Agreement upon the effectiveness thereof. It is further understood and agreed that the Administrative Agent and its representatives (and persons employed on their behalf) may continue to operate, service, maintain, process and sell the Collateral, subject to the Orders and the Intercreditor Agreement upon the effectiveness thereof. Upon the occurrence and the continuance of an Event of Default and the exercise by the Administrative Agent or Lenders of their rights and remedies under this Agreement and the other Loan Documents, the Loan Parties shall assist the Administrative Agent and Lenders in effecting a sale or other disposition of the Collateral upon such terms as are reasonably acceptable to the Administrative Agent, subject to the Orders and the Intercreditor Agreement upon the effectiveness thereof.

Section 7.02      Allocation. Notwithstanding anything herein to the contrary, upon the occurrence and during the continuance of an Event of Default, monies to be applied to the Secured Obligations, whether arising from payments by the Loan Parties, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a)            first, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, expenses (including extraordinary expenses) and other amounts, owing to the Administrative Agent or the Issuing Bank, in its capacity as such;

(b)            second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders, ratably among them in proportion to the amounts described in this clause second payable to them;

(c)            third, to the extent not previously reimbursed by the Borrower, to payment to the Lenders of that portion of the Obligations constituting principal and accrued and unpaid interest on any permitted Overadvances, ratably among the Lenders in proportion to the amounts described in this clause third payable to them;

(d)            fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, LC Obligations and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause fourth payable to them;

(e)            fifth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and LC Obligations, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause fifth held by them;

(f)            sixth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize LC Obligations at 105% of the Stated Amount thereof;

(g)           seventh, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Secured Parties in proportion to the respective amounts described in this clause seventh held by them;

(h)           eighth, to payment of all other Obligations arising from Bank Products to the extent secured under the Security Documents, ratably among the Secured Parties in proportion to the respective amounts described in this clause eighth held by them; and

(i)             last, the balance, if any, after all of the Obligations have been paid in full, to the Loan Parties or as otherwise required by Law.

Amounts shall be applied to each category of Secured Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Secured Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to the Administrative Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero. The allocations set forth in this Section 7.02 are solely to determine the rights and priorities of the Administrative Agent and the Secured Parties as among themselves, and may, except as set forth in the next sentence, be changed by agreement among them without the consent of any Loan Party. It is understood and agreed that (i) no Secured Bank Product Obligations shall be paid pursuant to this Section ahead of any other Obligations and (ii) no Cash Collateralization of LC Obligations shall be paid prior to any fees, interest or amounts due to the Issuing Bank or the Administrative Agent, in each case, unless consented to by the Borrower. If any monies remain after distribution to all of the categories above, such monies shall be returned to the Borrower.

ARTICLE VIII

The Agents

Section 8.01      Appointment, Authority and Duties of the Administrative Agent.

(a)            Appointment and Authority. Each Secured Party hereby irrevocably appoints and designates J.P. Morgan as the Administrative Agent under all Loan Documents and J.P. Morgan hereby accepts such appointments. The Administrative Agent may, and each Secured Party authorizes the Administrative Agent to, enter into all Loan Documents to which the Administrative Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by the Administrative Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by the Administrative Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as the Administrative Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. No Secured Party shall have any right individually to take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of the Administrative Agent shall be ministerial and administrative in nature, and the Administrative Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. The Administrative Agent alone shall be authorized to determine whether any Accounts, Credit Card Receivables or Inventory constitute Eligible Credit Card Receivables, Eligible Inventory or Eligible In-Transit Inventory, whether to impose or release any Availability Reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate the Administrative Agent from liability to any Lender or other Person for any error in judgment.

(b)            Duties. The Administrative Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon the Administrative Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.

(c)            Agent Professionals. The Administrative Agent may perform its duties through agents and employees. The Administrative Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional.

(d)            Instructions of Required Lenders. The rights and remedies conferred upon the Administrative Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. The Administrative Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by the Administrative Agent in connection with any act. The Administrative Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific Lenders or Secured Parties shall be required to the extent provided in Section 9.08(b). In no event shall the Administrative Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

Section 8.02      Agreements Regarding Collateral and Field Examination Reports.

(a)            Possession of Collateral. The Administrative Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request, deliver such Collateral to the Administrative Agent or otherwise deal with it in accordance with the Administrative Agent’s instructions.

(b)            Reports. The Administrative Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for the Administrative Agent with respect to any Loan Party or Collateral (“Report”). Each Lender agrees (i) that neither J.P. Morgan nor the Administrative Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (ii) that the Reports are not intended to be comprehensive audits or examinations, and that the Administrative Agent or any other Person performing any audit or examination will inspect only specific information regarding the Collateral and will rely significantly upon the Borrower’s books and records as well as upon representations of the Borrower’s officers and employees; and (iii) to keep all Reports confidential in accordance with Section 9.16 and not to distribute or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless the Administrative Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of the Administrative Agent furnishing a Report to such Lender.

Section 8.03      Reliance By the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall not incur any liability in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. The Administrative Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any such delay in acting.

Section 8.04      Action Upon Default. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Article IV, unless it has received written notice from the Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify the Administrative Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except with the written consent of the Required Lenders, it will not take any Enforcement Action, accelerate Obligations, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

Section 8.05      Payments Received by Defaulting Lender. If a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to the Administrative Agent for application under Section 2.18 and it shall provide a written statement to the Administrative Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without the prior consent of the Administrative Agent.

Section 8.06      Limitation on Responsibilities of the Agents. The Administrative Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses to the extent caused by the Administrative Agent’s gross negligence or willful misconduct. The Agents do not assume any responsibility for any failure or delay in performance or any breach by any Loan Party, Lender or other Secured Party of any obligations under the Loan Documents. The Agents do not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Secured Obligations, Collateral, Loan Documents or Loan Party. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Secured Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance by any Loan Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

Section 8.07      Successor Administrative Agent and Co-Agents.

(a)            Resignation; Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and the Borrower. Upon receipt of such notice, Required Lenders shall have the right, in consultation with (and with the consent of) the Borrower, to appoint a successor Administrative Agent which shall be (i) a Lender or an Affiliate of a Lender; or (ii) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $1,000,000,000 and (provided no Event of Default exists under Sections 7.01(b) (with respect to the Borrower only)) is subject to the approval of the Borrower. If no successor agent is appointed prior to the date that is 30 days from the effective date of the resignation of the Administrative Agent, then the Administrative Agent may appoint a successor agent from among the Lenders or, if no Lender accepts such role, the Administrative Agent may appoint Required Lenders as successor Administrative Agent. Upon acceptance by a successor Administrative Agent of an appointment to serve as the Administrative Agent hereunder, or upon appointment of Required Lenders as successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Administrative Agent without further act, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Section 8.15. Notwithstanding any Administrative Agent’s resignation, the provisions of this Section 8.07 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while the Administrative Agent. Any successor to J.P. Morgan by merger or acquisition of stock or this loan shall continue to be the Administrative Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

(b)            Separate Collateral Administrative Agent. The parties acknowledge that upon the effectiveness of the Qualifying DIP RE Facility, the collateral agent thereunder may be acting as collateral agent for the Administrative Agent and the Lenders with respect to the Real Property and, to such extent, the Administrative Agent shall appoint such collateral agent to act in such capacity. Secured Parties shall execute and deliver such documents as the Administrative Agent deems appropriate to vest any rights or remedies in such agent.

Section 8.08      Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon the Agents or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Loan Parties. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Secured Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly required to be furnished to or expressly requested by a Lender, the Administrative Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to the Administrative Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or properties of any Loan Party (or any of its Affiliates) which may come into possession of the Agents and their respective Affiliates.

Section 8.09      Remittance of Payments and Collections.

(a)            Remittances Generally. All payments by any Lender to the Administrative Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified, payment shall be made by Lender not later than 2:00 p.m. (Local Time) on such day. Payment by the Administrative Agent to any Secured Party shall be made by wire transfer, in the type of funds received by the Administrative Agent. Any such payment shall be subject to the Administrative Agent’s right of offset for any amounts due from such payee under the Loan Documents.

(b)            Failure to Pay. If any Secured Party fails to pay any amount when due by it to the Administrative Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by the Administrative Agent as customary in the banking industry for interbank compensation. In no event shall Borrower be entitled to receive credit for any interest paid by a Secured Party to the Administrative Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by the Administrative Agent pursuant to Section 2.18.

(c)            Recovery of Payments. If the Administrative Agent pays any amount to a Secured Party in the expectation that a related payment will be received by the Administrative Agent from a Loan Party and such related payment is not received, then the Administrative Agent may recover such amount from each Secured Party that received it. If the Administrative Agent determines at any time that an amount received under any Loan Document must be returned to a Loan Party or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, the Administrative Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by the Administrative Agent to any Secured Obligations are later required to be returned by the Administrative Agent pursuant to Applicable Law, each Lender shall pay to the Administrative Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

Section 8.10      The Administrative Agent in its Individual Capacity. As a Lender, J.P. Morgan shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include J.P. Morgan in its capacity as a Lender. J.P. Morgan and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Loan Parties and their Affiliates, as if J.P. Morgan were not the Administrative Agent hereunder, without any duty to account therefor to the Lenders. In their individual capacities, J.P. Morgan and its Affiliates may receive information regarding Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that J.P. Morgan and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

Section 8.11      Administrative Agent Titles. Each Lender, other than J.P. Morgan, that is designated (on the cover page of this Agreement or otherwise) by J.P. Morgan as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders in their capacity as such, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

Section 8.12      Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to the Administrative Agent of a Bank Product, agrees to be bound by this Article VIII. Each Secured Bank Product Provider shall indemnify and hold harmless the Agent Indemnitees, to the extent not reimbursed by Loan Parties, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations.

Section 8.13      Survival. This Article VIII shall survive Full Payment of the Obligations. Other than Sections 8.01, 8.04 and 8.07, this Article VIII does not confer any rights or benefits upon Borrower or any other Person. As between Borrower and Administrative Agent, any action that Administrative Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

Section 8.14      Withholding Tax. To the extent required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.15, each Lender shall indemnify and hold harmless the Administrative Agent against, within 10 days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.14. The agreements in this Section 8.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolver Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 8.14, the term “Lender” includes any Issuing Bank.

Section 8.15      Indemnification. The Lenders agree to indemnify each Agent and Lead Arranger in its capacity as such (to the extent not reimbursed by Holdings or the Borrower and without limiting the obligation of Holdings or the Borrower to do so), each in an amount equal to its pro rata share (based on its Revolver Commitments hereunder (or if such Revolver Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans or participations in L/C Disbursements, as applicable)) thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Lead Arranger in any way relating to or arising out of, the Revolver Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Lead Arranger under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or Lead Arranger’s gross negligence or willful misconduct. The agreements in this Section 8.15 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.16      Certain ERISA Matters.

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 8.17      Flood Laws. The Administrative Agent has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). The Administrative Agent will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, the Administrative Agent reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

ARTICLE IX

Miscellaneous

Section 9.01      Notices.

(a)            Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, (including by “.pdf” or “.tif”) pursuant to the terms of this Agreement, as follows:

(i)            if to any Loan Party, to Tuesday Morning, Inc., 6250 LBJ Freeway, Dallas, Texas 75240, Attention: Stacie Shirley, Telecopier: (972) 934-7231, Electronic Address: sshirley@tuesdaymorning.com, with a copy to Tuesday Morning, Inc., 6250 LBJ Freeway, Dallas, Texas 75240, Attention: Steven R. Becker, Electronic Address: sbecker@tuesdaymorning.com, with a copy to Haynes and Boone LLP, 2323 Victory Ave. Suite 700, Dallas, Texas 75219, Attention: Ian Peck, Electronic Address: ian.peck@haynesboone.com;

(ii)            if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 2200 Ross Avenue, 9th Floor, TX1-2921, Dallas, TX 75201, Attention: Jon Eckhouse, Telecopier: (214) 965-2594, Electronic Address: jon.eckhouse@jpmorgan, with a copy to Vinson & Elkins L.L.P., 2001 Ross Avenue, Suite 3900, Dallas, TX 75201, Attention: Christopher Dawe, Electronic Address: cdawe@velaw.com;

(iii)           if to an Issuing Bank, to it at the address, fax number or electronic address set forth separately in writing; or

(iv)            if to a Lender, to it at the address, fax number or electronic address set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto.

(b)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c)            All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by fax or (to the extent permitted by paragraph (b) above) electronic means or on the date five (5) Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d)            Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto.

Section 9.02      Survival of Agreement. All representations and warranties made by the Loan Parties herein and in the other Loan Documents shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, and shall continue in full force and effect until the Revolver Termination Date. Without prejudice to the survival of any other agreements contained herein, obligations for taxes, costs, indemnifications, reimbursements, damages and other contingent liabilities contained herein (including pursuant to Sections 2.12, 2.14 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit, and the termination of the Revolver Commitments or this Agreement, limited in the manner set forth herein.

Section 9.03      Binding Effect. This Agreement shall become effective when it shall have been executed by Holdings, the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Holdings, the Borrower, each Issuing Bank, the Administrative Agent and each Lender and their respective permitted successors and assigns.

Section 9.04      Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as otherwise permitted by Section 6.05 the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Subject to the conditions set forth in clause (ii) below, any Lender may assign to one (1) or more Eligible Assignees (other than to any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolver Commitments and the Loans at the time owing to it) (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan and any related Revolver Commitment) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(i)            the Borrower, provided that no consent of the Borrower shall be required (i) if an Event of Default has occurred and is continuing and (ii) if such assignment is to a Lender, an Affiliate of a Lender or a Related Fund in respect of a Lender;

(ii)           the Administrative Agent, provided that no consent of the Administrative Agent shall be required if such assignment is to a Lender, an Affiliate of a Lender or a Related Fund in respect of a Lender; and

(iii)          the Issuing Bank, provided that no consent of the Issuing Bank shall be required unless such assignment increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(c)            Assignments shall be subject to the following additional conditions:

(i)            except in the case of an assignment to a Lender, an affiliate of a Lender or Related Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolver Commitments or Loans, the amount of the Revolver Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5.0 million, unless each of the Borrower and the Administrative Agent otherwise consent, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Related Funds, if any;

(ii)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance together with a processing and recordation fee of $3,500; and

(iii)            the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.

(d)            Subject to acceptance and recording thereof pursuant to clause (f) below and subject to clause (k) below, from and after the effective date specified in each Assignment and Acceptance the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.05 as well as any Fees accrued for its account and not yet paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(e)            The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolver Commitments of, and principal amount (and stated interest) of the Loans and the LC Obligations owing to, each Lender or Issuing Bank, as applicable, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender (with respect to any entry related to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

(f)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Eligible Assignee (subject to clause (f)), the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder) and any applicable tax forms, and any written consent to such assignment required by clause (i) above, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (f).

(g)            Any Lender may, without the consent of the Borrower, the Issuing Bank or the Administrative Agent, sell participations to one (1) or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolver Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender directly affected thereby pursuant to Section 9.04(a)(i) or clauses (i) through (vi) of the first proviso to Section 9.08(b). Subject to paragraph (h) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (subject to the requirements and limitations with respect thereto it being understood that the documentation required under Section 2.14(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant shall be subject to Section 2.15(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolver Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolver Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h)            A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a change in Applicable Law that occurs after the Participant acquired the participation. A Participant shall not be entitled to the benefits of Section 2.14 to the extent such Participant fails to comply with Section 2.14(e) as though it were a Lender (it being understood that the documentation required under Section 2.14(e) shall be delivered to the participating Lender).

(i)            Any Lender may at any time, without the consent of or notice to the Administrative Agent or the Borrower, pledge or assign a security interest in all or any portion of its rights under this Agreement (other than to a natural person) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee (including any Eligible Assignee) for such Lender as a party hereto.

(j)            The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(k)            If any assignment or participation under this Section 9.04 is made (or attempted to be made) to the extent the Borrower’s consent is required under the terms of this Section 9.04, to any other Person without the Borrower’s consent, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (A) terminate the Revolver Commitments of such Lender and repay all obligations of the Borrower owing to such Lender relating to the Loans and participations held by such Lender or participant as of such termination date (in the case of any participation in any Loan, to be applied to such participation), or (B) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the lesser of par or the amount such Lender paid for such Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) the Borrower shall be liable to such Lender under Section 2.13 if any Eurodollar Loan owing to such Lender is repaid or purchased other than on the last day of the Interest Period relating thereto, and (iii) such assignment shall otherwise comply with this Section 9.04 (provided that no registration and processing fee referred to in this Section 9.04 shall be owing in connection with any assignment pursuant to this paragraph). Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder to an assignee as contemplated hereby in the circumstances contemplated by this Section 9.04(k). Nothing in this Section 9.04(k) shall be deemed to prejudice any rights or remedies the Borrower may otherwise have at law or equity.

(l)            If the Borrower wishes to replace all of the Loans or Revolver Commitments with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders, instead of prepaying the Loans or reducing or terminating the Revolver Commitments to be replaced to (i) require the Lenders to assign the Loans or Revolver Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08. Pursuant to any such assignment, all Loans or Revolver Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Revolver Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b). By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans or Revolver Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (l) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

Section 9.05      Expenses; Indemnity.

(a)            The Borrower agrees to pay within thirty (30) days of demand thereof (together with backup documentation supporting such request) (i) all reasonable and documented (in summary format) expenses (including Other Taxes) incurred by the Agents and Lead Arranger in connection with the preparation of this Agreement and the other Loan Documents, or by the Agents and Lead Arranger in connection with the syndication of the Revolver Commitments or the administration of this Agreement (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower and the reasonable and documented (in summary format) fees, disbursements and charges for no more than one (1) outside counsel and, if necessary one (1) local counsel in each material jurisdiction where Collateral is located for such Persons, taken as a whole) or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) and (ii) all reasonable and documented (in summary format) expenses incurred by the Agents or Lead Arranger or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made or the Letters of Credit issued hereunder (but limited, in the case of legal fees and expenses, to the actual reasonable and documented (in summary format) fees, charges and disbursements of Vinson & Elkins, L.L.P., counsel for the Agents and the Lead Arranger, and, if reasonably necessary (x) the reasonable and documented (in summary format) fees, charges and disbursements of one (1) local counsel per relevant local jurisdiction and (y) in the case of an actual or potential conflict of interest, the reasonable and documented (in summary format) fees, charges and disbursements of one (1) additional counsel to all affected Persons, taken as a whole).

(b)            The Borrower agrees to indemnify, on a joint and several basis, the Administrative Agent, the Lead Arranger, each Issuing Bank, each Lender and each of their respective Affiliates, successors and assigns and the directors, trustees, officers, employees, advisors, controlling Persons and agents of each of the foregoing (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented (in summary format) costs and related expenses (including reasonable and documented (in summary format) documented fees, charges and disbursements of Vinson & Elkins, L.L.P. and, if necessary, one (1) local counsel in each relevant local jurisdiction to the Agents or Lead Arranger, taken as a whole, in each relevant jurisdiction, in the case of an actual or potential conflict of interest, and one (1) additional counsel to all affected Indemnitees, taken as a whole) incurred by or asserted against any Indemnitee arising out of, relating to, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions (including the payment of the Transaction Costs) and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or costs or related expenses (x) are determined by a judgment of a court of competent jurisdiction to have resulted by reason of the gross negligence, bad faith or willful misconduct of, or material breach by, such Indemnitee, (y) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee (or its Related Parties) against another Indemnitee (or its Related Parties) (other than any claim, litigation, investigation or proceeding brought by or against the Administrative Agent, acting in its capacity as Administrative Agent) that does not involve any act or omission of the Borrower or any of its Subsidiaries and arises out of disputes among the Lenders and/or their transferees. The Borrower shall not be liable for any settlement of any proceeding referred to in this Section 9.05 effected without the Borrower’s written consent (such consent not to be unreasonably withheld or delayed); provided, however, that the Borrower shall indemnify the Indemnitees from and against any loss or liability by reason of such settlement if the Borrower was offered the right to assume the defense of such proceeding and did not assume such defense or such proceeding was settled with the written consent of the Borrower, subject to, in each case, the Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations. The Borrower shall indemnify the Indemnitees from and against any final judgment for the plaintiff in any proceeding referred to in this Section 9.05, subject to the Borrower’s right in this Section 9.05 to claim an exemption from such indemnity obligations. The Borrower shall not, without the prior written consent of any Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is a party and indemnity could have been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee (and its Related Parties) from all liability or claims that are the subject matter of such proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnitee (or its Related Parties). To the extent permitted by Applicable Law, each party hereto hereby waives for itself (and, in the case of the Borrower, for each other Loan Party) any claim against any Loan Party, any Lender, any Administrative Agent, any Lender Party, any Lead Arranger, and their respective affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto (and in the case of the Borrower on behalf of each other Loan Party) hereby waive, release and agree not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this sentence shall limit the Borrower’s indemnity obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such indemnified Person is entitled to indemnification hereunder. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the termination of the Revolver Commitments, the expiration of any Letters of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c)            Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.14, this Section 9.05 shall not apply to Taxes other than Taxes arising from a non-Tax claim.

(d)            Notwithstanding the foregoing paragraphs in this Section 9.05, if it is found by a final, non-appealable judgment of a court of competent jurisdiction in any such action, proceeding or investigation that any loss, claim, damage, liability or cost or related expense of any Indemnitee has resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Parties) or a material breach of the Loan Documents by such Indemnitee (or any of its Related Parties), such Indemnitee will repay such portion of the reimbursed amounts previously paid to such Indemnitee under this Section 9.05 that is attributable to expenses incurred in relation to the set or omission of such Indemnitee which is the subject of such finding.

Section 9.06      Right of Set-off. If an Event of Default shall have occurred and be continuing, upon the written consent of the Administrative Agent or the Required Lenders, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Issuing Bank to or for the credit or the account of Holdings, the Borrower or any Subsidiary Guarantor (and such Lender or Issuing Bank will provide prompt notice to such Loan Party) against any of and all the obligations of Holdings or the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.

Section 9.07      Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

Section 9.08      Waivers; Amendment.

(a)            No failure or delay of the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b)            Subject to Section 2.11(b), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (A) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders and (B) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:

(i)            decrease or forgive the principal amount of, or extend the final maturity date of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Revolver Termination Date, without the prior written consent of each Lender directly and adversely affected thereby; provided, that (x) consent of Required Lenders shall not be required for any waiver, amendment or modification contemplated by this clause (i), and (y) that waiver or reduction of a post-default increase in interest shall be effective with the consent of the Required Lenders (and shall not require the consent of each directly and adversely affected Lender),

(ii)           increase the Revolver Commitment of any Lender,

(iii)          extend the Revolver Commitment of any Lender or decrease the Unused Line Fee Rate or Issuing Bank Fees without the prior written consent of such Lender or Issuing Bank, as applicable (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Revolver Commitments shall not constitute an increase or extension of maturity); provided, that consent of Required Lenders shall not be required for any waiver, amendment or modification contemplated by this clause (iii),

(iv)          except to the extent necessary to give effect to the express intentions of this Agreement (including Section 9.04), which, in respect of any amendment or modification to effect such express intentions, shall be effective with the consent of the Required Lenders, amend or modify any provision of Section 2.15 of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender,

(v)           amend or modify the provisions of Section 7.02, Sections 9.08(a), (b) or (c) or reduce the voting percentage set forth in the definition of “Required Lenders” or “Supermajority Lenders,” without the prior written consent of each Lender directly and adversely affected thereby (it being understood that any additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Revolver Commitments are included on the Closing Date),

(vi)            (x) release all or substantially all the Collateral (it being understood that a transaction permitted under Section 6.05 shall not constitute a release of all or substantially all of the Collateral), or release all or substantially all of the value of the Guarantees (except as otherwise permitted herein (including in connection with a transaction permitted under Section 6.05) or in the other Loan Documents) under the Security Documents, unless, in the case of a Subsidiary Guarantor, all or substantially all the Equity Interests of such Subsidiary Guarantor is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender or (y) subordinate the Liens of the Administrative Agent under the Security Documents with respect to Collateral at that time included in the Borrowing Base and/or all or substantially all of the Collateral (other than, in respect of the Real Property in accordance with the Intercreditor Agreement upon the effectiveness thereof) or subordinate the Obligations hereunder, without the prior written consent of each Lender,

(vii)            without the prior written consent of the Supermajority Lenders, change the definition of the terms “Availability”, or “Borrowing Base” or any component definition used therein (including, without limitation, the definitions of “Eligible Credit Card Receivables,” “Eligible Inventory,” and “Eligible In-Transit Inventory”) if, as a result thereof, the amounts available to be borrowed by the Borrower would be increased; provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Availability Reserve or to add Accounts and Inventory to the Borrowing Base as provided herein, or

(viii)           without the prior written consent of the Supermajority Lenders, increase the percentages and advance rates set forth in the term “Borrowing Base” or add any new classes of eligible assets thereto, provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or Issuing Bank hereunder without the prior written consent of the Administrative Agent and Issuing Bank acting as such at the effective date of such agreement. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Revolver Commitments of such Lender may not be increased or extended without the consent of such Lender and (y) the principal and accrued and unpaid interest of such Lender’s Loans shall not be reduced or forgiven without the consent of such Lender.

(c)            Without the consent of the Agents or Lead Arranger or Lender or Issuing Bank, the Loan Parties and the Administrative Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with Applicable Law.

(d)            Notwithstanding anything to the contrary contained in this Section 9.08 or any Loan Document, (i) the Borrower and the Administrative Agent may, without the input or consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.18 or 9.04(f), (ii) if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and (iii) guarantees, collateral security documents and related documents executed by Holdings or Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented or waived without the consent of any Lender if such amendment, supplement or waiver is delivered in order to (x) comply with local law or advice of local counsel, (y) cure ambiguities, omissions, mistakes or defects or (z) cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 9.09      Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate on any Loan or participation in any L/C Disbursement, together with all fees and charges that are treated as interest under Applicable Law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with Applicable Law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10      Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto, and their respective successors and assigns permitted hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 9.11 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 9.12      Severability. In the event any one (1) or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13      Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one (1) contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission or other electronic transmission (including by “.pdf” or “.tif”) shall be as effective as delivery of a manually signed original.

Section 9.14      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15      Jurisdiction; Consent to Service of Process.

(a)            Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender, the Administrative Agent or any Issuing Bank may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower or any Loan Party or their properties in the courts of any jurisdiction.

(b)            Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)            Each of the parties hereto agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested at its address provided in Section 9.01 agrees that service as so provided in is sufficient to confer personal jurisdiction over the applicable credit party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and agrees that agents and lenders retain the right to serve process in any other manner permitted by law or to bring proceedings against any credit party in the courts of any other jurisdiction.

Section 9.16      Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to Holdings, the Borrower and the other Loan Parties furnished to it by or on behalf of Holdings, the Borrower or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by any such party, (b) was already in possession on a non-confidential basis for a person not known to the recipient to be bound by confidentiality obligations to Parent or any Subsidiary thereof or has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or relying on any such information, (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to Holdings, the Borrower or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 and such Lender, such Issuing Bank and such Agent shall be responsible for its Affiliates’ compliance with this Section 9.16 except to the extent such Affiliate shall sign a written confidentiality agreement in favor of the Borrower), except: (i) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, self-regulatory authorities (including the National Association of Insurance Commissioners) or of any securities exchange on which securities of the disclosing party or any affiliate of the disclosing party are listed or traded (in which case such Lender, such Issuing Bank or such Agent will promptly notify the Borrower, in advance, to the extent permitted by Applicable Law or the rules governing the process requiring such disclosure (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) and shall use its commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (ii) as part of the reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc., (iii) to its parent companies, affiliates, auditors, assignees, transferees and participants (so long as each such Person shall have been instructed to keep the same confidential in accordance with provisions not less restrictive than this Section 9.16 and such Lender, such Issuing Bank and such Agent shall be responsible for its Affiliates’ compliance with this Section 9.16), (iv) in order to enforce its rights under any Loan Document in a legal proceeding (in which case it shall use commercially reasonable efforts to ensure that any such information so disclosed is accorded confidential treatment), (v) to any pledgee under Section 9.04(d) or any other existing or prospective assignee of, or existing or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or other provisions at least as restrictive as this Section 9.16), and (vi) with the consent of the Borrower. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents to which a Lender Party is a party.

Section 9.17      Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, assigns, transfers or otherwise disposes of any assets or all or any portion of any of the Equity Interests or assets of any Subsidiary Guarantor to a Person that is not (and is not required to become) a Loan Party in each case in a transaction expressly permitted Section 6.05, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Guarantor in a transaction expressly permitted by Section 6.05, terminate such Subsidiary Guarantor’s obligations under its Guarantee. Any representation, warranty or covenant contained in any Loan Document relating to any such Equity Interests, asset or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or asset is so conveyed, sold, leased, assigned, transferred or disposed of.

Section 9.18      USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

Section 9.19      Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Administrative Agent or the Lenders (or to the Administrative Agent, on behalf of the Lenders), or any Agent or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 9.20      Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolver Commitment of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 9.21      Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.22      Acknowledgements. Each of Loan Party hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Loan Parties and the Lender Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Loan Documents, irrespective of whether the Lender Parties have advised or are advising the Loan Parties on other matters, and the relationship between the Lender Parties, on the one hand, and the Loan Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Lender Parties, on the one hand, and the Loan Parties, on the other hand, have an arm’s length business relationship that does not directly or indirectly give rise to, nor do the Loan Parties rely on, any fiduciary duty to the Loan Parties or their affiliates on the part of the Lender Parties, (c) the Loan Parties are capable of evaluating and understanding, and the Loan Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Loan Documents, (d) the Loan Parties have been advised that the Lender Parties are engaged in a broad range of transactions that may involve interests that differ from the Loan Parties’ interests and that the Lender Parties have no obligation to disclose such interests and transactions to the Loan Parties, (e) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Loan Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (f) each Lender Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, any of their affiliates or any other Person, (g) none of the Lender Parties has any obligation to the Loan Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Loan Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Lender Party and the Loan Parties or any such affiliate and (h) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lender Parties or among the Loan Parties and the Lender Parties.

Section 9.23      Lender Action. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (i) the authority to enforce rights and remedies hereunder and under the other Security Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of the Lenders and the Issuing Bank, (ii) no Secured Party shall have any right individually to realize upon any of the Collateral under any Security Document or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms thereof and (iii) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.

Section 9.24      Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

Section 9.25      Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)      a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Section 9.26      Force Majeure. In no event shall the Administrative Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Administrative Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 9.27      Conforming Amendments.

(a)            Upon effectiveness of the Qualifying DIP RE Facility, subject to Section 9.02(b), any change to this Agreement which is more restrictive on the Loan Parties or more beneficial to the Lenders, material or otherwise, that the Administrative Agent determines in its Permitted Discretion is necessary or appropriate to conform this Agreement to the terms of the Qualifying DIP RE Facility (an “Other Facility Change”) shall modify the terms of this Agreement pursuant to an amendment (a “Conforming Amendment”) to this Agreement, and, as appropriate, the other Loan Documents, executed by the Loan Parties and the Administrative Agent.

(b)            Each of the parties hereto hereby agrees that, upon the effectiveness of any Conforming Amendment, this Agreement and the other Loan Documents, as applicable, will be amended to the extent necessary or appropriate to reflect the existence and terms of the Other Facility Changes evidenced thereby.

ARTICLE X

Collateral

Section 10.01           Grant of Security Interest. As security for all Secured Obligations, each Loan Party hereby collaterally assigns and grants to the Administrative Agent, for the benefit of the Secured Parties, a continuing first priority (subject to the Carve-Out and as otherwise set forth in the Order and the Intercreditor Agreement upon the effectiveness thereof) security interest in all property and assets of such Loan Party, whether now owned or existing or hereafter acquired or arising, regardless of where located, including property subject to avoided liens, real and personal, tangible and intangible, including:

(a)            all Accounts;

(b)            all Chattel Paper;

(c)            all Copyrights, Patents, Trademarks and Licenses;

(d)            all Documents;

(e)            all Equipment;

(f)            all Fixtures;

(g)            all General Intangibles;

(h)            all Goods;

(i)            all Instruments;

(j)            all Inventory;

(k)            all Investment Property;

(l)            all cash or cash equivalents;

(m)            all letters of credit, Letter-of-Credit Rights and Supporting Obligations;

(n)            all Deposit Accounts with any bank or other financial institution;

(o)            all Commodity Accounts;

(p)            all Equity Interests;

(q)            all Securities Accounts; and

(r)            all accessions to, substitutions for and replacements, proceeds (including Stock Rights), insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing; and

(s)            all other personal property of such Loan Party, including, subject to entry of the Final Order, proceeds from any Avoidance Actions (but not the actions thereunder).

All of the foregoing, together with (x) the “Collateral” as defined in the Orders, and (y) upon the effectiveness of the Qualifying DIP RE Facility, all presently owned or after-acquired Real Property and improvements thereon and leases on Real Property, is herein collectively referred to as the “Collateral”; provided that the Collateral shall in no event include the Excluded Collateral. It being understood that “Collateral” hereunder shall include all such “Collateral” irrespective of whether any such property was excluded from “Collateral” (as defined in the Pre-Petition Credit Agreement) pursuant to the Pre-Petition Loan Documents.

Section 10.02     Perfection of Security Interest.

(a)            Notwithstanding the perfection of any security interest granted hereunder pursuant to the Orders, to the fullest extent permitted by Applicable Law, the Administrative Agent may file or authorize the filing of one or more financing statements or Mortgages disclosing the Liens under this Agreement on the Collateral.

(b)            In the event that a motion for dismissal from any of the Chapter 11 Cases is filed with respect to any Subsidiary and Equity Interests of such Subsidiary are owned by a Loan Party, and to the extent the capital stock of such Subsidiary is in certificated form, such Loan Party shall promptly deliver upon request by the Administrative Agent, subject to the Intercreditor Agreement upon the effectiveness thereof, all certificates or instruments at any time representing or evidencing such capital stock in such Subsidiary to the Administrative Agent, and shall be in suitable form for transfer by delivery, or shall be accompanied by instruments of transfer or assignment, duly executed in blank, all in form and substance sufficient to transfer such instruments to the Administrative Agent (or otherwise reasonably satisfactory to the Administrative Agent). Subject to the Intercreditor Agreement upon the effectiveness thereof, the Administrative Agent shall have the right, at any time, after the occurrence and during the continuance of an Event of Default, to transfer to or to register in the name of the Administrative Agent or its nominee any capital stock in such wholly-owned Subsidiary.

Section 10.03     The Administrative Agent’s and Lenders’ Rights, Duties, and Liabilities. The Loan Parties assume all responsibility and liability arising from or relating to the use, sale, or other disposition of the Collateral. The Secured Obligations shall not be affected by any failure of the Secured Parties to take any steps to perfect the Liens under this Agreement or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release any Loan Party from any of the Secured Obligations. Nothing in this Agreement shall be interpreted as giving the Administrative Agent responsibility for or any duty concerning the validity, perfection, priority or enforceability of the Liens granted hereunder or giving the Administrative Agent any obligation to take any action to procure or maintain such validity, perfection, priority or enforceability, including, without limitation, any duty to file any financing statements, amendments, continuation statements, Mortgages or other documents to perfect or maintain the perfection of the security interest granted hereunder.

Section 10.04     Rights in Respect of Investment Property. Subject to any order of the Court (including the Order) and the Intercreditor Agreement upon the effectiveness thereof, after the occurrence and during the continuance of an Event of Default (i) the Administrative Agent at the direction of the Required Lenders may, upon written notice to the relevant Loan Party, transfer or register in the name of the Administrative Agent or any of its nominees, for the benefit of the Secured Parties, any or all of the Collateral consisting of all of the issued and outstanding Equity Interests of the Loan Parties now owned or hereafter acquired, Investment Property, the proceeds thereof (in cash or otherwise), and all liens, security, rights, remedies and claims of any Loan Party with respect thereto (as used in this Section 10.04 collectively, the “Pledged Collateral”) held by the Administrative Agent hereunder, and the Administrative Agent or its nominee may thereafter, after written notice to the applicable Loan Party, exercise all voting and corporate rights at any meeting of any corporation, partnership, or other business entity issuing any of the Pledged Collateral and any and all rights of conversion, exchange, subscription, or any other rights, privileges, or options pertaining to any of the Pledged Collateral as if it were the absolute owner thereof, including the right to exchange at its Permitted Discretion any and all of the Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization, or other readjustment of any corporation, partnership, or other business entity issuing any of such Pledged Collateral or upon the exercise by any such issuer or the Administrative Agent of any right, privilege or option pertaining to any of the Pledged Collateral, and in connection therewith, to deposit and deliver any and all of the Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it, but the Administrative Agent shall have no duty to exercise any of the aforesaid rights, privileges or options, and the Administrative Agent shall not be responsible for any failure to do so or delay in so doing, (ii) to the extent permitted under Applicable Law, after the Administrative Agent’s giving of the notice specified in clause (i) of this Section 10.04, all rights of any Loan Party to exercise the voting and other consensual rights which it would otherwise be entitled to exercise and to receive the dividends, interest and other distributions which it would otherwise be authorized to receive and retain thereunder shall be suspended until such Event of Default shall no longer exist, and all such rights shall, until such Event of Default shall no longer exist, thereupon become vested in the Administrative Agent which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Collateral such dividends, interest, and other distributions (provided that any such Pledged Collateral the Administrative Agent shall collect shall promptly be returned to each applicable Loan Party after such Event of Default is cured or waived to the extent such Pledged Collateral was not applied to repay the Secured Obligations), and (iii) each Loan Party shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all such proxies and other instruments that the Administrative Agent or a Lender may reasonably request for the purpose of enabling the Administrative Agent to exercise the voting and other rights which it is entitled to exercise pursuant to this Section 10.04 and to receive the dividends, interest, and other distributions which it is entitled to receive and retain pursuant to this Section 10.04.

Section 10.05     Remedies.

(a)            Each Loan Party recognizes that the Administrative Agent may be unable to effect a public sale of any or all of the Collateral that constitutes securities to be sold by reason of certain prohibitions contained in the laws of any jurisdiction outside the United States or in applicable federal, provincial, territorial or state securities laws but may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obliged to agree, among other things, to acquire such Collateral to be sold for their own account for investment and not with a view to the distribution or resale thereof. Each Loan Party acknowledges and agrees that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall, to the extent permitted by law, be deemed to have been made in a commercially reasonable manner. Unless required by Applicable Law, the Administrative Agent shall not be under any obligation to delay a sale of any of such Collateral to be sold for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States or under any applicable federal, provincial, territorial or state securities laws, even if such issuer would agree to do so. Each Loan Party further agrees to do or cause to be done, to the extent that such Loan Party may do so under Applicable Law, all such other acts and things as the Administrative Agent may reasonably request to make such sales or resales of any portion or all of such Collateral or other property to be sold valid and binding and in compliance with any and all Applicable Laws at the Loan Parties’ expense. Each Loan Party further agrees that a breach of any of the covenants contained in this Section 10.05(a) will cause irreparable injury to the Secured Parties for which there is no adequate remedy at law and, as a consequence, agrees that each covenant contained in this Section 10.05(a) shall be specifically enforceable against such Loan Party, and each Loan Party hereby waives and agrees, to the fullest extent permitted by law, not to assert as a defense against an action for specific performance of such covenants that (i) such Loan Party’s failure to perform such covenants will not cause irreparable injury to the Secured Parties or (ii) the Secured Parties have an adequate remedy at law in respect of such breach.

(b)            Subject to the terms of the Order, if an Event of Default has occurred and is continuing, the Administrative Agent shall have for the benefit of the Secured Parties, in addition to all other rights of the Secured Parties, the rights and remedies of a secured party under the UCC, and without limiting the generality of the foregoing, the Administrative Agent shall be empowered and entitled to: (i) take possession of, foreclose on and/or request a receiver of the Collateral and keep it on any Loan Party’s premises at any time, at no cost to the Secured Parties, or remove any part of it to such other place or places as the Administrative Agent may desire, or the Loan Parties shall, upon the Administrative Agent’s or the Required Lender’s demand, at the Loan Parties’ cost, assemble the Collateral and make it available to the Administrative Agent at a place reasonably convenient to the Administrative Agent; (ii) exercise of set-off rights on Cash Collateral or deposits (other than, for the avoidance of doubt, with respect to Excluded Accounts); (iii) sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion, and may postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale; (iv) hold, lease, develop, manage, operate, control and otherwise use the Collateral upon such terms and conditions as may be reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as may be reasonably necessary or desirable), exercise all such rights and powers of each Loan Party with respect to the Collateral, whether in the name of such Loan Party or otherwise, including without limitation the right to make, cancel, enforce or modify leases, obtain and evict tenants, and demand, sue for, collect and receive all rents, in each case, in accordance with the standards applicable to the Administrative Agent under the Loan Documents, and (v) take any other reasonable actions, as may be reasonably necessary or desirable, in connection with the Collateral (including preparing for the disposition thereof), and all actual, reasonable, out-of-pocket fees and expenses incurred in connection therewith shall be borne by the Loan Parties. Promptly following written demand from the Administrative Agent following an occurrence and during the continuance of an Event of Default, the applicable Loan Party shall direct the grantor or licensor of, or the contracting party to, any property agreement with respect to any property to recognize and accept the Administrative Agent, for the benefit of and on behalf of the Secured Parties, as the party to such agreement for any and all purposes as fully as it would recognize and accept such Loan Party and the performance of such Loan Party thereunder and, in such event, without further notice or demand and at such Loan Party’s sole cost and expense, the Administrative Agent, for the benefit of and on behalf of the Secured Parties, may exercise all rights of such Loan Party arising under such agreements. Without in any way requiring notice to be given in the following manner, each Loan Party agrees that any notice by the Administrative Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC or otherwise, shall constitute reasonable notice to such Loan Party if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least five (5) Business Days prior to such action to the Loan Parties’ address specified in or pursuant to Section 9.01. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Secured Obligations until the Administrative Agent or the Lenders receive payment, and if the buyer defaults in payment, the Administrative Agent may resell the Collateral. In the event the Administrative Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Loan Party irrevocably waives (to the extent permitted by Applicable Law): (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Administrative Agent retain possession and not dispose of any Collateral until after trial or final judgment. Each Loan Party agrees that the Administrative Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Administrative Agent is hereby granted a license or other right to use, without charge, each Loan Party’s labels, patents, copyrights, name, trade secrets, trade names, trademarks and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and each such Loan Party’s rights under all licenses and all franchise agreements shall inure to the Administrative Agent’s benefit for such purpose. The Administrative Agent will return any excess to the applicable Loan Party and the Loan Parties shall remain liable for any deficiency.

Section 10.06     Administrative Agent’s Appointment as Attorney-in-Fact, etc..

(a)            Each Loan Party hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable (until the Termination Date) power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Loan Party hereby gives the Administrative Agent the power and right, on behalf of such Loan Party, without notice to or assent by such Loan Party, to do any or all of the following:

(i)            in the name of such Loan Party or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed reasonably appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Account or Contract or with respect to any other Collateral whenever payable;

(ii)            pay or discharge Taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iii)            execute, in connection with any sale provided for in this Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(iv)            (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Loan Party with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem reasonably appropriate; and (7) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Loan Party’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Loan Party might do.

Anything in this Section 10.06 to the contrary notwithstanding, the Administrative Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 10.06 unless an Event of Default shall have occurred and be continuing.

(b)            If an Event of Default has occurred and is continuing and if any Loan Party fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, if a Default has occurred and is continuing, and if any Loan Party fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance.

(c)            Each Loan Party hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Termination Date.

Section 10.07     Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Loan Party or any other person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Loan Party for any act or failure to act hereunder, except from their own gross negligence or willful misconduct or breach of a duty owed to such Loan Party.

Section 10.08     Execution of Financing Statements. Each Loan Party acknowledges that pursuant to Section 9-509(b) of the UCC and any other Applicable Law, each Loan Party authorizes the Administrative Agent to file or record financing or continuation statements, and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral, in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Loan Party agrees that such financing statements may describe the collateral in the same manner as described in the Security Documents or as “all assets” or “all personal property,” whether now owned or hereafter existing or acquired, words of similar effect or such other description as the Administrative Agent, in its sole judgment, reasonably determines is necessary or advisable. A photographic or other reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

Section 10.09     Authority of Administrative Agent. Each Loan Party acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by this Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Loan Parties, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Loan Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

Section 10.10     Appointment of Co-Collateral Agents. At any time or from time to time, in order to comply with any Applicable Law, the Administrative Agent may appoint another bank or trust company or one of more other persons, either to act as co-agent or agents on behalf of the Secured Parties with such power and authority as may be reasonably necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for indemnification and similar protections of such co-agent or separate agent).

ARTICLE XI

Guaranty

Section 11.01     Guaranty; Limitation of Liability.

(a)            Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the performance and punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Secured Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Secured Obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable out-of-pocket expenses (including reasonable out-of-pocket fees and expenses of counsel to the extent reimbursable pursuant to Section 9.05 but excluding allocated costs of in-house counsel) incurred by the Administrative Agent in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to the Administrative Agent or any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, winding-up or similar proceeding involving such other Loan Party.

(b)            Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to the Administrative Agent or any Lender under this Guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the Lenders under or in respect of the Loan Documents.

Section 11.02     Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Secured Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Secured Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)            any lack of validity or enforceability of any provision under this Agreement, any Loan Document or any agreement or instrument relating thereto;

(b)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Secured Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)            any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)            any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Secured Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party;

(e)            any change, restructuring or termination of the corporate structure or existence of any Loan Party;

(f)            any failure of the Administrative Agent or any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such Lender, as the case may be (each Guarantor waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information);

(g)            the failure of any other Person to execute or deliver this Guaranty or the release or reduction of liability of any Guarantor or surety with respect to the Guaranteed Obligations; or

(h)            any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by the Administrative Agent or any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety, in its capacity as a guarantor or surety (other than payment or performance).

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender or any other Person, for whatever reason, all as though such payment had not been made.

Section 11.03     Waivers and Acknowledgments.

(a)            Each Guarantor hereby unconditionally and irrevocably waives (to the extent permitted by Applicable Law) any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(b)            Each Guarantor hereby unconditionally and irrevocably waives (to the extent permitted by Applicable Law) (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Administrative Agent or any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Secured Obligations of such Guarantor hereunder.

(c)            Each Guarantor acknowledges that the Administrative Agent may, to the extent permitted by Applicable Law and the Order, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any Loan Document by non-judicial sale, and each Guarantor hereby waives (to the extent permitted by Applicable Law) any defense to the recovery by the Administrative Agent and the Lenders against such Guarantor of any deficiency after such non-judicial sale and any defense or benefits that may be afforded by Applicable Law.

(d)            Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Administrative Agent or any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by the Administrative Agent or such Lender, as the case may be.

(e)            Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 9.08 and this Section 11.03 are knowingly made in contemplation of such benefits.

Section 11.04     Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower or any other Loan Party that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any Lender against the Borrower or any other Loan Party, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower or any other Loan Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement) and all other amounts payable under this Guaranty (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement) shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement) and (b) the Termination Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to the Administrative Agent of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement) shall have been paid in full in cash and (iii) the Termination Date shall have occurred, the Administrative Agent and the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

Section 11.05     Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the payment in full in cash of the Guaranteed Obligations (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement) and all other amounts payable under this Guaranty (other than inchoate indemnity obligations and similar obligations that survive the termination of this Agreement) and the termination or expiration of all Commitments, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Eligible Assignee that has been assigned or transferred all or any portion of a Lender’s Loans, Commitments or rights and obligations under this Agreement in accordance with Section 9.04, shall thereupon become vested with all the benefits granted to such transferring Lender under this Guaranty. No Guarantor shall have the right to assign its rights hereunder or any interest herein or delegate any of its duties, liabilities or obligations hereunder or under any other Loan Document without the prior written consent of the Required Lenders, except as otherwise permitted hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

BORROWER:	TUESDAY MORNING, INC.

By:
Name:	Steven R. Becker
Title:	Chief Executive Officer and President

GUARANTORS:	TUESDAY MORNING CORPORATION

By:
Name:	Steven R. Becker
Title:	Chief Executive Officer and President

TMI HOLDINGS, INC.

By:
Name:	Steven R. Becker
Title:	Chief Executive Officer and President

FRIDAY MORNING, LLC

By:	Tuesday Morning, Inc., as Sole Member

By:
Name:	Steven R. Becker
Title:	Chief Executive Officer and President

DAYS OF THE WEEK, INC.

By:
Name:	Steven R. Becker
Title:	Chief Executive Officer

NIGHTS OF THE WEEK, INC.

By:
Name:	Steven R. Becker
Title:	Chief Executive Officer

[Signature Page to DIP ABL Credit Agreement – Tuesday Morning]

TUESDAY MORNING PARTNERS, LTD.

By:	Days of the Week, Inc., as General Partner

By:
Name:	Steven R. Becker
Title:	Chief Executive Officer

[Signature Page to DIP ABL Credit Agreement – Tuesday Morning]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, an Issuing Bank, and a Lender

By:
Name:
Title:

[Signature Page to DIP ABL Credit Agreement – Tuesday Morning]

WELLS FARGO BANK, N.A., as a Lender and as Syndication Agent

By:
Name:
Title:

[Signature Page to DIP ABL Credit Agreement – Tuesday Morning]

BANK OF AMERICA, N.A.,
as a Lender

By:
Name:
Title:

[Signature Page to DIP ABL Credit Agreement – Tuesday Morning]

EXHIBIT 2

BUDGET

Exhibit 2

Tuesday Morning Corporation
Weekly Liquidity Forecast
13W Budget

	May	June				July					August			Total
Cash Flow Week	CF Wk 1	CF Wk 2	CF Wk 3	CF Wk 4	CF Wk 5	CF Wk 6	CF Wk 7	CF Wk 8	CF Wk 9	CF Wk 10	CF Wk 11	CF Wk 12	CF Wk 13	May-30
Actual / Forecast	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Fcst	Through
Week Ending (Saturday)	May-30	Jun-06	Jun-13	Jun-20	Jun-27	Jul-04	Jul-11	Jul-18	Jul-25	Aug-01	Aug-08	Aug-15	Aug-22	Aug-22

I. Cash Flows

Receipts
Store Receipts	$15,202	$13,643	$13,383	$13,383	$13,383	$8,758	$8,157	$8,157	$8,157	$8,523	$10,713	$10,713	$10,713	$142,886
Sales Taxes Collected	1,104	990	972	972	972	636	592	592	592	619	778	778	778	10,374
Total Cash Receipts	16,306	14,633	14,354	14,354	14,354	9,394	8,750	8,750	8,750	9,141	11,491	11,491	11,491	153,260

Operating Disbursements
Merchandise	$(1,530)	$(3,378)	$(5,331)	$(9,361)	$(4,079)	$(4,261)	$(5,357)	$(5,357)	$(5,357)	$(5,357)	$(5,774)	$(5,941)	$(5,941)	$(67,023)
Payroll and Benefits	(1,971)	(3,686)	(2,552)	(3,686)	(2,552)	(3,135)	(2,035)	(3,135)	(2,035)	(3,149)	(2,563)	(3,662)	(2,563)	(36,723)
Workers Compensation	(50)	-	(150)	-	-	(45)	(100)	(25)	(40)	(40)	(45)	(100)	(25)	(620)
Rent	(2,814)	(7,300)	-	(12)	(2,694)	(4,115)	-	(12)	-	(6,808)	-	(12)	-	(23,767)
Occupancy Costs	(240)	(881)	(228)	(306)	(666)	(728)	(329)	(210)	(409)	(409)	(728)	(329)	(210)	(5,674)
R&M Costs	(242)	(267)	(456)	(220)	(149)	(267)	(456)	(220)	(149)	(267)	(456)	(220)	(149)	(3,520)
Customs, Freight and Delivery	(348)	(455)	(424)	(424)	(424)	(443)	(557)	(557)	(557)	(557)	(601)	(618)	(618)	(6,584)
Marketing and Media	-	(158)	(282)	(127)	(81)	(158)	(282)	(127)	(81)	(158)	(282)	(127)	(81)	(1,946)
Professional Fees	-	(77)	(137)	(62)	(40)	(77)	(137)	(62)	(40)	(77)	(137)	(62)	(40)	(946)
Taxes	(11)	(9)	(6)	(3,914)	(4)	(20)	(331)	(3,623)	(178)	(178)	(20)	(3,161)	(332)	(11,788)
Capex	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Insurance	(14)	(46)	(12)	(16)	(35)	(410)	(19)	(12)	(23)	(178)	(41)	(19)	(12)	(836)
Credit Card and Bank Fees	(285)	(260)	(295)	(304)	(307)	(263)	(262)	(264)	(256)	(248)	(286)	(268)	(243)	(3,540)
Emergency Pre-Petition Disbursements	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Other Disbursements	(101)	(432)	(112)	(150)	(326)	(315)	(143)	(91)	(177)	(177)	(315)	(143)	(91)	(2,572)
Total Operating Disbursements	(7,607)	(16,949)	(9,983)	(18,584)	(11,356)	(14,237)	(10,009)	(13,696)	(9,303)	(17,604)	(11,247)	(14,662)	(10,304)	(165,541)

Operating Cash Flow	$8,699	$(2,316)	$4,371	$(4,229)	$2,999	$(4,843)	$(1,259)	$(4,946)	$(553)	$(8,462)	$244	$(3,171)	$1,187	$(12,281)

Non-Operating and Restructuring Disbursements
Restructuring Professionals	$-	$(750)	$(147)	$(1,033)	$(3,062)	$(274)	$(285)	$(288)	$(3,177)	$(260)	$(263)	$(241)	$(3,110)	$(12,890)
US Trustee Fees	-	-	-	-	-	-	-	-	(251)	-	-	-	-	(251)
Adequate Assurance Deposit for Utilities	(800)	-	-	-	-	-	-	-	-	-	-	-	-	(800)
GOB Proceeds, net of store closing costs	-	-	2,377	2,929	3,142	5,098	5,646	5,764	5,230	4,391	4,510	3,427	1,899	44,411
Other Restructuring Items	(800)	(500)	(500)	(500)	(500)	(250)	(250)	(250)	-	-	-	-	(752)	(4,302)
Total Non-Operating and Restructuring Disbursements	(1,600)	(1,250)	1,730	1,396	(420)	4,573	5,111	5,226	1,801	4,130	4,247	3,186	(1,964)	26,167

Net Cash Flow	$7,099	$(3,566)	$6,102	$(2,833)	$2,579	$(270)	$3,851	$280	$1,248	$(4,332)	$4,491	$15	$(777)	$13,886

Tuesday Morning Corporation
Weekly Liquidity Forecast
13W Budget

	May	June				July					August
Cash Flow Week	CF Wk 1	CF Wk 2	CF Wk 3	CF Wk 4	CF Wk 5	CF Wk 6	CF Wk 7	CF Wk 8	CF Wk 9	CF Wk 10	CF Wk 11	CF Wk 12	CF Wk 13
Week Ending (Saturday)	May-30	Jun-06	Jun-13	Jun-20	Jun-27	Jul-04	Jul-11	Jul-18	Jul-25	Aug-01	Aug-08	Aug-15	Aug-22

II. Liquidity

Pre-Petition ABL
Opening ABL Balance	71,350	36,018	22,376	6,616	500	500	500	500	500	500	500	500	500
Borrowing/(Repayment)	(35,332)	(13,643)	(15,760)	(6,116)	-	-	-	-	-	-	-	-	-
Ending ABL Balance	36,018	22,376	6,616	500	500	500	500	500	500	500	500	500	500
Total Availability (before Borrowings)	-	-	-	-	-	-	-	-	-	-	-	-	-
ABL Availability	-	-	-	-	-	-	-	-	-	-	-	-	-

Post-Petition DIP
Opening Balance	-	-	19,209	29,642	38,591	36,217	36,488	22,636	22,356	21,326	25,708	21,217	21,202
Borrowing/(Repayment)	-	19,209	10,433	8,949	(2,374)	270	(13,851)	(280)	(1,030)	4,382	(4,491)	(15)	777
Ending Balance	-	19,209	29,642	38,591	36,217	36,488	22,636	22,356	21,326	25,708	21,217	21,202	21,979
Total Availability (before Borrowings)	74,235	71,802	69,542	71,504	67,914	65,023	62,826	60,563	59,678	58,041	55,856	54,385	53,756
Availability	38,217	30,217	33,284	32,913	31,696	28,536	40,189	38,207	38,352	32,333	34,639	33,183	31,777

Real Estate Term Loan
Opening Balance	-	-	-	-	-	-	10,000	10,000	10,000	10,000	10,000	10,000	10,000
Borrowing/(Repayment)	-	-	-	-	-	10,000	-	-	-	-	-	-	-
Ending Balance	-	-	-	-	-	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000
Total Availability (before Borrowings)	-	-	-	-	-	25,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000
Availability	-	-	-	-	-	15,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000

Book Cash
Opening Balance	28,237	(0)	-	-	-	0	10,000	-	-	(0)	-	-	-
Net Cash Flow	7,099	(3,566)	6,102	(2,833)	2,579	(270)	3,851	280	1,248	(4,332)	4,491	15	(777)
ABL Draw/(Paydown)	(35,332)	(13,643)	(15,760)	(6,116)	-	-	-	-	-	-	-	-	-
Post-Petition DIP Draw/(Paydown)	-	19,209	10,433	8,949	(2,374)	270	(13,851)	(280)	(1,030)	4,382	(4,491)	(15)	777
Real Estate Term Loan Draw/(Paydown)	-	-	-	-	-	10,000	-	-	-	-	-	-	-
ABL Interest and Fees	-	(2,000)	-	-	(36)	-	-	-	(2)	-	-	-	-
Post-Petition DIP Interest and Fees	(4)	-	-	-	(119)	-	-	-	(157)	-	-	-	-
Real Estate Term Loan Interest and Fees	-	-	(775)	-	(50)	-	-	-	(58)	(50)	-	-	-
Closing Cash (Book)	(0)	-	-	-	0	10,000	-	-	(0)	-	-	-	-

Check Float	800	800	800	800	800	800	800	800	800	800	800	800	800
Closing Cash (Bank)	800	800	800	800	800	10,800	800	800	800	800	800	800	800

Liquidity
Closing Cash (Book)	(0)	-	-	-	0	10,000	-	-	(0)	-	-	-	-
Pre-Petition ABL Availability	-	-	-	-	-	-	-	-	-	-	-	-	-
Post-Petition DIP Availability	38,217	30,217	33,284	32,913	31,696	28,536	40,189	38,207	38,352	32,333	34,639	33,183	31,777
Real Estate Term Loan Availability	-	-	-	-	-	15,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000
Total Liquidity	38,217	30,217	33,284	32,913	31,696	53,536	55,189	53,207	53,352	47,333	49,639	48,183	46,777